AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 2003

                                                      Registration No. 333-82693

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM N-2/A

      |X|   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

      |_|   PRE-EFFECTIVE AMENDMENT

      |X|   POST-EFFECTIVE AMENDMENT NO. 1

                         AMERITRANS CAPITAL CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

              747 THIRD AVENUE, 4TH FLOOR, NEW YORK, NEW YORK 10017
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES: NUMBER, STREET, CITY, STATE, ZIP CODE)

                                 (212) 355-2449
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                 GARY C. GRANOFF, AMERITRANS CAPITAL CORPORATION
              747 THIRD AVENUE, 4TH FLOOR, NEW YORK, NEW YORK 10017
                               TEL. (212) 355-2449
                               FAX. (212) 759-3338
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 WITH A COPY TO:

                            C. WALTER STURSBERG, JR.,
                             ESQ. STURSBERG & VEITH
                        405 LEXINGTON AVENUE, SUITE 4949
                          NEW YORK, NEW YORK 10174-4902
                               TEL. (212) 922-1177
                               FAX. (212) 922-0995

      Approximate Date of Proposed Public Offering: From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      It is proposed that this filing will become effective |X| when declared effective pursuant to Section 8(c).

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

      This Registration Statement covers the registration for resale of (i) 300,000 shares of common stock, par value $.0001 per share (the "Common Stock"), of Ameritrans Capital Corporation ("Ameritrans"), issuable upon the exercise of Warrants which were publicly issued pursuant to a unit offering Ameritrans completed in April, 2002 (the "2002 Unit Offering"). In addition, we are also registering for resale certain securities issuable upon exercise of the Unit Purchase Option granted to the Company's underwriters. Under the terms of the Unit Purchase Option, the underwriters have the right to purchase up to 30,000 units at an exercise price of $21.45 per unit (the "Underwriters' Unit(s)"), each Unit of which is comprised of one share of Common Stock, one share of 9 3/8% participating preferred stock, face value $12.00 (the "Participating Preferred Stock"), and one warrant exercisable at $8.40 into one share of Common Stock (the "Underwriters' Warrants"). We are registering for resale (i) the 30,000 shares of Common Stock, (ii) the 30,000 shares of Common Stock issuable upon the exercise of Underwriters' Warrants, and (iii) the 30,000 shares of Participating Preferred Stock underlying the Underwriters' Units. Ameritrans is required to keep current the registration statement registering the shares of Common Stock underlying the Warrants and the Underwriters' Units. The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         AMERITRANS CAPITAL CORPORATION

                              CROSS-REFERENCE SHEET
                          PARTS A AND B OF PROSPECTUS*

ITEM                      ITEMS IN PARTS A AND B
 NO.                            OF FORM N-2                                  LOCATION IN PROSPECTUS
----                            -----------                                  ----------------------
 1.           Outside Front Cover...........................     Front Cover Page
 2.           Inside Front and Outside Back Cover Page......     Front Cover Page and Outside Back Cover Page
 3.           Fee Table and Synopsis........................     Prospectus Summary--Fees an Expenses;
                                                                 Additional Information
 4.           Financial Highlights..........................     Prospectus Summary--Summary Consolidated
                                                                 Financial Data; Selected Financial Information;
                                                                 Management's Discussion and Anofysis
                                                                 Financial Condition and Results of Operations
 5.           Plan of Distribution..........................     Cover Page; Prospectus Summary; Underwriting
 6.           Selling Stockholders..........................     Not Applicable
 7.           Use of Proceeds...............................     Use of Proceeds
 8.           General Description of the Registrant.........     Cover Page; Prospectus Summary; Risk Factors;
                                                                 Distributions; Price Range of Common Stock;
                                                                 Management's Discussion and Anofysis
                                                                 Financial Condition and Results of Operations;
                                                                 Business; Investment Polic Financial
                                                                 Statements
 9.           Management....................................     Management; Investment Policies
10.           Capital Stock, Long Term Debt,
                and Other Securities........................     Distributions; Price Range of Common Stock;
                                                                 Business; Federal Income Tax Considerations;
                                                                 Description of Capital Stock
11.           Defaults and Arrears on Senior Securities.....     Not Applicable
12.           Legal Proceedings.............................     Not Applicable
13.           Table of Contents of the Statement of
                Additional Information......................     Not Applicable
14.           Cover Page....................................     Not Applicable
15.           Table of Contents.............................     Not Applicable
16.           General Information and History...............     Business
17.           Investment Objective and Policies.............     Business; Investment Policies
18.           Management....................................     Management; Principal Stockholders
19.           Control Persons and Principal Holders
                of Securities...............................     Principal Stockholders
20.           Investment Advisory and Other Services........     Management; Experts; Investment Policies
21.           Brokerage Allocation and Other Practices......     Not Applicable
22.           Tax Status....................................     Federal Income Tax Considerations
23.           Financial Statements..........................     Index to Financial Statements; Financial
                                                                 Statements

-------------

* Pursuant to the General Instructions to Form N-2, all information required to be set forth in Part B: Statement of Additional Information has been included in Part A: The Prospectus. All items required to be set forth in Part C are set forth in Part C.

                     SUBJECT TO COMPLETION -- June 24, 2003

                                 360,000 SHARES

                         AMERITRANS CAPITAL CORPORATION

                                   ----------

      We are a specialty finance company that makes loans to small businesses and, through our subsidiary, Elk Associates Funding Corporation, makes loans to the owners of medallion taxi businesses in the Chicago, New York City, Miami, and Boston markets and to other small businesses.

      The Selling Securityholders described in this Prospectus are offering and selling up to 300,000 shares of Common Stock, par value $.0001 per share, of Ameritrans Capital Corporation, which may be sold upon the exercise of 300,000 publicly distributed warrants at the exercise price of $6.70 (the "Warrants"), which were originally issued in connection with the Ameritrans public offering of 300,000 units, completed in April, 2002.

      In addition, we are also registering for resale certain securities issuable upon exercise of the Unit Purchase Option granted to the Company's underwriters. Under the terms of the Unit Purchase Option, the underwriters have the right to purchase up to 30,000 units at an exercise price of $21.45 per unit (the "Underwriters' Unit(s)"), each Underwriters' Unit of which is comprised of one share of Common Stock, one share of 9 3/8% participating preferred stock, face value $12.00 (the "Participating Preferred Stock"), and one warrant exercisable at $8.40 into one share of Common Stock (the "Underwriters' Warrants"). We are registering for resale (i) 30,000 shares of Common Stock,
(ii) 30,000 shares of Common Stock issuable upon the exercise of Underwriters' Warrants, and (iii) 30,000 shares of Participating Preferred Stock, all of which are underlying the Underwriters' Units.

      Our Common Stock currently trades on the NASDAQ SmallCap Market under the symbol "AMTC." On June 23, 2003, the last reported sale price of the Common Stock was $4.92 per share.

                                   ----------

      You are advised to read this Prospectus in its entirety and retain it for future reference.

      AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. AN INVESTMENT IN THESE SECURITIES SHOULD BE CONSIDERED ONLY BY PERSONS CAPABLE OF SUSTAINING THE LOSS OF THEIR ENTIRE INVESTMENT.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

      The date of this Prospectus and the statement of additional information is
June   , 2003.

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER TO SELL THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING YOUR OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

PROSPECTUS SUMMARY...........................................................  1
USE OF PROCEEDS.............................................................. 15
DIVIDENDS.................................................................... 16
PRICE RANGE OF COMMON STOCK.................................................. 17
CAPITALIZATION............................................................... 18
SELECTED FINANCIAL INFORMATION............................................... 18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS.......................................................... 21
SENIOR SECURITIES............................................................ 27
BUSINESS..................................................................... 28
INVESTMENT POLICIES.......................................................... 40
MANAGEMENT................................................................... 41
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT.................. 47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................... 50
REGULATION................................................................... 51
FEDERAL INCOME TAX CONSIDERATIONS............................................ 51
DESCRIPTION OF CAPITAL STOCK................................................. 55
WARRANTS..................................................................... 60
SHARES ELIGIBLE FOR FUTURE SALE.............................................. 61
PLAN OF DISTRIBUTION......................................................... 62
OFFERING BY SELLING SECURITYHOLDERS.......................................... 63
EXPERTS...................................................................... 63
LEGAL MATTERS................................................................ 64
ADDITIONAL INFORMATION....................................................... 64
INDEX TO FINANCIAL STATEMENTS............................................... F-1

                               PROSPECTUS SUMMARY

      THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE UNITS. IN THIS PROSPECTUS, UNLESS THE CONTEXT INDICATES OTHERWISE, "WE" MEANS AMERITRANS, ELK, AND ANY OTHER SUBSIDIARIES AMERITRANS MAY ESTABLISH OR ACQUIRE, COLLECTIVELY. "AMERITRANS" OR "ELK" MEANS EACH COMPANY ALONE. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                   THE COMPANY

      Ameritrans is a specialty finance company that makes loans to small businesses and, through its subsidiary, Elk Associates Funding Corporation, makes loans to the owners of medallion taxi businesses in the Chicago, New York City, Miami, and Boston markets and to other small businesses. Ameritrans has the same management as Elk and was formed in 1998 to acquire and operate Elk and to engage in other specialty finance businesses, directly or through other subsidiaries. From inception through April 2002, our only business activities have been the operation of Elk. In May 2002, Ameritrans made its first loans to businesses using the proceeds raised from the public offering which was completed in April 2002. Our investment objectives are to achieve a high level of distributable income, consistent with preservation of capital, as well as long-term growth of net asset value.

      Our management has successfully operated Elk since it began its taxi medallion finance business in 1980. Taxi loans represented approximately 76% of Elk's loan portfolio as of March 31, 2003. Elk has never experienced any material losses of principal in connection with their taxi medallion lending operations. The balance of Elk's loans have been made to other small businesses, such as laundromats, dry cleaners, and automobile dealers, primarily in the New York City metropolitan area and south Florida. The principal amounts of Elk's loans typically range from $50,000 to $500,000. Elk's loan portfolio has increased from $22,137,343 as of June 30, 1994, to $56,283,840 as of March 31,
2003.

      Our business niche is small businesses that are often overlooked by banks, other lenders and investors who have lengthy approval processes and frequently will not consider making small loans. In contrast, we can quickly evaluate, and make funds available to, small business borrowers. Further, because funding resources accessible to such borrowers are limited, we can make loans at rates that are favorable to us. As of March, 2003, the interest rates on Elk's outstanding loans ranged from 6% to 18%, and the weighted average rate on Elk's outstanding loans was 11%.

      The average interest rate that we paid to our lenders for the period ended March 31, 2003, was 4.75%. Because of our low overhead, low losses from taxi loans, comparatively high loan rates and low cost of capital, we have been profitable for 20 of the 21 years we have been in business. In the past year, approximately 25% of our Chicago taxi loans defaulted to the point that a foreclosure action was necessary to recover on our collateral. This was caused by the economic slowdown suffered by the Chicago taxi market since September 11, 2001. As a result, the Company charged off principal and accrued interest due to the foreclosure of Chicago medallion loans. (See "Collection Experience.")

      Ameritrans and Elk have both elected to be treated as "regulated investment companies," or "RICs," for tax purposes. An RIC will generally not be subject to U.S. federal corporate income tax on its investment income to the extent that it makes qualifying distributions of the income to stockholders. An RIC qualifies for this treatment as long as it distributes at least 90% of its investment company taxable income to stockholders as dividends. Both Ameritrans and Elk are closed-end, non-diversified management investment companies that have elected to be treated as business development companies under the Investment Company Act of 1940 (the "1940 Act").

      Ameritrans was incorporated in Delaware on February 12, 1998. Our principal offices are located at 747 Third Avenue, 4th Floor, New York, New York 10017 and our telephone number is (212) 355-2449.

                                  THE OFFERING

Common Stock registered for resale.......................    360,000 shares of Common Stock*

Shares of Common Stock Outstanding.......................    2,035,600*

Common Stock to be Outstanding
  If all Warrants are Exercised..........................    2,395,600

Participating Preferred Stock registered for resale......    30,000 shares

Shares of Participating Preferred Stock outstanding......    300,000 shares

Participating Preferred Stock to be outstanding
  If all Underwriters' Units are exercised...............    330,000 shares

NASDAQ SmallCap Market Symbols...........................    Common Stock--AMTC
                                                             Warrants--AMTCW
                                                             Participating Preferred Stock--AMTCP

Use of Proceeds..........................................    We will not receive any proceeds from the sale of
                                                             Common Stock by the Selling Securityholders selling
                                                             the Common Stock underlying the Warrants, although we
                                                             shall receive approximately $2,010,000 if all the
                                                             Warrants are exercised. We will also receive
                                                             approximately $895,500 if the Underwriters exercise
                                                             the Underwriters' Units and the Underwrites'
                                                             Warrants, which include (i) $643,500 from the
                                                             exercise of all 30,000 Underwriters' Units and (ii)
                                                             $252,000 from the exercise of all 30,000
                                                             Underwriters' Warrants. The proceeds from such
                                                             exercise will be used to fund our loan and
                                                             investment activities, including Elk's SBIC
                                                             investment portfolio and our expanded specialty
                                                             finance lending business to be conducted directly
                                                             by Ameritrans or through other subsidiaries. See
                                                             "Use of Proceeds."

Dividends................................................    Ameritrans pays quarterly cash dividends to the
                                                             holders of our Common Stock of at least 90% of our
                                                             investment company taxable income after payment of
                                                             preferred stock dividend. Most recently, Ameritrans
                                                             declared a dividend of $.10 per share based on
                                                             earnings for the period October 1 through December
                                                             31, 2002, which was paid on January 28, 2003, to
                                                             holders of record as of January 20, 2003. The
                                                             Company did not pay a dividend to holders of the
                                                             Common Stock for the quarter ended March 31, 2003.

                                                             Holders of shares of the Participating Preferred
                                                             Stock are entitled to receive, when, as, and if
                                                             declared by the Board of

----------------------

* The number of shares outstanding does not include 200,000 shares authorized under our 1999 Employee Incentive Stock Option Plan, pursuant to which options to purchase 100,000 shares have been granted to date. It also does not include 75,000 shares authorized under our Non-employee Director Stock Option Plan, pursuant to which, options to purchase 22,224 shares have been granted to date. See "Management -- Stock Option Plans."

                                                             Directors of Ameritrans out of funds legally
                                                             available therefor, cumulative cash dividends at
                                                             the annual rate of 9 3/8% per share of the face
                                                             value of $12.00 per share payable to the holders of
                                                             record on March 31, June 30, September 30 and
                                                             December 31 in each year (each a "Record Date").
                                                             The dividends are payable within 20 days after each
                                                             Record Date, commencing with the June 30, 2002
                                                             Record Date; provided however, no dividends will be
                                                             paid if Ameritrans is unable to maintain an asset
                                                             coverage of 200%. Most recently, Ameritrans
                                                             declared a dividend of $0.28125 per share of
                                                             Participating Preferred Stock for the period
                                                             April 1, 2003 through June 30, 2003, which is payable
                                                             to holders of record as of June 30, 2003, on July 15,
                                                             2003. Ameritrans declared a dividend of $0.28125 for
                                                             the period January 1, 2003 through March 31, 2003,
                                                             which was paid to holders of record as of March 31,
                                                             2003, on April 10, 2003. See "Dividends" and "Asset
                                                             Coverage."

Asset Coverage...........................................    For so long as any shares of Participating
                                                             Preferred Stock are outstanding, the Company will
                                                             be required to maintain, prior to the declaration
                                                             of any dividend, asset coverage of at least 200%,
                                                             calculated after deducting the amount of such
                                                             dividend, which is the asset coverage required by
                                                             Section 18 of the Investment Company Act of 1940,
                                                             as amended (the "1940 Act").

Voting Rights............................................    At all times holders of shares of Participating
                                                             Preferred Stock and any other Preferred Stock
                                                             entitled to vote for the election of directors will
                                                             be entitled to elect two members of Ameritrans'
                                                             Board of Directors, and holders of shares of
                                                             Participating Preferred Stock, any other Preferred
                                                             Stock, and Common Stock, voting as a single class,
                                                             will elect the remaining directors. However, upon a
                                                             failure by Ameritrans to pay dividends on the
                                                             Participating Preferred Stock and/or any other
                                                             Preferred Stock in an amount equal to two full
                                                             years' dividends, holders of shares of
                                                             Participating Preferred Stock, voting as a separate
                                                             class with any other outstanding shares of
                                                             Preferred Stock of Ameritrans, will have the right
                                                             to elect the smallest number of directors that
                                                             would constitute a majority of the directors until
                                                             cumulative dividends have been paid or provided
                                                             for.

                                                             Holders of shares of Participating Preferred Stock
                                                             and any other Preferred Stock will vote together as
                                                             one class on certain other matters, as required
                                                             under Ameritrans' Certificate of Designations, the
                                                             1940 Act, and Delaware law. Except as otherwise
                                                             indicated in this Prospectus and as otherwise
                                                             required by applicable law, holders of shares of
                                                             Participating Preferred Stock will be entitled to
                                                             one vote per share on each matter submitted to a
                                                             vote of stockholders and will vote together with
                                                             holders of shares of Common Stock and any other
                                                             Preferred Stock as a single class. See "Description
                                                             of Participating Preferred Stock--Voting Rights."

                                FEES AND EXPENSES

      Because Ameritrans is a closed-end management investment company, we are required to include the following table in this Prospectus. The purpose of the table is to assist securityholders in understanding the various costs and expenses that securityholders of Ameritrans bear, directly or indirectly.

                                  FEE TABLE(1)

ANNUAL EXPENSES (as a percentage of net assets attributable to Common Stock)(2)
     Interest Payments on Borrowed Funds(3)..........................................................  $2,137,500
     Operating Expenses(4)...........................................................................   3,518,000
                                                                                                      -----------
          Total Annual Expenses......................................................................  $5,655,500
                                                                                                       ==========

Total Annual Expenses as a percentage of net assets attributable to Common Stock.....................       37.0%

------------------

(1)   Based on estimated amounts for the current fiscal year.

(2) Assumes a net asset value of $6.38 per common share upon the exercise of all the Warrants based on an adjusted stockholders' equity of $15,275,321 (see "Dilution"). Operating expenses, interest payments on borrowed funds, and other expenses are calculated on an annualized basis based on our operations for the period beginning July 1, 2002 and ended June 30, 2003.

(3) Interest payments on borrowed funds consist primarily of interest payable under credit agreements with banks and on subordinated SBA debentures. Assumes $45 million in average debt outstanding at an average cost of funds of 4.75% resulting in an estimated interest payment of $2,137,500. See "Business -- Sources of Funds."

(4) Operating expenses consist primarily of general and administrative expenses, including compensation and employee benefits, professional fees, rent, travel and other marketing expenses, and various costs associated with collections. Based on our operations for the nine months ended March 31, 2003, operating expenses calculated on an annualized basis are estimated at $3,518,000 for the year ended June 30, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations, Operating Expenses."

EXAMPLE:

      The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in Ameritrans. These amounts assume no increase or decrease in leverage and payment by us of operating expenses at the levels set forth in the table above.

      An Ameritrans securityholder would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

               1 YEAR            3 YEARS          5 YEARS          10 YEARS
               ------            -------          -------          --------
                $389              $450             $496              $633

      This example, as well as the information set forth in the table above, should not be considered a representation of our future expenses. Actual expenses may be greater or less than those shown. Moreover, while the example assumes (as required by the Securities and Exchange Commission) a 5% annual return, our performance will vary and may result in a return greater or less than 5%. In addition, the example assumes reinvestment of all dividends and distributions at net asset value.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

      On December 16, 1999, Ameritrans acquired Elk in a share-for-share exchange. Prior to the acquisition, Elk had been operating independently and Ameritrans had no operations.

      The tables below contain certain summary historical financial information of Ameritrans and Elk. You should read these tables in conjunction with the consolidated financial statements of Ameritrans (the "Financial Statements") included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                 FISCAL YEAR ENDED JUNE 30,
STATEMENT OF OPERATIONS DATA                               2002             2001             2000          1999          1998
                                                           ----             ----             ----          ----          ----
Investment Income ...................................  $ 6,269,719      $ 6,439,792      $ 6,602,397   $ 5,583,894   $ 4,606,456
                                                       -----------      -----------      -----------   -----------   -----------
Interest Expense ....................................    2,632,918        3,392,202        3,345,526     2,498,284     1,840,731
Other Expenses ......................................    2,512,844        2,065,724        2,528,806     1,844,949     1,852,262
                                                       -----------      -----------      -----------   -----------   -----------
Total Expenses ......................................    5,145,762        5,457,926        5,874,332     4,343,233     3,692,993
                                                       -----------      -----------      -----------   -----------   -----------
Operating Income Before Loss on Assets
   Acquired in Satisfaction of Loans ................    1,123,957          981,866          728,065     1,240,661       913,463
                                                       -----------      -----------      -----------   -----------   -----------
Loss on Assets Acquired in Satisfaction of Loans, net      (78,907)        (122,912)         (61,546)      (11,272)      (14,649)
Other Income (Expense) ..............................        2,700         (276,549)        (440,196)        7,200        38,798
Benefit of (Provision for) Income Taxes(1) ..........       (8,854)          (7,896)         (13,571)          769        (3,271)
                                                       -----------      -----------      -----------   -----------   -----------
Net Income ..........................................  $ 1,038,896      $   574,509          212,752   $ 1,237,358   $   934,341
                                                       -----------      -----------      -----------   -----------   -----------
Dividends on Preferred Stock ........................      (68,438)              --               --            --            --
                                                       -----------      -----------      -----------   -----------   -----------
Net Income Available To Common Stockholders .........  $   970,458      $   574,509      $   212,752   $ 1,237,358 $     934,341
                                                       -----------      -----------      -----------   -----------   -----------
Net Income Per Common Share (basic and diluted) .....  $       .54              .33      $       .12   $       .71   $       .62
                                                       -----------      -----------      -----------   -----------   -----------
Common Stock Dividends Paid Per Common Share ........  $       .54(3)   $       .39(2)   $       .72   $       .72   $       .65
                                                       -----------      -----------      -----------   -----------   -----------
Weighted Average Shares of Common Stock Outstanding .    1,800,614        1,745,600        1,745,600     1,745,600     1,518,969
                                                       -----------      -----------      -----------   -----------   -----------
Net change to accumulated other comprehensive income   $   (43,612)     $  (123,364)     $  (124,319)  $    62,964   $   140,548
                                                       ===========      ===========      ===========   ===========   ===========


                                                                         Nine Months Ended March 31,
                                                                         ---------------------------
                                                                             2003          2002
                                                                             ----          ----
                                                                                (Unaudited)
STATEMENT OF OPERATIONS DATA
Investment Income ......................................................  $ 4,744,787   $ 4,637,439
                                                                          -----------   -----------
Interest Expense .......................................................    1,622,264     2,025,435
Other Expenses .........................................................    2,565,962     1,679,450
                                                                          -----------   -----------
Total Expenses .........................................................    4,188,226     3,704,885
                                                                          -----------   -----------
Operating Income Before Loss on Assets Acquired in Satisfaction of Loans      556,561       932,554
                                                                          -----------   -----------
Loss on Assets Acquired in Satisfaction of Loans, net ..................      (72,464)      (64,660)
                                                                          -----------   -----------
Other Income (Expense) .................................................           --            --
                                                                          -----------   -----------
Benefit of (Provision for) Income Taxes(1) .............................      (15,926)       (7,596)
                                                                          -----------   -----------
Net Income .............................................................  $   468,171   $   860,298
                                                                          -----------   -----------
Dividends on Preferred Stock ...........................................     (253,125)           --
                                                                          -----------   -----------
Net Income Available To Common Shareholders ............................  $   215,046   $   860,298
                                                                          -----------   -----------
Net Income Per Common Share (basic and diluted) ........................  $       .11   $       .49
                                                                          -----------   -----------
Common Stock Dividends Paid Per Common Share ...........................  $       .21   $       .49
                                                                          -----------   -----------
Weighted Average Shares of Common Stock Outstanding ....................    2,035,600     1,745,600
                                                                          -----------   -----------
Net change to accumulated other comprehensive income ...................  $        --   $        --
                                                                          -----------   -----------


                                                         JUNE 30, 2002                  MARCH 31, 2003
                                                         -------------                  --------------
                                                                               (UNAUDITED)         AS ADJUSTED(4)
BALANCE SHEET DATA
Total assets.........................................    $ 59,008,216          $61,958,186          $61,958,186
Notes payable and demand notes.......................      33,720,000           35,780,000           32,874,500
Subordinated SBA debentures..........................       7,860,000            9,200,000            9,200,000
Total liabilities....................................      42,341,135           45,628,365           42,722,865
Total stockholders' equity...........................      16,667,081           16,329,821           19,235,321
Less Preferred Stock.................................     (3,600,000)          (3,600,000)          (3,960,000)
Adjusted stockholders' equity per Common Stock.......    $ 13,067,081          $12,729,821          $15,275,321

--------

(1) Elk, since the fiscal year ended June 30, 1984, and Ameritrans have elected and qualified to be taxed as a regulated investment company, and substantially all taxable income was required to be distributed to stockholders. Therefore, only minimal taxes were required to be paid.

(2) Includes a dividend of $.085 per share for the quarter ended June 30, 2001, which was declared on October 11, 2001 and was paid to stockholders on October 31, 2001.

(3) Includes a dividend of $.06 per share for the quarter ended June 30, 2002, which was declared on September 26, 2002 and was paid to stockholders on October 16, 2002.

(4) This column shows the effect of the exercise of 300,000 Warrants, 30,000 Underwriters' Units, and 30,000 Underwriters' Warrants in this Offering and our application of the proceeds of approximately $2,905,500 if all Warrants, Underwriters' Units, and Underwriters' Warrants are exercised. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

      IN ADDITION TO OTHER MATTERS DESCRIBED IN THIS DOCUMENT, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS:

OUR BUSINESS IS AFFECTED BY TAXI INDUSTRY CONDITIONS AND REGULATIONS.

      As of March 31, 2003, approximately 76% of Elk's outstanding loans were to finance the ownership of taxi medallions, taxis and related assets. The taxi industry, and the ability of taxi owners to qualify for and repay loans may be subject to factors that we cannot predict or control, such as the following:

      o Taxi medallions are the main component of the collateral for the loans that we make to taxi owners. Local governments in New York City and other cities have traditionally issued a limited number of taxi medallions. This generally has had the effect of increasing the value of the existing medallions, although there have been periods when the value of medallions has remained stable or declined. If the number of medallions available in any city is significantly increased, the value of both the new and outstanding medallions may decrease which, in turn, would decrease the value of the collateral for our loans. New York City has, in fact, proposed selling an additional 900 medallions over the next three years. Historically, New York City auctions of new medallions have not had a material impact on the price of medallions.

      o Taxi fare rates and regulations are generally set by local government agencies, and rates may remain fixed at a time when operating expenses are increasing. As a consequence, in the short term, taxi operators may find it more difficult to cover their expenses and to service their loans from us. This could adversely affect the collectability of our loans and the value of our collateral.

WE MAY BE NEGATIVELY AFFECTED BY ANY DOWNTURN IN LOCAL ECONOMIC CONDITIONS.

      Any downturn in local economic conditions in our geographic markets could decrease the demand for taxi services. Since the tragedy of September 11, 2001, we now recognize that local economic conditions can be severely effected by terrorist attacks. If economic conditions do deteriorate, taxi owners who currently have loans from Elk could find it more difficult to repay their loans and the value of the medallions, the taxis and the other assets securing those loans could be diminished.

      As of March 31, 2003, approximately 76% or $42,634,016 of Elk's outstanding loans were to taxi operators and 24% or $13,649,824 to other small businesses. 90% or $620,978 of Ameritrans' outstanding loans were to other small business and 10% or $69,176 represents Ameritrans' only taxi medallion loan. We cannot be sure that we will be able to sufficiently diversify our operations geographically or that an economic downturn in Chicago or New York City would not adversely affect our business. See "Business."

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

      We compete with many other lenders, such as banks, credit unions, finance companies and other SBICs, that offer loans to owners of taxi medallions and other small businesses. Many of our competitors, including certain other lenders that specialize in making loans to the taxi industry, are significantly larger than we are and may, as a result, be able to obtain more favorable terms from their financing sources than we can obtain from our banks. If our competitors can lend at rates lower than we can, we will be at a competitive disadvantage. We also will be competing with lenders who may have significantly more expertise in evaluating small businesses in other industries and providing managerial assistance to borrowers, which may make them more attractive to potential small business borrowers. In addition, some of our competitors are subject to different and in some cases less stringent regulation than we are.

THE CONTINUATION AND EXPANSION OF OUR BUSINESS IS DEPENDENT UPON THE AVAILABILITY OF BANK FINANCING.

      We have a continuing need for capital to finance our lending activities. We fund our operations through credit facilities with bank syndicates and, to a lesser degree, through subordinated SBA debentures. Our business is dependent on our ability to continue to borrow funds from banks or the SBA on favorable terms. Because we distribute to our stockholders at least 90% of our investment company taxable income, these earnings are not available to us to fund loans to our customers.

      As its operations have expanded, Elk has increasingly relied upon bank financing for the funds it uses to make loans. Elk currently has three bank lines of credit aggregating $40,000,000. Under these lines of credit, Elk may borrow up to $40,000,000 at varying interest rates. As of March 31, 2003, Elk had $35,780,000 of bank loans outstanding. See "Selected Financial Information."

      Under a 1993 agreement with the SBA (the "SBA Agreement"), Elk is permitted to borrow from its lenders, which include banks and the SBA, up to 80% of its "working assets," (and temporarily, through March 31, 2002, up to 85% of "working assets") which are computed quarterly under a formula that takes into account Elk's capital and the value of Elk's loans and investments. As of March 31, 2003, Elk's aggregate indebtedness to the SBA was $9,200,000, representing approximately 15% of its total assets as of that date. In January, 2002 Elk received a financing commitment from the SBA in the form of $12.0 million in debentures. The commitment expires on September 30, 2006, and would permit Elk to make debenture drawdown requests to the SBA periodically. Elk has already made two debenture drawdowns from this commitment: $2,050,000 in July 2002 and $3,000,000 in December 2002. Ameritrans will also seek to raise additional capital from its banks. No assurances can be given, however, that it will obtain such additional leverage.

      Because Ameritrans is not an SBIC, it will not be able to obtain any funding from the SBA. We expect to fund the activities we propose to undertake directly or through subsidiaries other than Elk by utilizing the proceeds raised from the exercise of the Warrants, Underwriters' Units, and Underwriters' Warrants, and by establishing bank lines of credit. We do not currently have commitments from any banks for any additional lines of credit, and we cannot predict whether we will be able to arrange lines of credit on acceptable terms or if the funds available to us will be sufficient to make acquisitions or otherwise expand our operations or to engage in activities at a level that will enable us to continue to operate profitably. See "Business -- Sources of Funds."

OUR PROFITABILITY MAY DECREASE IF THE DIFFERENCE BETWEEN THE INTEREST RATES WE PAY AND THE INTEREST RATES WE CHARGE DECREASES.

      We can achieve a profit on borrowed funds only if there is a sufficient spread between the interest rates we are charged for the funds we borrow and the interest rates we charge our borrowers. If the interest rates we pay rise, our cost of funds will increase while the rates our borrowers pay remain fixed, and our profitability could decrease. To partially contain this risk, we have purchased interest rate caps and Swaps. While these limit our exposure to rising interest rates, they initially increase the effective interest rates that we pay on loans subject to the caps or swaps.

      Furthermore, the loans we make typically may be prepaid by the borrower upon payment of certain prepayment charges. A borrower is likely to exercise prepayment rights at a time when the interest rate payable on the borrower's loan is higher than prevailing interest rates. If lower interest rates are available, we may have difficulty re-lending any prepaid funds at comparable rates. If borrowers elect to refinance loans previously made at higher interest rates and our interest costs are not correspondingly reduced, our profits from the refinanced rates would be lower.

      At March 31, 2003, our outstanding debt was as follows:

      o Elk had $35,780,000 outstanding under credit lines from its banks, secured by all of its assets and bearing interest based on the Elk's choice of the lower of either the reserve adjusted LIBOR rate plus 150 basis points or 1/2% below the banks' prime rates plus certain fees. At March 31, 2003, our bank debt was floating at 1.5% above LIBOR. From time to time in order to protect the Company from upward movements in interest rates, Elk purchases separate interest rate Swap contracts. $15,000,000 of our debt was subject to an interest rate Swap purchased in June of 2001 (amended subsequently to an effective date of August 13, 2001), which matures June of 2003, at an effective fixed rate of 6.45%. In February 2003, Elk purchased another interest rate Swap contract for $5,000,000 at an effective rate of 3.56%. The revolving lines of credit mature through October and November 2003.

      o Elk had $9,200,000 outstanding under subordinated SBA debentures, with interest at fixed annual rates ranging from 5.49% to 8.38% and maturities ranging from September, 2003, to March 2013.

      The average interest rate that we paid to our lenders was 4.75%. Based upon that rate, we must achieve annual returns on investments of at least 3.8% to cover our total annual interest payments. See "Business -- Source of Funds."

LEVERAGE MAY INCREASE THE VOLATILITY OF OUR NET ASSET VALUE AND THE MARKET PRICE OF OUR SECURITIES.

      Leverage poses certain risks for our securityholders, including possible higher volatility of both our net asset value and the market price of our securities, due to the following factors, among others:

      o Since we must pay interest to our lenders before we can distribute any income to our securityholders, fluctuations in the interest rates payable to the lenders affect the yield to our securityholders. Income we earn from operations and from lending the proceeds of the funds we borrow must exceed the interest we must pay on such borrowed funds in order for there to be income available for distribution to securityholders.

      o The high rate of distribution of investment company taxable income required to maintain our tax status as an RIC limits the funds that can be retained in the business to cover periods of loss, provide for future growth and pay for extraordinary items.

      o In the event of a liquidation, our lenders and other creditors would have to be paid before any distribution could be made to our securityholders.

      The following table illustrates the effect of leverage to a securityholder, assuming our cost of funds at March 31, 2003, as described above and various annual rates of return, net of expenses. The calculations set forth in the table are hypothetical and actual returns may be greater or less than those appearing below:

Assumed return on investments (net of expenses)(1)........   -10%     -5%        0%      5%    10%
Corresponding net income to common stockholders(1)........   -51%    -32%      -13%      6%    25%

-----------------

(1) Assumes (i) $62 million in average assets, (ii) an average cost of funds of 4.75%, (iii) $45 million in average debt outstanding and (iv) $16.5 million of average stockholders equity.

WE MAY EXPERIENCE LOSSES IN CONNECTION WITH FORECLOSURES ON TAXI LOANS.

      In Chicago, the market price for medallions dropped approximately 15% during the fiscal year ended June 30, 2001, and thereafter has remained relatively unchanged. As of the date of this Prospectus, medallions are selling for approximately $50,000 to $60,000 per medallion, but we are selling our foreclosed medallions in Chicago for $58,000 with full financing for the Purchaser. In New York City, medallion prices dropped from $223,000 in July, 2000 for individual medallions to $200,000 as of September, 2002. Prices for individual medallions increased to $223,000 by May 2003. Prices in New York for corporate medallions fell from $257,000 per medallion in July, 2000 to $230,000 in September, 2002, and have since risen to $262,000 per medallion by May 2003. We believe that the collateral securing our loans is adequate. We have never experienced a material loss of principal in connection with a taxi medallion financing other than the Chicago taxi loans defaults which primarily have occurred in the past year. In the event of a foreclosure, we cannot be sure that we will be able to recoup all or a portion of a loan, and the costs of foreclosure proceedings could also reduce our recovery. In the past year, approximately 25% of our Chicago taxi loans defaulted requiring the Company to commence foreclosure proceedings. When the tragic events of September 11, 2001 occurred, the Chicago market was in the process of absorbing 1,000 new medallions that had been sold by the city over the past three years. As a result of the increase in supply of medallions and the reduction in demand for service, and corresponding reduction in revenues by taxi operators, the Company, as well as other lenders in the Chicago taxi medallion lending market, experienced a greater rate of default in their Chicago loan portfolio than they had previously. As a result, the Company charged off principal and accrued interest due to foreclosed Chicago medallion loans, and was required to pay substantial foreclosure expenses to liquidate and resell the collateral. (See "Collection Experience.")

OUR BORROWERS FOR NON-TAXI, DIVERSIFIED LOANS ARE SMALL BUSINESSES THAT HAVE LIMITED FINANCIAL AND PERSONAL RESOURCES.

      Elk's non-taxi, diversified loans are not guaranteed by the SBA, and its borrower base consists primarily of small business owners who have limited resources. There is generally no publicly available information about such small business owners, and these small businesses are unlikely to have audited financial statements. Consequently, we must base our credit decisions on the information our employees and agents are able to obtain. Typically, the success of small businesses and their ability to repay our loans are dependent upon the talents and efforts of one person or a small group of persons, and the death, disability or resignation of one or more of these persons could have a serious effect on their business and make it more difficult for them to repay our loans. Moreover, small businesses may be more vulnerable to economic downturns and often need substantial additional capital to expand or compete. Such companies may also experience substantial variations in operating results.

WE HAVE EXPERIENCED LOSSES IN CONNECTION WITH OUR DIVERSIFIED LOANS, AND WE MAY BE REQUIRED TO INCREASE OUR RESERVES IN THE FUTURE.

      Elk has in the past realized losses of principal on its diversified loans. These loans typically carry more risk than taxi loans because the loan collateral is generally not as valuable or liquid as the medallions and taxis that are the collateral for taxi loans. Consequently, as we increase our non-taxi diversified loans, our risk of losses of principal may increase. We must continuously review our loan portfolio to assess the performance of all our loans. Losses in connection with any type of loan might require us to adjust the market valuation of our loan portfolio and increase our reserves.

THE RISKS OF LOANS AND INVESTMENTS IN OTHER SMALL BUSINESS BORROWERS MAY BE GREATER THAN THE RISKS OF TAXI LOANS.

      Elk has historically made a smaller percentage of its loans to non-taxi businesses than to taxi operators, but we intend to increase Elk's loans to small non-taxi businesses. At March 31, 2003, Elk's loans to small non-taxi businesses were approximately 24% of its loan portfolio. In addition, Ameritrans started to make non-taxi loans in May, 2002. The risks affecting the collectability of loans to taxi operators in major cities are unlikely to dramatically change in the foreseeable future or to vary substantially from region to region. However, factors affecting the potential for success of other types of small businesses and the risks of making loans to such businesses are likely to be very different from those that affect the operation of a taxi business and may vary significantly from industry to industry and from region to region.

      Our non-taxi, diversified loans are secured by collateral which typically includes personal guarantees, mortgages on real estate, and/or a security interest in personal property. Although we make substantial efforts to collateralize our non-taxi, diversified loans to the greatest extent possible, the collateral on these loans is, in our experience, not as liquid as our security interest in the taxi medallions we acquire in connection with our financing of loans to taxi owners. Furthermore, the collateral often does not fully cover the amount of the underlying indebtedness. Any portion of the loan not recovered by the enforcement of personal guarantees or through the sale of the underlying collateral would be a loss and would result in a charge to our earnings. Further, foreclosures on real estate mortgages or proceedings to enforce our rights under loan guarantees invariably require more time and are more costly than foreclosing on taxi medallions.

      In addition to the risks related to the value of the collateral securing these loans, such risks may include:

      o     The location of the potential borrower.

      o     The business experience of the borrower's management.

      o     The competition faced by the borrower.

      o The effect of local, national and international economic conditions on the business prospects of the borrower.

      o The short-term and long-term capital and personnel requirements of the borrower's business.

      o The potential effect of changes in technology on the borrower's business.

      Consequently, if we commit a significant portion of our available funds to businesses in other industries, our profitability may be decreased if the risks affecting the operations of our borrowers are greater than we anticipated.

VARIOUS FACTORS MAY NEGATIVELY AFFECT OUR PORTFOLIO VALUATION.

      Under the 1940 Act, our loan portfolio must be recorded at fair market value or "marked to market." Unlike certain lending institutions, we are not permitted to establish reserves for loan losses, but adjust quarterly the valuation of our portfolio to reflect our estimate of the current realizable value of the loan portfolio. Since no ready market exists for this portfolio, fair market value is subject to the good faith determination of our management and the approval of our Board of Directors. In determining such value, the directors may take into consideration various factors such as the financial condition of the borrower, the adequacy of the collateral and interest rates. For example, in a period of sustained increases in market rates of interest, the Board of Directors could decrease its valuation of the portfolio because the portfolio consists primarily of fixed-rate loans. These fair valuation procedures are designed to approximate the value that would have been established by market forces and are therefore subject to uncertainties and variations from reported results. Based on the foregoing criteria, we determine net unrealized depreciation or appreciation of investments, or the amount by which our estimate of the current realizable value of our portfolio is above or below its cost basis. As of March 31, 2003, our loan portfolio was recorded on the balance sheet at fair market value, which included $238,500 of net unrealized depreciation, as estimated in accordance with the 1940 Act.

      Based upon current market conditions and current loan to value ratios, the Board of Directors believes that the net unrealized depreciation of investments is adequate to reflect the fair market value of the portfolio. However, if interest rates increase, net unrealized depreciation of investments could increase, and net increase in net assets resulting from operations could decline. Because of the subjectivity of these estimates, there can be no assurance that in the event of a foreclosure or in the sale of portfolio loans, we would be able to recover the amounts reflected on our balance sheet. Further, costs associated with foreclosure proceedings, such as a 5% New York City transfer tax assessed in connection with every medallion transfer, may reduce our expected net proceeds. See "Business -- Loan Portfolio; Valuation."

WE RELY, IN PART, ON SBA FINANCING.

      At March 31, 2003, $9,200,000 or 20%, of Elk's outstanding debt consisted of subordinated SBA debentures, and we intend to continue to seek to finance a portion of Elk's business through SBA funding programs. The continued availability of funds from the SBA will be subject to various factors beyond our control, including the following:

      o     The financing that the SBA makes available to SBICs is limited.

      o The amount of financing Elk would be eligible to receive from the SBA is calculated using a formula that nets certain expenses and adjustments from Elk's capital.

      During January, 2002 the Company and the SBA entered into an agreement whereby the SBA committed to reserve debentures in the amount of $12,000,000 to be issued by the Company on or prior to September 30, 2006. A 2.5% leverage fee will be deducted pro rata as the commitment proceeds are drawn down, of which a $120,000 non-refundable fee has been paid by the Company.

      o SBA financing may be restricted in its application. The SBA has determined that due to its concerns regarding the concentration of SBIC loans in the taxi industry and the o vailability of private capital to finance taxi related businesses, additional SBA financing may not be made available to certain SBICs for such loans.

WE WILL BE DEPENDENT ON DIVIDENDS FROM ELK AND ANY FUTURE SUBSIDIARIES FOR OUR OPERATING INCOME AND CASH FLOW.

      We are a holding company and we derive and will derive most of our operating income and cash flow from our subsidiaries. Currently, we derive our income from both Ameritrans and Elk. While we have begun to make loans to businesses using the proceeds raised from our Unit Offering completed in April, 2002, such activity has been, to date, limited. As a result, we rely upon distributions from Elk to generate the funds necessary to make dividend payments and other distributions to our stockholders. Funds are provided to us through dividends, but there can be no assurance that Elk or any other subsidiaries will be in a position to continue to make such dividend payments. See "Business" and "Distributions."

WE WILL CONTINUE TO QUALIFY FOR TAX TREATMENT AS A REGULATED INVESTMENT COMPANY ONLY IF OUR ACTIVITIES COMPLY WITH CERTAIN PROVISIONS OF THE TAX LAW.

RISKS ASSOCIATED WITH DISTRIBUTION REQUIREMENTS AND LEVERAGE

      Ameritrans and Elk have each qualified as a regulated investment company (an"RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and intend to continue to so qualify. In any year in which these companies qualify under Subchapter M, they generally will not be subject to federal income tax on investment company taxable income (which includes, among other things, dividends and interest reduced by deductible expenses) that they distribute to stockholders, provided they distribute at least 90% of the investment company taxable income to their stockholders. In addition to the distribution requirement, to qualify as RICs, Elk and Ameritrans must also meet certain income and diversification requirements.

      However, the 1940 Act contains certain asset coverage ratio requirements applicable to investment companies that use leverage, as both Elk and Ameritrans do. Because Elk is an SBIC, it is exempt from these requirements, but Ameritrans will be subject to them. These asset coverage requirements could, under certain circumstances, prohibit Ameritrans from making distributions that are necessary to maintain RIC status. In addition, the asset coverage and distribution requirements limit our ability to retain earnings, establish loss reserves, provide for future growth, and pay for extraordinary items, such as the repayment of debt principal. Qualification as an RIC under Subchapter M is determined on an annual basis and, although Ameritrans and Elk are currently qualified as RICs, we cannot be sure that they will each continue to qualify for such treatment. If they were to elect not to be treated as RICs, or were to fail to qualify for RIC status for any reason, their respective incomes would become fully taxable, and a substantial reduction in the amount of income available for distribution to Ameritrans and its stockholders would result. See "Investment Policies -- Ameritrans Investment Policies," "Federal Income Tax Considerations," and "Regulation."

      The Small Business Investment Act of 1958 (the "1958 Act") and regulations thereunder (the "SBA Regulations") govern the activities of SBICs and under certain circumstances may have the effect of restricting distributions by SBICs, such as Elk. The SBA has made loans to Elk, and Elk has issued debentures in the amount of those loans to the SBA. Under the SBA Regulations, Elk is required to pay any interest due to the SBA on a timely basis. Historically, Elk has made timely payment of interest due to the SBA. However, if Elk were unable to do so in the future for any reason at a time when it had investment company taxable income, it could be prohibited by SBA Regulations from making the distributions necessary to maintain its qualification as an RIC. Under such circumstances, in order to comply with the SBA Regulations and the RIC distribution requirements, Elk would have to request and receive a waiver of the SBA's restrictions. In the absence of a waiver, compliance with the SBA Regulations could result in loss of RIC status by both Elk and Ameritrans, and the consequent imposition of corporate tax on both companies.

      In addition, Elk must comply with certain covenants contained in its loan agreements with its banks. If we do not comply with these covenants and do not obtain waivers from the banks should a default occur and remain continuing, Elk could be prohibited from paying dividends. If Elk were unable to remedy the default and distribute its income to its stockholder, both Elk and Ameritrans would lose their RIC status and be subject to corporate taxes.

RISKS ASSOCIATED WITH DIVERSIFICATION REQUIREMENTS

      We intend to continue to pursue an expansion and diversification strategy in our loan and investment business, and believe that there are growth opportunities in the areas of small and medium-sized businesses. However, the asset diversification requirements under the Internal Revenue Code could restrict such expansion. These requirements provide, in part, that not more than 25% of the value of an RIC's total assets may be invested in the securities (other than U.S. Government securities or securities of other RICs) of any one issuer or two or more issuers controlled by such RIC that are engaged in similar or related trades or businesses. Our investment in Elk will not be subject to this diversification test so long as Elk is an RIC. However, our investment in Elk Capital and any other subsidiaries may be subject to this test. The test is initially calculated at the time the assets are acquired; however, subsequent growth of a non-RIC subsidiary, if internally generated (as opposed to growth via acquisitions), will not violate the diversification requirement even if it represents in excess of 25% of Ameritrans' total assets. If Ameritrans fails the diversification test at any time in the future, it would lose its RIC status, with the consequences described above. Accordingly, our maintenance of RIC status could limit our ability to expand and diversify our business. Our principal focus will be to expand our business through internally generated growth and only to consider an acquisition if, giving effect to the acquisition, the Internal Revenue Code's diversification requirements would be met. See "Federal Income Tax Considerations."

OUR SUCCESS IS DEPENDENT UPON OUR MANAGEMENT, PARTICULARLY GARY C. GRANOFF.

      Our ability to maintain our competitive position depends on retaining the services of our senior management. The loss of the services of one or more members of senior management could have a material adverse effect on us. In particular, we are largely dependent on the continued efforts of Gary C. Granoff, who is our President and Chairman of our Board of Directors, Ellen M. Walker, Executive Vice President and a director, Lee A. Forlenza, Senior Vice President and a director, and Steven Etra, Vice President and a director.

      We have in place employment agreements with all of our senior management. We are also the beneficiary of a "key person" life insurance policy on the life of Mr. Granoff. The proceeds of this policy have been assigned to our banks as additional collateral for our loans. See "Management."

      We intend to hire, additional staff to assist in our future expansion. If we are unable to recruit and hire qualified individuals to fill these positions, our ability to expand our business operations may be restricted. See "Business -- Employees."

WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDERS, INCLUDING MANAGEMENT STOCKHOLDERS.

      As of the date of this Prospectus, our management and principal stockholders beneficially own a significant portion of our Common Stock (approximately 48%). If all the Warrants, Underwriters' Units, and Underwriters' Warrants were exercised, our management and principal stockholders would own approximately 40% of our Common Stock. Stockholders do not have cumulative voting rights. As a result, management and our principal stockholders will continue to be able to exercise substantial influence over any matters requiring the vote of stockholders, including the election of Directors, which could delay or prevent a change in control of Ameritrans. See "Security Ownership of Principal Stockholders" and "Management."

THE MARKET PRICE OF THE COMMON STOCK WILL FLUCTUATE, AND COULD FLUCTUATE SIGNIFICANTLY.

      The Ameritrans Common Stock is listed on the NASDAQ SmallCap Market under the symbol "AMTC", and prior to our acquisition of Elk, its Common Stock was listed under the symbol "EKFG." Historically, there has been a low trading volume in the Ameritrans Common Stock. See "Price Range of Common Stock."

      The market price of the Common Stock will fluctuate, and could fluctuate significantly, in response to various factors and events, including the following:

      o     the liquidity of the market for the Common Stock;

      o differences between our actual financial or operating results and those expected by investors and analysts;

      o     changes in analysts' recommendations or projections;

      o new statutes or regulations or changes in interpretations of existing statutes and regulations affecting our business;

      o     changes in general economic or market conditions; and

      o     broad market fluctuations.

REDEMPTION OF REDEEMABLE WARRANTS.

      If the Warrants are called for redemption by the Company, Warrantholders will have thirty days to exercise their rights to purchase shares of Common Stock. If holders of the Warrants do not exercise them before they are redeemed, the holders thereof would lose the benefit of the difference between the market price of the underlying Common Stock and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. If the Warrants are exercised, existing stockholders may be diluted and the market price of the Common Stock may be adversely affected. A Warrantholder who fails to exercise the Warrants before they are redeemed will receive only $.10 per Warrant. Redemption of the Warrants could force the holders to exercise the Warrants when it may be disadvantageous to do so, or sell the Warrants at the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants."

RESTRICTIONS ON MARKETMAKING ACTIVITIES DURING WARRANT SOLICITATION.

      To the extent that the Underwriter solicits the exercise of Warrants, it may be prohibited by Regulation M under the Exchange Act from engaging in marketmaking activities during such solicitation and for up to five days preceding such solicitation. As a result, the Underwriter will be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable which could reduce liquidity in the Common Stock. The Underwriter is not obligated to act as a marketmaker. See "Underwriting."

NASDAQ LISTING AND CONTINUED LISTING REQUIREMENTS.

      The Company's securities are listed on the NASDAQ SmallCap Market, Inc. ("NASDAQ"). For continued listing on NASDAQ, a company, among other things, must have at least $2,500,000 in stockholders' equity, 500,000 shares in the public float with a market value of $1,000,000, and a minimum bid price of $1.00 per share. If the Company cannot satisfy the requirements for continued quotation on NASDAQ, trading, if any, in the securities offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities, and the liquidity of the Company's securities will be adversely affected.

THE MARKET PRICE OF OUR SECURITIES MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE SALE.

      Future sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices from time to time. In addition, several of our principal stockholders and entities affiliated with them hold a significant portion of our outstanding Common Stock, and a decision by one or more of these stockholders to sell their shares could adversely affect the market price of the Common Stock.

      As of the date of this Prospectus, we have outstanding 2,035,600 shares of Common Stock, 300,000 shares of 9 3/8% cumulative participating redeemable Preferred Stock, 300,000 publicly issued Warrants, and 30,000 Underwriters' Units. Except for the shares currently owned or subsequently acquired by our affiliates, the outstanding shares of Common Stock are freely tradable without restriction under the Securities Act of 1933 (the "Securities Act").

      The shares owned by our affiliates may be sold in accordance with the conditions of Rule 144 of the Securities Act. In general, under Rule 144, an affiliate would be entitled to sell in brokers' transactions or to market makers within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 20,356 shares based on the number of shares presently outstanding), or the average weekly trading volume of the Common Stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "SEC"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company.

      To date, we have granted under our 1999 Employee Plan options to purchase 100,000 shares of Common Stock. In addition, options to purchase a total of 22,224 shares of Common Stock have been granted under the Director Plan. The Board of Directors and shareholders have approved amendments to both stock option plans which increase the number of shares authorized under the 1999 Employee Plan to 200,000 and the Director Plan to 125,000. The amendment of the Director Plan is subject to the approval of the Securities and Exchange Commission (the "SEC").

      We intend to file a registration statement under the Securities Act to register the shares reserved for issuance under the 1999 Employee Plan and the Director Plan. Shares issued upon exercise of outstanding stock options after the effective date of such registration statement generally will be tradable without restriction under the Securities Act.

ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECAST IN THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS.

      This Prospectus contains forward-looking statements that have been made under the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but, rather, are based on current expectations, estimates, and projections about our industry, our beliefs, and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this Prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this Prospectus. We undertake no obligation to update these statements or publicly release the result of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of Common Stock by the securityholders selling the Common Stock underlying the Warrants and Underwriters' Units, although we shall receive approximately $2,010,000 if all the Warrants are exercised. We will also receive $643,500 from the exercise of all the Underwriters' Units and $252,000 from the exercise of all the Underwriters' Warrants.

      We intend to use the aggregate proceeds of $2,905,500 to fund our expanded and diversified non-SBIC business, which may be conducted directly by Ameritrans or through other subsidiaries. We anticipate that a portion of this amount will be used to fund the activities of Elk Capital, which will not be an RIC and will, therefore, not be required to make distributions to its stockholders. This will enable us to use any after-tax earnings of Elk Capital to internally finance growth.

      Until we apply the proceeds to the purposes described above, we intend to temporarily reduce the aggregate amounts outstanding under Elk's revolving credit facilities by temporarily repaying debt in the aggregate amount of up to $2,905,500, with various interest rates based on the Company's choice of the lower of either the reserve adjusted LIBOR rate plus 150 basis points or 1/2% below the banks' prime rates plus certain fees. To the extent we have paid down our lines of credit, we will reborrow from time to time amounts available under Elk's existing revolving credit facilities and any similar facilities we may be able to arrange for Ameritrans. See "Business -- Source of Funds."

      The allocation of net proceeds set forth above represents our best estimates of their use. Because Ameritrans has not commenced significant operations other than through Elk, we cannot determine with certainty how much of our expanded and diversified business we will do directly in Ameritrans and how much through Elk Capital or other new specialized subsidiaries. We also may acquire other related businesses. We have entered into discussions from time to time with potential acquisition candidates; however, any discussions are preliminary and we have not entered into any definitive agreements with respect to such acquisitions at this time.

      The net proceeds actually allocated to the operations of Elk and our proposed new operations may vary based on numerous factors, such as the nature of the investment and lending opportunities that become available to us, changes in the regulatory environment affecting taxi ownership and operations in various cities and changes in SBA regulations. We therefore reserve the right to reallocate net proceeds of this offering among our various investing and lending operations as our management, in its sole discretion, deems advisable.

      Any portion of the proceeds that we do not use to temporarily pay down our indebtedness will be temporarily invested in time deposits, income-producing securities with maturities of 15 months or less that are issued or guaranteed by the federal government or agencies thereof, and high quality debt securities maturing in one year or less from the time of investment.

                                    DILUTION

      The consolidated net tangible book value of Ameritrans at March 31, 2003, was $6.25 (unaudited). "Net tangible book value per share" is the tangible net worth (total tangible assets less total liabilities and Preferred Stock) of Ameritrans divided by the number of shares of Common Stock outstanding. Based upon a Warrant price per share of $6.70, an exercise price of $21.45 per unit for the Underwriters' Units, and an exercise price per share of $8.40 for the Underwriters' Warrants, and after giving effect to the exercise of all the Warrants, Underwriters' Units and Underwriters' Warrants, the PRO FORMA net tangible book value per common share of Ameritrans at March 31, 2003 would have been $15,275,321 or $6.38 per share, representing an immediate increase in net tangible book value of $0.13 per share to existing common stockholders and an immediate dilution of $0.32 per share to the Warrantholders exercising the Warrants ("New Shareholders").

      The following table illustrates this dilution to New Investors:

Warrant price per Common Stock............................................................               $6.70
Net tangible book value per common share before the exercise of all Warrants..............      $6.25
Increase per common share attributable to the exercise of all Warrants....................      $0.13
                                                                                                -----
Net tangible book value per common share after the exercise of all Warrants...............               $6.38
                                                                                                         -----
Dilution to New Investors.................................................................               $0.32
                                                                                                         =====

                                    DIVIDENDS

      Before Ameritrans acquired Elk, its stockholders were the stockholders of Elk and received dividends directly from Elk. Elk registered under the 1940 Act for the fiscal year ended June 30, 1984, and declared and paid dividends to holders of Common Stock for the fiscal years ended June 30, 1984, through June 30, 1992. Thereafter, the Company paid dividends per share on its Common Stock for the fiscal years ended June 30, 1997, 1998, 1999, 2000, 2001, 2002, and for fiscal 2003 through the date of this Prospectus as follows: 1997 -- $.74, 1998 -- $.65, 1999 -- $.72, 2000 -- $.72, 2001 -- $.39, 2002 -- $.54, and 2003 to
date -- $.21. Ameritrans intends to distribute at least 90% of its investment company taxable income on a quarterly basis to its stockholders.

      Ameritrans has paid a dividend on the Participating Preferred Stock of $0.228125 per share for the period April 18 through June 30, 2002, a dividend of $0.28125 per share for the period July 1 through September 30, 2002, $0.28125 per share for the period October 1 through December 31, 2002, a dividend of $0.28125 per share for the period January 1, 2003 through March 31, 2003, and has declared a dividend of $0.28125 per share for the period April 1, 2003 through June 30, 2003.

      Elk and Ameritrans have elected to be treated for tax purposes as RICs under the Internal Revenue Code. As RICs, neither Ameritrans nor Elk is subject to federal income tax on any investment company taxable income that it distributes to its stockholders, if at least 90% of its investment company taxable income is distributed to its stockholders. Investment company taxable income includes, among other things, dividends and interest reduced by interest and operating expenses. For the near term, substantially all of Ameritrans' investment company taxable income is expected to be comprised of cash dividends paid to it by Elk. Substantially all of Elk's net income is investment company taxable income and is derived from interest received on outstanding loans. See "Federal Income Tax Considerations."

      We do not currently expect Ameritrans to have any material capital gains; however, to the extent that it does, it may either distribute them annually or retain them, pay the capital gains tax and apply any after-tax amounts to retained earnings for corporate use. Our ability to make dividend payments is restricted by certain asset coverage requirements under the 1940 Act and is dependent upon maintenance of our status as an RIC under the Internal Revenue Code. The ability of Elk and, therefore, of Ameritrans, to make dividend payments is further restricted by certain financial covenants contained in the credit agreements with Elk's banks, by SBA rules and under the terms of the SBA subordinated debentures. See "Regulation" and "Federal Income Tax Considerations."

      Elk Capital is not an RIC, and Ameritrans may establish other subsidiaries that are not RICs. Non-RIC subsidiaries would not be required to make distributions to Ameritrans. In such cases, unless Ameritrans required distributions from such non-RIC subsidiaries to fund the distributions it is required to make as an RIC, these subsidiaries would use income, if any, to fund their operations.

                           PRICE RANGE OF COMMON STOCK

      The Elk Common Stock was listed on the Nasdaq SmallCap Market on June 22, 1998, under the symbol EKFG, prior to which it had been quoted by the National Daily Quotation Bureau in the "pink sheets." Since December 16, 1999, when Ameritrans acquired Elk, its Common Stock has been listed on the Nasdaq SmallCap Market under the symbol "AMTC."

      The following tables show the high and low sale prices per share of Common Stock as reported by Nasdaq for the fiscal years ended June 30, 2000, 2001, 2002, and the current fiscal year to June 23, 2003.

      The tables also show, for the same periods, the net asset value per share, the premium of high sale price to net asset value, and the premium of low sale price to net asset value. Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sale price. The net asset values are based on outstanding shares at the end of each period. Due to the limited number of transactions involving the Common Stock during the periods presented below, the public trading market with respect to our securities has been limited.

                                                                                      PREMIUM            PREMIUM
                                                                  NET ASSET        OF HIGH SALES      OF LOW SALES
                                                                  VALUE PER          PRICE TO         PRICE TO NET
ELK                                                 SALE            SHARE        NET ASSET VALUE %    ASSET VALUE %
---                                                 ----            -----        -----------------    -------------
                                                HIGH     LOW
                                                ----     ---
FISCAL 2000
1st Quarter.................................  14.125      7.00       7.88               79%                -11%
2nd Quarter (through December 16, 1999)(1)..   11.50      7.50

AMERITRANS
2nd Quarter (from December 16, 1999)(1).....   11.50      7.50       7.68               50%                 -2%
3rd Quarter.................................   10.00      6.00       7.57               28%                -22%
4th Quarter.................................    9.25      6.00       7.38               25%                -19%

FISCAL 2001
1st Quarter.................................   10.00     7.125       7.43               35%                 -4%
2nd Quarter.................................    9.25     4.125       7.42               25%                -44%
3rd Quarter.................................   7.375     4.625       7.25                2%                -36%
4th Quarter.................................    5.25      4.00       7.34              -28%                -46%

FISCAL 2002
1st Quarter.................................    5.75      4.00       7.52              -24%                -47%
2nd Quarter.................................    9.00      4.33       7.44               21%                -42%
3rd Quarter.................................    7.15      6.24       7.30               -2%                -15%
4th Quarter.................................    7.00      5.10       8.42              -17%                -40%

FISCAL 2003
1st Quarter.................................    6.25      5.00       8.13              -23%                -38%
2nd Quarter.................................    5.78      4.63       8.11              -29%                -43%
3rd Quarter.................................    5.49      2.95       8.02              -32%                -63%
4th Quarter (April 1 to June 23)............    5.11      3.45

      On June 23, 2003, the closing sale price for a share of our Common Stock was $4.92, as reported by Nasdaq.

---------

(1)   Stock prices shown are the high and the low for the quarter.

                                 CAPITALIZATION

      The following table sets forth (i) consolidated capitalization of Ameritrans at March 31, 2003 and (ii) the PRO FORMA capitalization of Ameritrans at March 31, 2003, as adjusted to reflect the effect of the exercise of 300,000 Warrants, at an assumed public offering a price of $6.70 per share, 30,000 Underwriters' Units at $21.45 per unit, and 30,000 Underwriters' Warrants at $8.40 per Underwriters' Warrant, and the application of the estimated proceeds of $2,905,500 if all the Warrants, Underwriters' Units, and Underwriters' Warrants are exercised as described in this Prospectus. See "Use of Proceeds" and "Business." This table should be read together with the Selected Financial Information included in this Prospectus.

                                                                                          MARCH 31, 2003
                                                                                          --------------
                                                                                            (UNAUDITED)
                                                                                            -----------
                                                                                     ACTUAL           AS ADJUSTED
                                                                                  ------------       ------------
Debt:
Subordinated SBA debentures of subsidiary (Elk) ............................      $  9,200,000       $  9,200,000
Notes payable to bank(1) ...................................................        35,780,000         32,874,500
                                                                                  ------------       ------------
     Total long-term debt and bank debt ....................................        44,980,000         42,074,500

Stockholders' equity:
     Preferred Stock 500,000 authorized, none issued or outstanding ........                --                 --
     9 3/8% Cumulative participating preferred Stock, $.01 par value,
       $12.00 face value, 5,000,000 shares authorized; 300,000 shares issued
       and outstanding (330,000 shares issued and outstanding as adjusted) .         3,600,000          3,960,000
     Common Stock, $.0001 par value; 5,000,000 shares authorized:
       2,045,600 shares issued and 2,035,600 shares outstanding, (2,405,600
       shares issued and 2,395,600 shares outstanding as adjusted)(2) ......               205                241
     Additional paid-in capital ............................................        13,869,545         16,415,009
     Accumulated deficit ...................................................        (1,040,387)        (1,040,387)
     Cumulative other comprehensive loss ...................................           (29,542)           (29,542)
     Treasury stock, at cost, 10,000 shares of common stock ................           (70,000)           (70,000)
                                                                                  ------------       ------------
     Total stockholders' equity ............................................        16,329,821         19,235,321
                                                                                  ------------       ------------
Total capitalization .......................................................      $ 61,309,821       $ 61,309,821
                                                                                  ============       ============

---------

(1) We intend to temporarily repay up to $2,905,500 of indebtedness with the proceeds of this exercise of the Warrants, Underwriters' Units, and Underwriters' Warrants. See "Use of Proceeds."

(2) Excludes an aggregate of (i) 100,000 shares issuable pursuant to immediately exercisable options outstanding at December 31, 1999, (ii) 100,000 shares reserved for issuance upon the exercise of additional options that may be granted under our Employee Stock Option Plan, and
      (iii) 75,000 shares authorized under our Non-Employee Director Stock Option Plan, pursuant to which, options to purchase 22,224 shares have been granted. See "Management -- Stock Option Plans" and "Shares Eligible for Future Sale."

                         SELECTED FINANCIAL INFORMATION

      On December 16, 1999, Ameritrans acquired Elk in a share-for-share exchange. Prior to the acquisition, Elk had been operating independently and Ameritrans had no operations.

      The tables below contain certain summary historical financial information of Ameritrans and Elk. The results for the nine months ended March 31, 2003, do not necessarily indicate the results to be expected for the full year ending June 30, 2003. You should read these tables in conjunction with the consolidated financial statements of Ameritrans, and the Notes thereto, (the "Financial Statements") included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                        FISCAL YEAR ENDED JUNE 30,
                                                      ---------------------------------------------------------
                                                      2002          2001          2000          1999          1998
                                                      ----          ----          ----          ----          ----
STATEMENT OF OPERATIONS DATA
Investment Income ..............................  $ 6,269,719   $ 6,439,792   $ 6,602,397   $ 5,583,894   $ 4,606,456
                                                  -----------   -----------   -----------   -----------   -----------
Interest Expense ...............................    2,632,918     3,392,202     3,345,526     2,498,284     1,840,731
Other Expenses .................................    2,512,844     2,065,724     2,528,806     1,844,949     1,852,262
                                                  -----------   -----------   -----------   -----------   -----------
Total Expenses .................................    5,145,762     5,457,926     5,874,332     4,343,233     3,692,993
                                                  -----------   -----------   -----------   -----------   -----------
Operating Income Before Loss on Assets
 Acquired in Satisfaction of Loans .............    1,123,957       981,866       728,065     1,240,661       913,463
                                                  -----------   -----------   -----------   -----------   -----------
Loss on Assets Acquired in Satisfaction of Loans      (78,907)     (122,912)      (61,546)      (11,272)      (14,649)
Other Income (Expense) .........................        2,700      (276,549)     (440,196)        7,200        38,798
Benefit of (Provision for) Income Taxes(1) .....       (8,854)       (7,896)      (13,571)          769        (3,271)
                                                  -----------   -----------   -----------   -----------   -----------
Net Income .....................................  $ 1,038,896   $   574,509   $    12,752   $ 1,237,358   $   934,341
                                                  -----------   -----------   -----------   -----------   -----------
Dividends on Preferred Stock ...................       68,438            --            --            --            --
                                                  -----------   -----------   -----------   -----------   -----------
Net Income Available To Common Stockholders ....  $   970,458   $   574,509   $   212,752   $ 1,237,358   $   934,341
                                                  -----------   -----------   -----------   -----------   -----------

                                                                          FISCAL YEAR ENDED JUNE 30,
                                                       ---------------------------------------------------------
                                                     2002             2001             2000         1999        1998
                                                     ----             ----             ----         ----        ----
Net Income Per Common Share (basic and diluted)  $       .54      $       .33      $       .12   $      .71  $      .62
                                                 -----------      -----------      -----------   ----------  ----------
Common Stock Dividends Paid ...................  $   969,352      $   676,421(2)   $ 1,256,832   $1,256,832  $  986,724
                                                 -----------      -----------      -----------   ----------  ----------
Common Stock Dividends Paid Per Common Share ..  $       .54(3)   $       .39(2)   $       .72   $      .72  $      .65
                                                 -----------      -----------      -----------   ----------  ----------
Weighted Average Shares of Common Stock
 Outstanding ..................................    1,800,614        1,745,600        1,745,600    1,745,600   1,518,969
                                                 -----------      -----------      -----------   ----------  ----------
Net change to accumulated other
 comprehensive income .........................  $   (43,612)     $  (123,364)     $  (124,319)  $   62,964  $  140,548
                                                 ===========      ===========      ===========   ==========  ==========

                                                 NINE MONTHS ENDED MARCH 31,
                                                 ---------------------------
                                                     2003          2002
                                                     ----          ----
                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Investment Income ..............................  $ 4,744,787   $ 4,637,439
                                                  -----------   -----------
Interest Expense ...............................    1,622,264     2,025,435
Other Expenses .................................    2,565,962     1,679,450
                                                  -----------   -----------
Total Expenses .................................    4,188,226     3,704,885
                                                  -----------   -----------
Operating Income Before Loss on Assets
 Acquired in Satisfaction of Loans .............      556,561       932,554
                                                  -----------   -----------
Loss on Assets Acquired in Satisfaction of Loans      (72,464)      (64,660)
Other Income (Expense) .........................           --            --
Benefit of (Provision for) Income Taxes(1) .....      (15,926)       (7,596)
                                                  -----------   -----------
Net Income .....................................  $   468,171   $   860,298
                                                  -----------   -----------
Dividends on Preferred Stock ...................     (253,125)           --
                                                  -----------   -----------
Net Income Available To Common Stockholders ....  $   215,046   $   860,298
                                                  -----------   -----------
Net Income Per Common Share (basic and diluted)   $       .11   $       .49
                                                  -----------   -----------
Common Stock Dividends Paid ....................  $   429,576   $   846,616
                                                  -----------   -----------
Common Stock Dividends Paid Per Common Share ...  $       .21   $       .49
                                                  -----------   -----------
Weighted Average Shares of Common Stock
 Outstanding ...................................    2,035,600     1,745,600
                                                  -----------   -----------
Net change to accumulated other
 comprehensive income ..........................  $        --   $        --
                                                  ===========   ===========

                                                                               JUNE 30,
                                                              ------------------------------------------
                                                   2002           2001           2000           1999           1998
                                                   ----           ----           ----           ----           ----
BALANCE SHEET DATA
Loans Receivable ............................  $ 55,029,831   $ 54,559,970   $ 56,806,579   $ 51,103,932   $ 41,590,000
Unrealized depreciation of investments ......      (238,500)      (318,500)      (380,000)      (380,000)      (295,000)
                                               ------------   ------------   ------------   ------------   ------------
Net of unrealized depreciation of investments    54,791,331     54,241,470     56,426,579     50,723,932     41,295,000
Total assets ................................  $ 59,008,216   $ 57,984,869   $ 60,294,624   $ 54,510,801   $ 45,399,738
                                               ------------   ------------   ------------   ------------   ------------
Notes payable and demand notes ..............  $ 33,720,000   $ 35,550,000   $ 37,800,000   $ 31,000,000   $ 22,085,000
Subordinated SBA debentures .................     7,860,000      8,880,000      8,880,000      8,880,000      8,880,000
Total liabilities ...........................    42,341,135     45,177,743     47,410,598     40,772,584     31,705,011
                                               ------------   ------------   ------------   ------------   ------------
Total stockholders' equity ..................  $ 16,667,081   $ 12,807,126   $ 12,884,026   $ 13,738,217   $ 13,694,727
                                               ============   ============   ============   ============   ============

                                                          MARCH 31,
                                                        -------------
                                                     2003          2002
                                                     ----          ----
                                                         (UNAUDITED)
BALANCE SHEET DATA
Loans Receivable ...............................  $56,973,994   $53,775,908
Unrealized depreciation of investments .........     (238,500)     (318,500)
                                                  -----------   -----------
Net of unrealized depreciation of investments ..   56,735,494    53,457,408
Total assets ...................................  $61,958,186   $58,630,663
                                                  -----------   -----------
Notes payable and demand notes .................  $35,780,000   $36,300,000
Subordinated SBA debentures ....................    9,200,000     8,880,000
Total liabilities ..............................   45,628,365    45,958,228
                                                  -----------   -----------
Total stockholders' equity .....................  $16,329,821   $12,672,435
                                                  ===========   ===========

---------

(1) Elk, since the fiscal year ended June 30, 1984, and Ameritrans have elected and qualified to be taxed as a regulated investment company and substantially all taxable income was required to be distributed to stockholders. Therefore, only minimal taxes were required to be paid.

(2) Includes a dividend of $.085 per share for the quarter ended June 30, 2001, which was declared October 11, 2001 and was paid to stockholders on October 31, 2001.

(3) Includes dividend of $.06 per share for the quarter ended June 30, 2002, which was declared on September 26, 2002 and was paid to stockholders on October 16, 2002.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

      You should read the following discussion in conjunction with the financial statements and notes to financial statements. The results described below are not necessarily indicative of the results to be expected in any future period. Certain statements in this discussion and analysis, including statements regarding our strategy, financial performance, and revenue sources, are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including those described in "risk factors" and elsewhere in this Prospectus.

GENERAL

      Ameritrans acquired Elk on December 16, 1999 in a share for share exchange. Elk is licensed by the Small Business Administration (SBA) to operate as a Small Business Investment Company (SBIC) under the Small Business Investment Act of 1958, as amended. Both Ameritrans and Elk are registered as an investment company under the Investment Company Act of 1940.

      Elk primarily makes loans and investments to persons who qualify under SBA regulation as socially or economically disadvantaged and loans and investments to entities which are at least 50% owned by such persons. Elk also makes loans and investments to persons who qualify under SBA regulation as "non-disadvantaged." Elk's primary lending activity is to originate and service loans collateralized by New York City, Boston, Chicago and Miami taxicab medallions. Elk also makes loans and investments in other diversified businesses. At March 31, 2003, 75.75% of Elk's portfolio was invested in loans secured by taxi medallions and 24.25% of Elk's loans were to other diversified businesses.

      From inception through April 2002, Ameritrans' only activities have been the operations of Elk. In May 2002, Ameritrans made its first loans to businesses using the proceeds raised from the public offering which was completed in April 2002.

      The information contained in this section should be used in conjunction with the Consolidated Financial Statements and Notes therewith appearing on Form 10-Q for the period ended March 31, 2003, and the Company's Annual Report on Form 10-K for the year ended June 30, 2002.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 2003 AND 2002.

TOTAL INVESTMENT INCOME

      The Company's investment income for the nine months ended March 31, 2003 increased $107,348 or 2.3% as compared with the nine months ended March 31, 2002. This increase was mainly due to the Backup Services Fee the Company received ($22,500) as a result of executing an agreement with Medallion Financial Corp and Merrill Lynch to be a standby backup loan servicing agent, combined with income earned by Ameritrans ($99,772) on investments made from the proceeds of the Company's public offering. As a back-up servicer, the Company will earn an annual standby fee. If the agreement is activated by Merrill Lynch, the Company will become the primary servicer which will create an additional revenue source. There can be no assurances however that this agreement will be activated by Merrill Lynch.

OPERATING EXPENSES

      Operating expenses increased $286,388 for the nine month period ended March 31, 2003 when compared with the similar period ended March 31, 2002. This increase was due to an increase in payroll costs of $99,362, legal fees of $52,152, foreclosure expenses of $281,838 and other administrative expenses of $248,032, offset by a decrease in interest costs of $403,171, which reflects lower interest charged on the Company's bank debt combined with the refinancing of its SBA debentures. The foreclosure expenses are incurred by the Company as it satisfies outstanding balances incurred by the default borrowers on the medallions with the City of Chicago so that the Company can repossess and resell the medallions. Write off and depreciation of interest and loans receivable and losses on assets acquired for the nine month period ended March 31, 2003 increased $204,757 when compared with the nine months ended March 31, 2002.

      As a result of the losses sustained by the Company on foreclosure sales of Chicago taxi medallions, the Company at June 30, 2002 instituted an accounting policy that charged off all losses on the resale of each individual medallion sold, as sales were completed, but maintained the Company's legal claims against the borrowers and guarantors of the loans for the remaining amounts they owed to the Company. The Company estimated it would recover ten percent (10%) of the value of these legal claims through collection proceedings. The Company engaged counsel in Chicago to actively pursue these claims. The carrying value of these amounts were $ 93,728 and $ 131,773 at June 30, 2002 and March 31, 2003, respectively, and are recorded as a miscellaneous receivable. The final amount recorded at March 31, 2003 reflects a change in management's estimate of the amount collectable to be eight percent (8%) of the value of the legal claims, and further reflects a discount of the eight percent (8%) estimated to be collectible by a present value factor of 5.25% (the Company's cost of funds) over the estimated time period of collection which management expects to be three (3) years. The Company intends to review these estimates from time to time and to make appropriate adjustments based upon actual collection experience.

      The increase in write off and depreciation of interest and loans receivable is primarily due to the increase in Chicago loan portfolio delinquencies and defaults, which is attributed to the economic slowdown and the effects of September 11, 2001 on the Chicago taxi industry. Activities in connection with the Chicago operations are as follows: a) $50,018 of charge off of principal due to losses on 14 of the 28 completed Chicago medallion foreclosures that occurred in the nine months ended March 31, 2003, b) $189,362 of accrued interest on the completed Chicago medallion foreclosures was written off and, c) the Company did not accrue an additional $40,817 of interest on certain foreclosed Chicago medallion loans. In addition, the Company increased its unrealized depreciation on interest receivable for potential losses on the remaining Chicago taxi medallion loans that were in default by an additional net amount of $192,728 for the nine months ended March 31, 2003. As mentioned above, the foreclosure expenses incurred by the Company as it satisfies outstanding balances incurred by the default borrowers on the medallions with the City of Chicago were $281,838 for the nine months ended March 31, 2003. This expense primarily consisted of back taxes, interest and penalties owed to the City of Chicago Department of Revenue by defaulted medallion owners which was required to be paid as a condition of completing the medallion foreclosures sales and transfer to new purchasers.

RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2002 AND 2001

TOTAL INVESTMENT INCOME

      The Company's investment income decreased $170,073 to $6,269,719 as compared with the prior year ended June 30, 2001. This decrease was mainly due to the decrease in interest earned on loans receivable, ($181,232), offset by an increase in other fees ($11,159). This decrease reflects a lower average interest rate earned on the Company's outstanding loan portfolio.

OPERATING EXPENSES

      Interest expense for the years ended June 30, 2002 decreased $759,284 to $2,632,918 when compared to the year ended June 30, 2001. This reflects the lower interest charged on outstanding bank borrowing combined with a paydown of the notes payable, bank and an SBA debenture in the amount of $1,020,000 as a result of the Company's successful public offering of 300,000 units in April 2002. Salaries and employee benefits increased $142,620 when compared with the prior year. This increase reflects the increases that were put in effect when the officers signed employment agreements combined with a temporary increase in staff due to the implementation of the Company's new computer system. Other administrative costs decreased $33,980 when compared with the prior year. This decrease was mainly due to decreased miscellaneous administrative expenses and loss on assets acquired in satisfaction of loans, net. The Company also charged off $126,565 in foreclosure expenses for the year ended June 30, 2002. Depreciation in value of loans and accrued interest increased $167,910 to $393,145 due mainly to the write down of the Company's Chicago loan portfolio and accrued interest.

NET INCOME

      Net income increased to $1,038,896 from $574,509 in the year ended June 30, 2002. The change in the net income for the year ended June 30, 2002 that was attributable to other income (expense) amounted to $279,249. This change was primarily due to a one time charge of $413,186 due to the termination of the Company's merger talks with Medallion, net of $121,637 gain on the sale of equity securities for the year ended June 30, 2001.

RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2001 AND 2000

TOTAL INVESTMENT INCOME

      The Company's investment income decreased by $162,605 to $6,439,792 for the year ended June 30, 2001, when compared with the year ended June 30, 2000. The decrease was due to a decrease in interest earned on the loan portfolio of $11,308 combined with a decrease in fees and other income of $151,297. This decrease reflects the leveling of the company's portfolio which occurred during its merger discussions with Medallion.

OPERATING EXPENSES

      Interest expense increased by $46,676 to $3,392,202 when compared with the prior year due to increased interest rates during the beginning of the fiscal year combined with increased average outstanding loan balance during the year. Other operating expenses decreased to $1,963,401 for the year ended June 30, 2001, as compared with $1,972,506 in the prior year due to a slowdown of Chicago Medallion loan deals. Depreciation in value of loans decreased $392,611 to $225,235 during the year ended June 30, 2001, as compared with the year ended June 30, 2000. During the year ended June 30, 2001 the Company expensed costs incurred in connection with the proposed merger with Medallion in the amount of $413,186. These costs were non operational and a one time charge.

NET INCOME

      Net income ended June 30, 2001, increased $361,757 to $574,509. This increase was mainly due to a decrease in depreciation in value of loans of $392,611 and a one time write off of merger costs of $413,186. As compared with prior year recapitalization costs and terminated offering cost of $679,132.

BALANCE SHEET AND RESERVES

      Total assets increased $2,949,970 as of March 31, 2003 when compared with total assets as of June 30, 2002. This increase was partly due to cash generated by Elk's successful sales to the SBA of debentures in the amount of $2,050,000 and $3,000,000. Elk and the SBA entered into an agreement in January 2002 where the SBA committed to reserve debentures in the amount of $12,000,000 to be issued by Elk prior to September 30, 2006. In July 2002 a new debenture payable to the SBA for $2,050,000 was drawn from the reserved pool of $12,000,000. In September 2002, Elk paid off a SBA debenture in the amount of $2,690,000 in order to reduce costs. In December 2002, Elk paid off an additional SBA debenture in the amount of $1,020,000 and also drew a new debenture in the amount of $3,000,000. In addition, Elk drew down an additional $2,060,000 on its bank borrowings in order to finance expansion. On a consolidated basis, the Company increased its loans receivable by a net of $1,944,163 between June 30, 2002 and March 31, 2003. During this nine month period, the Company also increased its receivable from debtors in satisfaction of loans by $63,987 and its equity investments by $521,236.

LIQUIDITY

      At March 31, 2003, 80% of Elk's indebtedness was represented by indebtedness to its banks and 20% by the debentures issued to the SBA with fixed interest rates ranging from 4.63% to 7.38% before annual user fees which range from 0.87% to 1% and before amortization of points and fees. Elk currently may borrow up to $40,000,000 under its existing lines of credit, subject to the limitations imposed by its borrowing base agreement with its banks and the SBA, the statutory and regulatory limitations imposed by the SBA and the availability of funds.

      Our sources of liquidity are credit lines with banks, long-term SBA debentures that are issued to or guaranteed by the SBA, loans receivable amortization and prepayments. Prepayments on loans receivable are influenced significantly by general interest rates, economic conditions and competition. As an RIC, both Elk and Ameritrans distribute at least 90% of their investment company taxable income. Consequently, we primarily rely upon external sources of funds to finance growth. In order to provide the funds necessary for our expansion strategy, we expect to raise additional capital and to incur, from time to time, additional bank indebtedness and (if deemed necessary by management) to obtain SBA loans. There can be no assurances that such additional financing will be available on acceptable terms.

ASSET / LIABILITY MANAGEMENT

INTEREST RATE SENSITIVITY

      Ameritrans, like other financial institutions, is subject to interest rate risk to the extent its interest- earning assets (consisting of medallion loans and commercial loans) rise or fall at a different rate over time in comparison to its interest-bearing liabilities (consisting primarily of its credit facilities with banks and subordinated SBA debentures).

      A relative measure of interest rate risk can be derived from Ameritrans' interest rate sensitivity gap i.e., the difference between interest-earning assets and interest-bearing liabilities, which mature and/or reprice within specified intervals of time. The gap is considered to be positive when repriceable assets exceed repriceable liabilities and negative when repriceable liabilities exceed repriceable assets. A relative measure of interest rate sensitivity is provided by the cumulative difference between interest sensitive assets and interest sensitive liabilities for a given time interval expressed as a percentage of total assets.

      Ameritrans' interest rate sensitive assets were approximately $57.0 million and interest rate sensitive liabilities were approximately $45.0 million at March 31, 2003. Having interest-bearing liabilities that mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates, although such an asset/liability structure may result in declining net earnings during periods of rising interest rates. Abrupt increases in market rates of interest may have an adverse impact on our earnings until we are able to originate new loans at the higher prevailing interest rates. Conversely, having interest-earning assets that mature or reprice more frequently on average than liabilities may be beneficial in times of rising interest rates, although this asset/liability structure may result in declining net earnings during periods of falling interest rates. This mismatch between maturities and interest rate sensitivities of our interest-earning assets and interest-bearing liabilities results in interest rate risk.

      The effect of changes in interest rates is mitigated by regular turnover of the portfolio. Based on past experience, Ameritrans anticipates that approximately 20% of the portfolio will mature or be prepaid each year. Ameritrans believes that the average life of its loan portfolio varies to some extent as a function of changes in interest rates. Borrowers are more likely to exercise prepayment rights in a decreasing interest rate environment because the interest rate payable on the borrower's loan is high relative to prevailing interest rates. Conversely, borrowers are less likely to prepay in a rising interest rate environment.

INTEREST RATE SWAP AGREEMENTS

      Ameritrans manages the exposure of the portfolio to increases in market interest rates by entering into interest rate cap agreements and interest rate Swap agreements to hedge a portion of its variable-rate debt against increases in interest rates and by incurring fixed-rate debt consisting primarily of subordinated SBA debentures.

      On January 10, 2000, Elk entered into a $5,000,000 interest rate Swap transaction with a bank that expired on October 8, 2001. On June 11, 2001, Elk entered into an additional interest rate swap transaction with the same bank for $10,000,000 which expired on June 11, 2002. On June 11, 2001, Elk entered into another interest rate swap transaction for $15,000,000 with this bank which expired June 11, 2003. On February 11, 2003, Elk purchased another interest rate Swap contract for $5,000,000 with the same bank expiring February 11, 2005. These Swap transactions were entered into to protect the Company from an upward movement in interest rates relating to outstanding bank debt (see Note 6 for terms and effective interest rates). These Swap transactions call for a fixed rate of 4.95%, 4.35%, 4.95%and 2.06%, respectively (plus 150 basis points) for the Company and if the floating one- month LIBOR rate is below the fixed rate then the Company is obligated to pay the bank for the difference in rates. When the one-month LIBOR rate is above the fixed rate then the bank is obligated to pay the Company for the differences in rates. The effective fixed costs on the debt that was swapped, including the 150 basis points, is 6.45%, 5.85%, 6.45%and 3.56% respectively.

      Ameritrans believes that its bank credit facilities and cash flow from operations (after distributions to stockholders) will be adequate to fund the continuing operations of the Company's loan portfolio. Nevertheless, the Company continues to explore additional options, which may increase available funds for its growth and expansion strategy. In addition to the application for SBA funding described above, these financing options would provide additional sources of funds for both external expansion and continuation of internal growth. We are working with investment banking firms to investigate the viability of a number of other financing options which include an equity offering of securities.

INVESTMENT CONSIDERATIONS

      Interest rate fluctuations may adversely affect the interest rate spread we receive on our taxicab medallion and commercial loans.

      Because we borrow money to finance the origination of loans, our income is dependent upon the differences between the rate at which we borrow funds and the rate at which we loan funds. While the loans in our portfolio in most cases bear interest at fixed-rates or adjustable-rates, we finance a substantial portion of such loans by incurring indebtedness with floating interest rates. As short-term interest rates rise, our interest costs increase, decreasing the net interest rate spread we receive and thereby adversely affect our profitability. Although we intend to continue to manage our interest rate risk through asset and liability management, including the use of interest rate caps, general rises in interest rates will tend to reduce our interest rate spread in the short term. In addition, we rely on our counterparties to perform their obligations under such interest rate caps.

      A decrease in prevailing interest rates may lead to more loan prepayments, which could adversely affect our business.

      A borrower is likely to exercise prepayment rights at a time when the interest rate payable on the borrower's loan is high relative to prevailing interest rates. In a lower interest rate environment, we will have difficulty re-lending prepaid funds at comparable rates, which may reduce the net interest spread we receive.

      Lending to small businesses involves a high degree of risk and is highly speculative.

      Our commercial loan activity has increased in recent years. Lending to small businesses involves a high degree of business and financial risk, which can result in substantial losses and should be considered speculative. Our borrower base consists primarily of small business owners that have limited resources and that are generally unable to achieve financing from traditional sources. There is generally no publicly available information about these small business owners, and we must rely on the diligence of our employees and agents to obtain information in connection with our credit decisions. In addition, these small businesses often do not have audited financial statements. Some smaller businesses have narrower product lines and market shares than their competition. Therefore, they may be more vulnerable to customer preferences, market conditions, or economic downturns, which may adversely affect the return on, or the recovery of, our investment in these businesses.

LIQUIDITY AND CAPITAL RESOURCES

      The Company has funded its operations through private and public placements of its securities, bank financing, and the issuance to the SBA of its subordinated debentures.

      During January 1998, Elk completed a private placement of 462,000 shares of Common Stock at $6.50 per share for aggregate gross proceeds of $3,003,000, less offering expenses of $115,000. The net proceeds were utilized to repay bank indebtedness and for working capital. A portion of the proceeds, temporarily used to reduce bank indebtedness up to a maximum of $963,000, was allocated by Elk toward the organization and capitalization of its then new parent company, Ameritrans.

      On April 24, 2002, Ameritrans completed a public offering of 300,000 units, consisting of one share of Common Stock, one share of 9 3/8% cumulative participating redeemable Preferred Stock, face value $12.00, and one redeemable Warrant exercisable into one share of Common Stock at $6.70 per share. The gross proceeds from the sale were $5,700,000 less offering expenses of $1,704,399. A portion of the proceeds was used temporarily to reduce bank and SBA indebtedness. Ameritrans also used part of the proceeds to start its own loan portfolio.

      At March 31, 2003, 80% of Elk's indebtedness was represented by indebtedness to its banks and 20% by the debentures issued to the SBA with fixed rates of interest, including user fees, ranging from 5.50% to 8.38%. Elk currently may borrow up to $40,000,000 under its existing lines of credit, subject to the limitations imposed by its borrowing base agreement with its banks and the SBA, the statutory and regulatory limitations imposed by the SBA and the availability of funds. In addition, during January 2002, the Company and the SBA entered into an agreement whereby the SBA committed to reserve debentures in the amount of $12,000,000 to be issued to the Company on or prior to September 30, 2006. In July 2002, a new debenture payable to the SBA was drawn from the reserved pool of $12,000,000 in the amount of $2,050,000 with an interim interest rate of 2.351%. The fixed rate of 4.67% was determined on the pooling date of September 25, 2002. In addition to the fixed rate, there is an additional annual SBA user fee of 0.87% per annum that will also be charged making the rate 5.54% before applicable amortization of points and fees. In December 2002, another new debenture payable to the SBA was drawn in the amount of $3,000,000 with an interim interest rate of 1.927%. The fixed rate of 4.63% was determined on March 26, 2003. In addition to the fixed rate, there is an additional annual SBA user fee of 0.87% per annum that will also be charged.

      Our sources of liquidity are credit lines with banks, long-term SBA debentures that are issued to or guaranteed by the SBA, loan amortization and prepayment. As an RIC, we distribute at least 90% of our investment company taxable income. Consequently, we primarily rely upon external sources of funds to finance growth.

      Loan amortization and prepayments also provide a source of funding for Elk. Prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

      Like Elk, Ameritrans will distribute at least 90% of its investment company taxable income and, accordingly, we will continue to rely upon external sources of funds to finance growth. In order to provide the funds necessary for our expansion strategy, we expect to raise additional capital and to incur, from time to time, additional bank indebtedness and (if deemed necessary by management) to obtain SBA loans. There can be no assurances that such additional financing will be available on acceptable terms.

                                SENIOR SECURITIES

      The following information is being presented with respect to the Participating Preferred Stock. The first column presents the number of shares of Participating Preferred Stock outstanding as of March 31, 2003. Asset Coverage represents the total amount of net assets of Ameritrans in relation to each share of Participating Preferred Stock outstanding as of March 31, 2003. The involuntary liquidation preference is the amount each share of Participating Preferred Stock would be entitled to upon involuntary liquidation of these shares. The average daily market value per share is calculated on the basis of the past 200 business days.

CLASS AND YEAR                               TOTAL               ASSET           INVOLUNTARY          AVERAGE
--------------                               AMOUNT            COVERAGE          LIQUIDATING           DAILY
                                          OUTSTANDING          PER SHARE         PREFERENCE            MARKET
                                          -----------          ---------          PER SHARE            VALUE
                                                                                  ---------          PER SHARE
                                                                                                     ---------
9 3/8% Participating Preferred Stock        300,000              $207              $12.00*              9.54

--------------

* Upon an involuntary liquidation of the Company, holders of the Participating Preferred Stock then outstanding will be entitled to receive out of the assets of Ameritrans available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment of assets is made to holders of the Common Stock or any other class of stock of Ameritrans ranking junior to the Participating Preferred Stock as to liquidation payments, a liquidation distribution in the amount of $12.00 per share.

                                    BUSINESS

GENERAL

      Ameritrans Capital Corporation was formed in 1998 to engage in lending and investment activities, primarily with small and medium-sized businesses, directly and through subsidiaries. On December 16, 1999, Ameritrans acquired Elk Associates Funding Corporation ("Elk") in a one-for-one share exchange in which Elk stockholders received shares of common stock of Ameritrans, and Elk became a wholly-owned subsidiary. Elk is a "small business investment company," or "SBIC," formed in 1979 and licensed by the U.S. Small Business Administration ("SBA") in 1980.

      Elk makes loans to the owners of taxi medallion businesses in the Chicago, New York City, Miami and Boston markets and to other small businesses. Elk has never experienced any material losses of principal in connection with taxi financings but from time to time has experienced some small losses of principal on its taxi medallion lending operations. Loans made to finance the purchase or continued ownership of taxi medallions, taxis and related assets represented approximately 76% of Elk's loan portfolio as of March 31, 2003. Loans made to finance the acquisition and/or operation of other small businesses constitute the balance of Elk's loan portfolio.

      From inception through April 2002, our only activities have been the operation of Elk. In May 2002, Ameritrans made its first loans to businesses using the proceeds raised from the public offering of 300,000 units, each unit of which was comprised of one share of Common Stock, one share of 9 3/8% cumulative participating preferred stock (face value $12.00) (the "Participating Preferred Stock") and one Warrant exercisable into one share of Common Stock for five (5) years at an exercise price of $6.70. Both Ameritrans and Elk are registered as business development companies, or "BDCs," under the Investment Company Act of 1940 (the "1940 Act"). Accordingly, Ameritrans and Elk are subject to the provisions of the 1940 Act governing the operations of BDCs. Both companies are managed by their executive officers under the supervision of their Boards of Directors, and the same individuals are the executive officers and directors of both companies.

      In addition, both Ameritrans and Elk have elected to be treated as "regulated investment companies," or "RICs," for tax purposes. Under the Internal Revenue Code, as a RIC, we will generally not be subject to U.S. federal corporate income tax on our investment income if we make qualifying distributions of our income to stockholders. As a RIC we qualify for this treatment as long as we distribute at least 90% of our investment company taxable income to our stockholders as dividends. Elk paid qualifying dividends from July 1983 through June 1992 and continuously since June 1996. Since December 16, 1999, when we acquired Elk, these dividends have been payable to Ameritrans as Elk's sole stockholder. Ameritrans has paid dividends to its stockholders since its inception with the exception of the three month periods ended June 30, 2000, September 30, 2000 and March 31, 2003.

      Because it is an SBIC, Elk's operations are subject to other restrictions, and all loans and investments must comply with applicable SBA Regulations. For example, the interest rate that Elk can charge, the percentage of any other company it can own, the size of the businesses to which it can make loans, and the length of time to the maturity date are limited by SBA rules. Elk's business is funded by loans from banks and, to a lesser extent, by the proceeds of subordinated debentures issued to the SBA. Ameritrans is not an SBIC and is not subject to SBA regulation. See "Elk's Loans" and "Regulation -- The Small Business Act of 1958."

CURRENT BUSINESS ACTIVITIES

      AMERITRANS. From inception through April, 2002, Ameritrans' only activities were the operation of Elk. In May 2002, Ameritrans began making loans to businesses using the proceeds raised from the Company's Unit Offering.

      ELK. Elk was organized primarily to provide long-term loans to businesses eligible for investments by SBICs under the 1958 Act ("Small Business Concerns"). Elk has made loans for financing the purchase or continued ownership of taxi medallions, taxis and related assets.

      Although Elk's certificate of incorporation provides Elk with the authority to invest in the equity capital of Small Business Concerns, Elk makes equity investments in Small Business Concerns on a selective basis, and only to a limited extent. Equity securities in Elk's investment portfolio at March 31, 2003 totaled $797,502 or 1.29% of total assets. Elk may make additional equity investments. However, unless necessary to protect a prior investment of Elk that is at risk, equity investments shall not exceed 20% of Elk's total assets. Elk has one (1) wholly-owned subsidiary, EAF Holding Corporation, formed in 1992, the sole activities of which are to own and operate certain real estate assets acquired in satisfaction of loans.

TAXI MEDALLION FINANCE INDUSTRY AND MARKET OVERVIEW

      CHICAGO TAXI MEDALLION INDUSTRY AND MARKET. As part of its geographic diversification strategy, Elk studied the Chicago taxi medallion market in 1994, and began making loans in Chicago in April 1995. The taxi market and medallion system in Chicago is regulated by the City of Chicago Department of Consumer Services, Public Vehicle Operations Division. The number of taxi medallions is limited by city ordinances, and until 1988, these ordinances gave control of the majority of the medallions to the two largest taxi operators in Chicago, Yellow Cab Co., and Checker Taxi Co., Inc.

      Since 1988, the taxi industry in Chicago has shifted toward more individual ownership. Over the succeeding 10 years, the Yellow Cab Co. and Checker Taxi Co., Inc., pursuant to a new ordinance, gave 1,300 medallions back to the City, and the City added 100 medallions each year. These medallions were distributed in a lottery system to taxi drivers who had never owned a medallion. By July 1997 there were a total of 5,700 medallions issued in Chicago, of which Yellow Cab Co. owned approximately 2,071, and the remaining 3,629 were owned by individual owner drivers, or by individual operators who had purchased multiple medallions.

      In December 1997, the City Council increased the number of medallions by 1,000 additional medallions, which were issued over a period of three years. Of these medallions, 500 were issued in lotteries to taxi drivers who never owned a medallion, and the other 500 were auctioned to the highest bidder. In the November 1998 auction of 150 medallions, there were 499 bids to purchase medallions. The winning bid prices ranged from $57,000 to $63,000 per medallion, which was approximately the same as open market prices for taxi medallions that were sold in Chicago at that time. In the August, 1999 auction of 150 medallions, the winning bid prices ranged from $65,000 to $70,000.

      In October 2000, the City of Chicago held its final auction of 200 medallions under the program authorized in December 1997. The City set a minimum bid of $60,000, and all 200 medallions were sold at auction at prices that ranged from $60,000 to $68,000. In July 2000, the last 200 medallions authorized under the lottery program were distributed by lottery.

      In November 2000, the City Council passed a new ordinance authorizing the City to auction up to 50 medallions per year through November 2004, representing a total of 150 medallions over three years. The City Council, however, did not authorize any further lotteries of medallions. The new ordinance also requires purchasers of the medallions to operate a taxi-van instead of the standard taxicab vehicle, which we believe will cost the medallion purchaser three times as much to purchase, equip and prepare as compared to a standard taxicab. As a result, we believe that the 150 medallions, when auctioned, will command lower prices than the prices that would otherwise be available in the market place for the purchase of medallions without the taxi-van requirement.

      On January 21, 1999, the Yellow Cab Co. auctioned 175 medallions in a sealed bid auction at prices equal to the current open market value price for medallions. Subsequent to January 1999, Yellow Cab Company continued to sell medallions that it owned, and we believe that they have sold approximately 800 additional medallions to owner drivers, who they continue to service in their radio group, and through the Yellow Cab Company operations. We believe that the sale of these additional medallions by Yellow to owner drivers will offer additional financing opportunities for the Company to service their financing needs.

      Chicago regulations set forth certain qualifications that all owners of taxi medallions must meet, and require that all security interests in medallions be registered with the Department of Consumer Services. The Department of

Consumer Services also is involved (along with the City Council) in setting taxi fares, and in setting maximum lease rates that may be charged by owners to lessees of taxis, who drive them on a daily, weekly, or monthly basis.

      CHICAGO MARKETING STRATEGY FOR MEDALLION FINANCING. At the present time, most medallion sales in Chicago are handled through brokers or attorneys. An active market place has developed in Chicago for the purchase and resale of medallions. Due to the current economic difficulties in the Chicago market, Elk's most recent experience was that medallions were selling for between $50,000 and $60,000 per medallion, but Elk is presently selling its foreclosed medallions for approximately $58,000 per medallion and it provides full financing to the Purchaser. Previously, the City of Chicago imposed a 5% transfer tax on a medallion held for two years or more, a 10% transfer tax on a medallion held for between one and two years, and a 25% transfer tax on a medallion held less than one year. In November 2000 this ordinance was reduced to 10% for the first year and 5% thereafter, and imposed a flat 5% for any foreclosure sale. The recent imposition of the transfer taxes, in addition to being a source of revenue to Chicago, was also scaled in order to inhibit speculation in the purchase and resale of taxi medallions without the intent of actually operating taxis.

      We are currently contemplating setting up a subsidiary corporation (or corporations) to take title to 35 of our remaining foreclosure medallions, and to thereafter lease them out to our taxi drivers on a 30-month lease, the terms of which will also provide the lessee with an option to purchase the medallion at $60,000, less credit given for payment of the option payment. In order to lease the medallion, we will also purchase a taxi vehicle and lease the vehicle to the operator as a finance lease whereby the operator will own the vehicle for a nominal payment at the end of the 30-month term of the lease. By entering into the lease program with options to purchase, we believe that we will maximize our cash flow and develop a current income return on these assets that is favorable when compared with the gross interest income we would receive on a similar transaction that was structured as a sale with a loan by us to the purchaser.

      We are also contemplating entering into an agreement with a large operator of taxi medallions whereby we would take title to an additional 35 foreclosed medallions and lease them to the medallion operator. Unlike the above structure, the medallion operator would not be given an option to purchase the medallions. Negotiations are presently underway with this medallion operator.

      We are also continuing to finance taxi medallion transactions in Chicago to our existing non-defaulting borrowers and to other potential borrowers who qualify.

      THE NEW YORK CITY TAXI MEDALLION INDUSTRY AND MARKET. Under current law, the number of taxi medallions that may be issued by New York City is limited to 12,187. The City, however, has proposed selling an additional 900 medallions over the course of three years. Under the proposal the City would auction 300 medallions each year. The New York City Taxi and Limousine Commission (the "TLC") is presently conducting an environmental impact study on this plan.

      There are two types of medallions: corporate and individual owner-driver. Of the present total of 12,187 medallions, 7,058 are corporate medallions and 5,129 are for individually owned cabs. A corporate medallion is issued for a cab owned by a corporation that owns a minimum of two cabs and two corporate medallions (i.e., one corporate medallion per cab). An individual owner-driver may not own more than one cab and one medallion. Corporate medallions are used by large fleet concerns with many taxis and many drivers or by small corporations owning at least two medallions and two taxis driven by two owner-drivers (the so-called "minifleet").

      Only 11,787 medallions could be issued until August 8, 1995, when a law permitting the issuance of up to 400 additional taxi medallions over a three-year period went into effect. The TLC conducted the sale of 133 medallions in May 1996, 133 medallions in October 1996, and 134 medallions on October 1, 1997. Of these new medallions, 160 were sold to individuals and the balance to minifleets in lots of two.

      At the present time, most medallion sales are handled through brokers. As a result, an active marketplace has developed for the purchase and resale of medallions. The price of a medallion varies with supply and demand. Elk's most recent experience, in May 2003, was that individually owned medallions sold for approximately $223,000 and corporate medallions sold for approximately $262,000 each. In addition, a 5% New York City transfer tax and various brokerage commissions are additional expenses incurred in the acquisition and sale of a medallion.

      Based upon statistics obtained from the TLC, from 1989 through 1998, the number of corporate medallions that were resold by their holders varied each year from approximately 245 to 440, which suggests that there were between 122 and 220 minifleet corporations in need of financing each year, while the number of individual owner medallions sold each year varied from 250 to 415. Assuming that a typical minifleet financing for purchases of medallions might involve a sum of approximately $450,000, the dollar volume of New York City minifleet financings might range from $55 million to $99 million a year. Assuming that a typical individual medallion financing for a purchase of a medallion involves a sum of approximately $200,000, the dollar volume of New York City individual medallion financing might range from $48 million to $88 million a year.

      In addition to financings for purchases and sales of medallions, a substantial market exists for refinancing the indebtedness of existing minifleet or individual medallions. Management estimates this market to exceed that of the market for financing transfers, and to be in excess of $100,000,000 per year.

      A prospective medallion owner must meet the requirements of the TLC, which approves all sales and transfers. In general, the requirements are that the prospective owner have no criminal record, that the purchase funds be derived from legitimate sources, and that the taxi vehicle and meter meet specifications set by the TLC. Also required is a clearance from prior insurers of the seller in the form of letters stating that there are no outstanding claims for personal injuries in excess of insurance coverage.

      NEW YORK MARKETING STRATEGY FOR MEDALLION FINANCING. Medallion transfers in the New York City market are usually handled through medallion brokers, who have frequent contact with taxi owners and drivers. Medallion brokers locate buyers for sellers of medallions and sellers for buyers of medallions, and then typically employ a financing broker to arrange for the financing of the medallion purchases. In many cases the medallion broker and the financing broker are the same party or related parties.

      Elk has received a significant number of referrals from certain medallion brokers in New York. Elk also receives referrals from financing brokers and its borrowers. In addition, Elk occasionally places advertisements in local industry newspapers and magazines. Elk also uses brokers, advertising and referrals in connection with its taxi lending business in the Chicago, Boston, and Miami markets.

      BOSTON TAXI MEDALLION INDUSTRY AND MARKET. Elk began to review the Boston taxi market in the fall of 1994 and began making loans in this market in 1995. Since 1930, the Boston Police Commissioner has had exclusive jurisdiction over the regulation of taxi operations, including the issuance and transfer of medallions. The Hackney Carriage Unit of the Boston Police Department deals with taxi regulatory issues.

      By statute, the number of medallions issued in the City of Boston may not exceed 1,525, subject to increase or decrease in the Police Commissioner's discretion. The number of medallions remained essentially unchanged from the late 1940's until January 1999, when the City sold 75 additional medallions at auction. Prices at this auction exceeded $140,000 per medallion. The City of Boston auctioned another 75 medallions in September 1999 and 57 medallions in May of 2000. In 2001, the City sold an additional 20 medallions for handicap use, bringing the total of outstanding medallions to approximately 1790. Current market prices of Boston medallions are approximately $200,000.

      Under the applicable statutes and rules, Boston taxi medallions are assignable, subject to the approval of the Police Commissioner. In practice, transfer applications are submitted to the Hackney Carriage Unit, which has issued guidelines and forms for transfers. Loans by financial institutions or individuals are secured by taxi medallions and assets are routinely allowed in accordance with the Hackney Carriage Unit's "Procedures for Recording Secured Party Interest."

      BOSTON MARKETING STRATEGY FOR MEDALLION FINANCING. The Boston taxi market services the City of Boston, which includes Logan Airport. Elk's marketing efforts have included retention of a local attorney, advertising in the Carriage News, a local trade newspaper, and the use of forwarding brokers. As of March 31, 2003, the total principal amount of our outstanding taxi loans in Boston was $1,908,073.

      MEDALLION INDUSTRY IN METRO-DADE COUNTY, (MIAMI AREA), FLORIDA. Elk began to investigate the Miami area taxi market in 1995, and began making loans in 1996. The Miami taxi industry has been regulated on a county-wide basis in Metro-Dade County, Florida since 1981. The Passenger Transportation Regulatory Division (the "PTRD") of the Metro-Dade County Consumer Services Division oversees taxi operations and licenses in accordance with the Metro-Dade County Code.

      Until April 1999, each taxi operator in Metro-Dade County was required to obtain a "For-Hire" license. The number of licenses was limited to one license for each 1,000 residents in the county. With approximately 2,100,000 residents in the county, 2,100 licenses could have been issued; however, 1879 have been issued to date and 27 are pending. In 1991, a For-Hire license loan program was approved, authorizing the use of loans to purchase (but not to refinance) licenses and taxis. Any lender must be a licensed lending institution authorized to do business in Florida. To the best of our knowledge, Elk is currently one of only six lending institutions that are authorized to make loans to the taxi industry in Metro-Dade County. Transfers of licenses and financing arrangements are subject to prior approval by the PTRD and the County Board of Commissioners.

      For-Hire licenses were considered a privilege, not a property right. However, since licenses were limited in number, the marketplace created a "market price" or value in connection with the transfer of the license right to a purchaser. As of April 1999, the Metro-Dade County Code was amended to create a "medallion," or property right, system with a view to attracting traditional financing providers to provide the taxi industry with additional funding sources. Existing For-Hire licenses were automatically converted into medallions.

      According to official Metro-Dade County publications issued in the year 2000, approximately one-third of the currently outstanding licenses are owned by individuals or corporations that own and operate only one license. Other than 106 licenses held by one owner, the balance of the licenses are owned mainly by holders of two to five licenses. The number of license transfers has been generally increasing in recent years, with a high of 197 transfers in 1997, with an average reported price of $51,658. Market prices have increased substantially since 1997. We believe that the present market price of licenses/medallions in Metro-Dade County as of May, 2003 is between $115,000 to $120,000 per medallion.

      MIAMI AREA MARKETING STRATEGY FOR MEDALLION FINANCING. We believe that the recent change to a medallion system and an emphasis on individual operator-ownership of medallions for the future will open a large new market for taxi medallion financing in the Miami area. Since this is an emerging market, we are currently developing strategies to develop contacts and market our financing to potential purchases of medallions, and in the event refinancing is permitted, to those owners who may wish to refinance their medallions in the future. As of March 31, 2003, the total principal amount of our outstanding taxi loans in the Miami area was $3,002,007.

COMMERCIAL (NON-TAXI) LOANS -- OVERVIEW

      Elk began making loans to diversified (non-taxi) small businesses ("Commercial Loans") in the New York City metropolitan area in 1985, in order to diversify its loan portfolio, which until that time had consisted almost entirely of loans to owners of New York City taxi medallions. After a period of losses in its Commercial Loan portfolio from 1991 to 1994, Elk has been increasing this portfolio on a selective basis since 1995, with a concentration on loans to operators of retail dry cleaners and laundromats. Recently, Elk has also begun geographically expanding its Commercial Loan portfolio, with loans in South Florida, Massachusetts, and North Carolina.

      Elk has chosen to concentrate its Commercial Loan portfolio in loans secured by retail dry cleaning and coin-operated laundromat equipment because of certain characteristics similar to taxi medallion lending that make these industries attractive candidates for profitable lending. These factors include:
(i) relatively high fixed rates of interest ranging from approximately 325 to 700 basis points over the prevailing Prime Rate at the time of origination, (ii) low historical repossession rates, (iii) vendor recourse in some cases, (iv) significant equity investments by borrowers, (v) an active market for repossessed equipment, and for resale of businesses as going concerns through transfers of the leasehold and business equipment to new operators, and (vi) a collateral service life that is frequently twice as long as the term of the loans. We estimate that there are approximately 4,000 retail dry cleaners and approximately 3,000 laundromats in the New York City metropolitan area. In addition, we believe that specialization in the dry cleaning and laundromat industries will permit relatively low administrative costs because documentation and terms of credit are standardized, and the consistency among the loans has simplified credit review and portfolio analysis.

      We further believe that other niche industries with similar characteristics will provide additional loan portfolio growth opportunities. Elk's other Commercial Loans are currently spread among other industries, including auto sales, retirement home, commercial construction, car wash, theater, restaurant, and financial services.

      Elk's Commercial Loans finance either the purchase of the equipment and related assets necessary to open a new business or the purchase or improvement of an existing business, and Elk has originated Commercial Loans in principal amounts up to $1,000,000. Elk generally retains these loans, although from time to time it sells participation interests in its loans to diversify risk, or purchases participation interests in loans generated by other SBICs.

ELK'S LOANS

      Elk's primary business has been to provide long-term business loans at commercially competitive interest rates (which at March 31, 2003, ranged from 6.0% to 18% per annum). From 1979 through March 1997, Elk was a "Specialized Small Business Investment Company" ("SSBIC") under the rules of the SBA. All of its loans were required to be made to small businesses that were majority-owned by socially or economically disadvantaged persons, known as "Disadvantaged Concerns." In September 1996, the 1958 Act was amended to provide, among other things, that no further subsidized funding would be made available to SSBICs. Consequently, Elk amended its Certificate of Incorporation and entered into an agreement with the SBA in February 1997 in order to convert Elk from an SSBIC to an SBIC. As such, Elk may now lend to persons who are not Disadvantaged Concerns. As of March 31, 2003 more than 90% of Elk's loans and investments were to Disadvantaged Concerns.

      Elk intends to continue to make loans to Disadvantaged Concerns, particularly in connection with the ownership of taxis and related assets in the New York City and Chicago markets. Elk also intends to diversify its activities by lending and investing in a broader range of Small Business Concerns.

      SBA Regulations set forth a ceiling on the interest rates that an SBIC may charge its borrowers. Under the current SBA Regulations, the basic maximum rate of interest that an SBIC may charge is 19%. However, if either the weighted average cost of the SBIC's qualified borrowings, as determined pursuant to SBA Regulations, or the SBA's current debenture interest rate, plus, in either case, 11% and rounded off to the next lower eighth of 1%, is higher, the SBIC may charge the higher rate. The maximum rate of interest that Elk was allowed to charge its borrowers for loans originated during March, 2003 was 19%. See "Regulation -- The Small Business Act of 1958."

      Elk has agreed with the SBA that it must maintain a non-taxi investment/loan portfolio (included with the combination of its assets acquired and receivables on assets acquired in the future) in an amount not less than its outstanding SBA guaranteed leverage (i.e., debentures) issued since 1995, which amount is currently $2,470,000. See "Investment Policies -- Elk's Investment Policies -- Concentration of Investments."

      Elk may revise the nature of its loan portfolio at such time as its Board of Directors determines that such revision is in the best interests of Elk. Elk does not currently anticipate that its loan portfolio will realize an annual turnover in excess of 50%. Elk will not lend to, or otherwise invest more than the lesser of (i) 10% of its total assets, or (ii) 30% of its paid-in capital attributable to its Common Stock in any one Small Business Concern. Elk has not made, and is prohibited by applicable SBA Regulations from making, loans to officers, directors or principal stockholders of Elk or "associates" of Elk, as such term is defined in applicable SBA Regulations.

TAXI MEDALLION FINANCING LOANS

      A large portion of Elk's loans have been made to purchasers or owners of New York City taxi medallions. Since Elk commenced operations it has made over $175,000,000 of such loans. However, the New York market has become increasingly more competitive in recent years. In New York City, medallion prices dropped from $223,000 in July, 2000 for individual medallions to $200,000 as of September, 2002. Prices for individual medallions increased to $223,000 by May 2003. Prices in New York for corporate medallions fell from $257,000 per medallion in July, 2000 to $230,000 in September, 2002, and have since risen to $262,000 per medallion by May 2003. Interest rates in the New York City market for taxi loans have recently dropped to six percent (6%) per annum. This has limited Elk's opportunities to make profitable loans or expand its activities in this market.

      In 1995 and 1996 Elk began expanding its taxi lending business into the Chicago, Boston, and Miami markets, where its taxi lending business has increased and continued to be profitable. During the time Elk has been making taxi loans in these markets, the market prices of medallions have generally been increasing. However, in Chicago the market price for medallions dropped approximately 15% during the fiscal year ended June 30, 2001. Since April 1995 when Elk began making loans in the Chicago taxi medallion market, the market value of a medallion increased from approximately $32,000 to a high of approximately $68,000. From July, 2000 through June, 2002, the market value of a Chicago taxi medallion decreased to approximately $50,000 to $60,000, depending on the terms and conditions of the cash or financed sale. As of the date of this Prospectus, medallions are selling for approximately $50,000 to $60,000 per medallion. During the time Elk has been making taxi loans in Boston and the Miami area, the market price of medallions has increased from approximately $90,000 to $200,000 in Boston and from approximately $65,000 to between $115,000 and $120,000 in Miami.

      As of March 31, 2003, $14,140,910, or 24.8%, of the aggregate principal amount of its outstanding loans of $56,973,994, represented loans made to finance the purchase or continued ownership of New York City taxi medallions and related assets; an aggregate of $23,652,202, or 41.5%, consisted of loans to finance the purchase or refinancing of taxi medallions in Chicago, and the balance of $19,180,882 or 33.7% consisted of loans to various commercial borrowers, of which $1,908,073, or 3.3%, was invested in Boston taxi medallion financing and $3,002,007, or 5.3%, was invested in Miami taxi medallion financing. See " -- Loan Portfolio; Valuation," below.

      Due to increasing competition, annual interest rates for new loans in the New York market are currently averaging 6.0%. Interest rates on Chicago taxi loans generally have ranged from 10% to 14% per year. With additional competition presently in the market place, it is expected that rates will range in the near term from 10% to 12% per year on new loans, depending upon the size of the loan, the repayment schedule, the balloon dates, the loan-to-value ratio, and the credit history of the borrower. In addition, most recent loans that Elk has made in Chicago have been for six to eight year terms and are self-amortizing. With increased competition in the market, the term of the loan may be expected to increase to periods longer than six years. Interest rates on loans in the Boston market currently range from 9-13%, and in the Miami market currently range from 10-13%.

COMMERCIAL LOAN PORTFOLIO

      Ameritrans began making diversified Commercial Loans in May 2002. At March 31, 2003, Ameritrans' Commercial Loan portfolio consisted of five loans totaling $690,155, of which two loans totaling $560,978 were to debt collection businesses, one loan for $60,000 was for real estate investment and two loans for $69,176 was invested to Miami taxi medallion financing. The proceeds of the loans to the debt collection businesses were used to purchase interest in a pool of charged off credit card receivables.

      Elk began making non-taxi Commercial Loans in 1985. Due to the effects of the nationwide recession of the early 1990's on the New York City metropolitan area economy, between 1990 and 1994 Elk suffered significant losses in its Commercial Loan portfolio. These losses were primarily written off against income earned by Elk on its taxi loan portfolio. By 1995, the local economy had improved and Elk again began making selective Commercial Loans, and its activities in this area have been increasing steadily. At June 30, 1995, Elk's Commercial Loans totaled $1,275,654, or 5.5%, of Elk's total loan portfolio, while at March 31, 2003, Elk's Commercial Loans totaled $13,649,824, or 24.3%, of Elk's total loan portfolio. For the nine months ended March 31, 2003, the Company had write off and depreciation of interest and loans receivable of $412,884. On July 1, 2001, the Company had a beginning balance in its reserve of loss account of $318,500. For the year ended June 30, 2002, the Company took charge offs from the reserves of $80,000. This resulted in the ending balance of the reserve for loss account at June 30, 2002 and March 31, 2003 of $238,500. During the fiscal year ended 2002, the Company had total write off and depreciation on interest and loans receivable of $393,145.

      At March 31, 2003, Elk's Commercial Loan portfolio consisted of 86 loans, of which 17 loans totaling $1,179,970 were to dry-cleaning businesses, 32 loans totaling $6,571,251 were to laundromat businesses, and 37 loans totaling $5,898,603 were to a variety of other small businesses. Loans to dry cleaners and laundromats represented 56.8% of the aggregate principal amount of Elk's Commercial Loans outstanding at March 31, 2003.

      Elk generally originates Commercial Loans by financing the cost of dry cleaning, laundromat or other business-specific equipment, while the borrower is making an equity investment to finance the cost of installation, building of appropriate infrastructure to support the equipment, installation of other equipment necessary for the business operations, other decorations and working capital. Substantially all Commercial Loans are collateralized by first security interests in the assets being financed by the borrower, or by real estate mortgages. In addition, Elk generally requires personal guaranties from the principals of the borrower and in limited cases obtains recourse guaranties from the equipment vendors.

      Elk's Commercial Loans typically require equal monthly payments covering accrued interest and amortization of principal over a four to eight year term and generally can be prepaid with a fee of 60 to 90 days of interest during the first several years of the loan. The term of, and interest rate charged on, Elk's Commercial Loans are subject to SBA Regulations.

      Elk generally obtains interest rates on its Commercial Loans that are higher than it can obtain on New York City taxi medallion loans. The Company believes that the increased yield on Commercial Loans compensate for their higher risk relative to medallion loans and that it will benefit from the diversification of its portfolio. Interest rates on currently outstanding Commercial Loans range from 7% to 18%.

      In addition to its loan portfolio, Ameritrans has purchased limited partnership interests in four different properties that are multi-family, luxury garden apartment complexes in the Houston metropolitan area aggregating $233,200 invested. In addition, Ameritrans, through Elk, recently invested $310,000 in a limited liability company which owns and operates a hotel in Arlington, Virginia.

LOAN PORTFOLIO; VALUATION

      The following table sets forth a classification of the Company's outstanding loans as of March 31, 2003:

Type of Loan                                 Number        Interest        Maturity Dates           Balance
------------                                of Loans        Rates           (In Months)           Outstanding
                                            --------        -----           -----------           -----------
New York City:
       Taxi medallion....................     67              6 - 16%          2 - 239            $14,002,782
       Radio car service.................     16             11 - 15%           3 - 48                138,128
Chicago:
       Taxi medallion....................    461            9.9 - 16%          1 - 143             23,652,202
Boston:
       Taxi medallion....................     15              9 - 11%          1 - 179              1,908,073
Miami:
       Taxi medallion....................     80           10.5 - 16%          9 - 104              3,002,007
Other loans:
       Restaurant........................      7             10 - 15%         27 - 117                905,415
       Car Wash/Auto Center..............      5              8 - 15%          23 - 50                636,532
       Dry Cleaner.......................     17            9.5 - 18%          15 - 87              1,179,970
       Laundromat........................     32            7.5 - 18%          20 - 84              6,571,251
       Financial Services................      1                  14%              108                252,781
       Black Car Service (real property).      2           10.5 - 11%               39                399,661
       Auto Sales........................      6             11 - 13%           9 - 87                627,207
       Movie Theater.....................      1                  16%              108                169,478
       Retirement home...................      2         13.5 - 14.5%         84 - 114                237,321
       Commercial construction...........      4             13 - 16%          39 - 54                976,943
       Telecommunications................      1                  12%               33                 76,997
       Leather Goods.....................      1                  16%               50                187,202
       Beverage distributor..............      1                14.5%              163                193,331
       Marina............................      1                14.5%               42                218,446
       Plumbing & heating supplies.......      1                  14%               97                137,350
       Real Estate.......................      2                13.5%          48 - 64                175,221
       Florist...........................      1                7.25%              109                374,236
       Food Market.......................      2             12 - 16%         73 - 114                390,482
       Debt Collection...................      2                17.5%               27                560,978
                                                                                                  -----------
Total Loans Receivable                                                                             56,973,994
Less: Allowance for loan losses                                                                      (238,500)
                                                                                                  -----------
Loans Receivable, net                                                                             $56,735,494
                                                                                                  ===========

      Loans made by Elk to finance the purchase or continued ownership of taxi medallions, taxis and related assets are typically secured by such medallions, taxis and related assets. Loans made by Ameritrans and Elk to finance the acquisition and/or operation of retail, service or manufacturing businesses are typically secured by real estate and other assets. In the case of loans to corporate owners, the loans are usually personally guaranteed by the stockholders of the borrower. Elk generally obtains first mortgages, but occasionally has participated in certain financings where it has obtained a second mortgage on collateral. Elk has obtained a relatively higher rate of interest in connection with these subordinated financings. Elk has not, to date, committed more than 5% of its assets to any one business concern in its portfolio. The interest rates charged by Elk on its currently outstanding loans range from 6% to 18% per annum. As of March 31, 2003, the annual weighted average interest rate on Elk's loans was approximately 11%. The average term of Elk's currently outstanding loans is approximately 48 months.

      VALUATION -- As an SBIC, Elk is required by applicable SBA Regulations to submit to the SBA semi-annual valuations of its investment portfolio, as determined by its Board of Directors, which considers numerous factors including but not limited to the financial strength of its borrowers to determine "good" or "bad" status, and fluctuations in interest rates to determine marketability of loans. Reference is made to Footnotes 1, 2 and 3 of Notes to Financial Statements for a discussion of Elk's method of valuation of its current portfolio of loans. In the event Elk invests in securities for which price quotations are readily available, Elk will value such investments at their fair market value, based on such quoted prices. With respect to securities for which price quotations are not readily available, such securities will be valued at fair market value as determined by the Board of Directors.

      COLLECTION EXPERIENCE -- Elk has not had a material loss of principal in any taxi medallion loan except with the Chicago taxi loan defaults in the past year. From time to time, Elk has also experienced some small losses of principal on its taxi lending operations. Elk has also experienced some losses of principal in its diversified (non-taxi) loan portfolio. Likewise, its collection experience (timely payments, collections on foreclosure, etc.) with taxi medallion financings has historically been better than with its non-taxi loans. From 1991 through 1994, substantially all of Elk's provisions for loan losses and losses on assets acquired were related to business loans secured by real estate and to radio car loans. In addition, from 1991 through 1995, Elk had difficulty selling off real estate acquired on defaulted loans as a result of a depressed real estate market. Since 1995, Elk has substantially increased its diversified loan portfolio, and its overall collection experience with these loans has improved, although it has experienced losses on selective loans.

      During the twenty (20) months since September 11, 2001, the Chicago taxi market has suffered through an economic slowdown which caused approximately 25% of our Chicago taxi loans to default and the Company to commence foreclosure actions. Approximately one-half of the foreclosures and resales have been completed by this time. When the tragic events of September 11, 2001 occurred, the Chicago market was in the process of absorbing 1,000 new medallions that had been sold by the city over the past three years. As a result of the increase in supply of medallions and the reduction in demand for service, and corresponding reduction in revenues by taxi operators, the Company, as well as other lenders in the Chicago taxi medallion lending market, experienced a greater rate of default in their Chicago loan portfolio than they had previously. It also became more difficult to resell these medallions due to the fall in their market prices from their high of $68,000 to $70,000 per medallion.

      Market conditions began to improve during the first six months of 2002, during which the Company sold some of its defaulted medallions directly to buyers and through an arrangement with the Checker Taxi Association, Inc. By June 30, 2002, the Company had resold 30 Chicago taxi medallions. During the nine months ended March 31, 2003, an additional 28 Chicago taxi medallions were resold. In addition to the medallion sales, taxi owners who had defaulted were able to reinstate their loans after paying certain fees and executing loan modification and reinstatement agreements, and, accordingly, began operating their taxis again.

      As a result of the softness in the Chicago taxi market during the fiscal year ended June 30, 2002, the Company charged off a total of $62,881 of principal on the Chicago loan portfolio, of which $48,604 was due to losses on 12 completed medallion foreclosure sales of Chicago medallions. For the nine months ended March 31, 2003, the Company charged off a total of $52,213 of principal on the Chicago loan portfolio of which $50,018 was due to losses on 14 completed foreclosure sales of Chicago medallions. The Company also wrote off $114,928 of accrued interest on all of the 30 completed Chicago foreclosed medallion loans, and did not accrue an additional $38,145 of interest on certain of the foreclosed Chicago medallion loans for the year ended June 30, 2002. The Company also incurred $126,565 of foreclosure expenses for the year ended June 30, 2002. These expenses arose as the Company satisfied outstanding balances with the City of Chicago on defaulted loans, which was required before the Company could repossess and resell the medallions. In addition, for the year ended June 30, 2002, the Company increased its unrealized depreciation on interest receivable for potential losses on the remaining Chicago taxi medallion loans that were in default by an additional net amount of $206,272. For the nine months ended March 31, 2003, the Company wrote off $189,362 of accrued interest on the completed Chicago foreclosed medallion loans, and did not accrue an additional $40,817 of interest on certain foreclosed Chicago Medallion loans. The Company incurred $281,838 of foreclosure expenses for nine months ended March 31, 2003. For the nine months ended March 31, 2003, the unrealized depreciation on interest receivable was increased to $399,000.

SOURCES OF FUNDS

      Elk is authorized to borrow money and issue debentures, promissory notes and other obligations, subject to SBA regulatory limitations. Other than the subordinated debentures issued to the SBA, Elk has to date borrowed funds only from banks. As of March 31, 2003, Elk maintained three lines of credit totaling $40,000,000 with an overall lending limit of $40,000,000. At March 31, 2003, Elk had $35,780,000 outstanding under these lines. The loans, which mature through November 2003, bear interest based on the Company's choice of the lower of either the reserve adjusted LIBOR rate plus 150 basis points or the banks' prime rates minus 1/2% plus certain fees as of March 31, 2003. Upon maturity, Elk anticipates extending the lines of credit for another year as has been the practice in previous years. Pursuant to the terms of the loan agreements, Elk is required to comply with certain terms, covenants and conditions, and has pledged its loans receivable and other assets as collateral for the above lines of credit.

      During January 2002, the Company and the SBA entered into an agreement whereby the SBA committed to reserve debentures in the amount of $12,000,000 to be issued to the Company on or prior to September 30, 2006. As of June 30, 2002, no amount has been drawn on this commitment. Subsequently, in July 2002, a new debenture payable to the SBA was drawn from the reserved pool of $12,000,000 in the amount of $2,050,000 with an interim interest rate of 2.351%. The fixed rate of 4.67% was determined on the pooling date of September 25, 2002. In addition to the fixed rate, there is an additional annual SBA user fee of $0.87% per annum that will also be changed making the rate 5.54% before applicable amortization of points and fees. In December 2002, another new debenture payable to the SBA was drawn in the amount of $3,000,000 with an interim interest rate of 1.927%. The fixed rate of 4.63% was set by the SBA on March 26, 2003 and there is also an additional SBA user fee of $0.87% per annum that will be charged.

      If interest rates rise, our cost of funds would increase while the rates on our outstanding loans to our borrowers remained fixed, and, accordingly, our profitability would decrease. In order to partially contain this risk, we have purchased interest rate caps and interest rate swaps. While these limit our exposure to upward movement in interest rates on our bank loans, they initially increase the effective interest rates that we pay on loans subject to these agreements. However, general rises in interest rates will reduce our interest rate spread in the short term on the floating portion of our bank debt that is not covered by interest rate caps or interest rate swaps. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Interest Expense" and Note 12 of Notes to Consolidated Financial Statements.

      Pursuant to the SBA Agreement, Elk agreed to limit the aggregate of its indebtedness based on a computation of a borrowing base each quarter. The borrowing base computation is calculated to determine that the total amount of debt due on the senior bank debt and SBA debentures does not exceed approximately 80% of the value of performing loans and investments in Elk's portfolio and on a temporary basis, until March 1, 2002, up to 85% of performing taxi medallion loans. Loans that are more than 90 days in arrears are valued at a lower amount in computing the borrowing base.

      In connection with the SBA Agreement, Elk has also entered into an intercreditor agreement (the "Intercreditor Agreement") and a custodian agreement (the "Custodian Agreement") with its banks and the SBA. Pursuant to the Custodian Agreement, the banks and the SBA-appointed Israel Discount Bank of New York as the custodian to hold certain notes, security agreements, financing statements, assignments of financing statements, and other instruments and securities as part of the collateral for Elk's indebtedness to the banks and the SBA. The Intercreditor Agreement sets forth the respective rights and priorities of the banks and the SBA with respect to the repayment of indebtedness to the banks and the SBA and as to their respective interests in the collateral. Pursuant to the Intercreditor Agreement, the banks consented to the grant by Elk to the SBA of a security interest in the collateral, which security interest ranks junior in priority to the security interests of the banks.

SBIC BENEFITS

      GENERAL. As an SBIC, Elk is eligible to receive certain financing from the SBA on favorable terms, and Elk and its stockholder are entitled to certain tax benefits, both described below. The SBA has a certain amount of discretion in determining the type and amount of financing that will be made available to an SBIC. Therefore, there can be no assurance as to the nature and amount of SBA financing that may actually be obtained by Elk. Furthermore, there are certain restrictions and requirements to which Elk is subject by virtue of it being an SBIC.

      BACKGROUND. SBICs were created under the 1958 Act as vehicles for providing equity capital, long-term loan funds and management assistance to small businesses. In general, the SBA considers a business to be "small," and therefore eligible to receive loans from an SBIC, only if (i) its net worth does not exceed $18,000,000 and if the average of its net annual income after taxes for the preceding two years was not more than $6,000,000 or (ii) it meets the size standard for the industry in which it is primarily engaged, pursuant to SBA Regulations. In addition, an SBIC is required to allocate a portion of its portfolio to the financing of concerns that (i) together with their affiliates do not have net worth in excess of $6 million and do not have an average net income after taxes for the preceding two years in excess of $2 million or (ii) meet the size standard for the industry in which they are primarily engaged. SBICs are licensed, regulated, and sometimes partially financed, by the SBA.

      BENEFITS. The principal benefits to Elk of being licensed as an SBIC are as follows:

      The SBA is authorized to guaranty full repayment of all principal and interest on debentures issued by an SBIC to the extent of 300% of the SBIC's "Leverageable Capital," as defined in the applicable SBA Regulations. However, the percentage of allowable leverage decreases if the SBIC's Leverageable Capital exceeds $15,000,000. The term of such debentures is typically 10 years. The SBA will guarantee such debentures only after such an SBIC has demonstrated a need for such debentures as evidenced by the SBIC's investment activity and its lack of sufficient funds available for investments; provided, however, that an SBIC that has invested at least 50% of its Leverageable Capital and outstanding leverage shall be presumed to lack sufficient funds available for investment. Generally, such debentures will bear interest at a fixed rate that is based on the rate which is set by the underwriters of the pooled debentures sold through SBIC Funding Corp.

      With respect to debentures guaranteed after July 1, 1991, the SBA's claim against an SBIC is subordinated, in the event of such SBIC's insolvency, only in favor of present and future indebtedness outstanding to lenders and only to the extent that the aggregate amount of such indebtedness does not exceed the lesser of 200% of such SBIC's paid-in capital and paid-in surplus (as adjusted pursuant to SBA Regulations), or $10,000,000. However, the SBA may agree to a subordination in favor of one or more loans from certain lenders, in its sole discretion. Pursuant to the SBA Agreement and the Intercreditor Agreement, the SBA agreed to a subordination in favor of Elk's banks; provided, however, that Elk is required to keep its overall debt to certain levels based upon the performance of its portfolio.

COMPETITION

      Banks, credit unions, other finance companies, some of which are SBICs, and other private lenders compete with Elk in the origination of taxi medallion loans and commercial installment loans. Finance subsidiaries of equipment manufacturers also compete with Elk. Many of these competitors have greater resources than Elk and certain competitors are subject to less restrictive regulations than Elk. As a result, Elk expects to continue to encounter substantial competition from such lenders. Therefore, there can be no assurance that Elk will be able to identify and complete financing transactions that will permit it to compete successfully.

EMPLOYEES

      As of March 31, 2003, we employed a total of nine employees.

                               INVESTMENT POLICIES

ELK INVESTMENT POLICIES

      The investment policies described below are the fundamental policies of Elk. Under the 1940 Act, these policies may be changed only by the vote of the lesser of (i) a majority of Elk's outstanding Common Stock, or (ii) 67% of the number of shares of Common Stock present in person or by proxy at a stockholder meeting at which at least 50% of the outstanding shares of Common Stock are present. Because Ameritrans is the only stockholder of Elk, we have agreed with the SEC that Elk's fundamental investment policies will be changed only by the vote of the Ameritrans stockholders.

      (a) ISSUANCE OF SENIOR SECURITIES. Elk may issue subordinated debentures to the SBA in the maximum amounts permissible under the 1958 Act and the applicable regulations. Elk currently does not have any preferred stock authorized.

      (b) BORROWING OF MONEY. Elk has the power to borrow funds from banks, trust companies, other financial institutions, the SBA or any successor agency and/or other private or governmental sources, if determined by Elk's Board of Directors to be in its best interests.

      (c) UNDERWRITING. Elk has not engaged, and does not intend to engage, in the business of underwriting the securities of other issuers.

      (d) CONCENTRATION OF INVESTMENTS. Elk may not concentrate 25% or more of its total assets in securities of issuers in any industry group except the taxi industry. Elk will make at least 25% of its investments for financing the purchase or continued ownership of taxi medallions, taxis and related assets. The balance of its investments includes, and Elk intends to continue to finance, the acquisition and/or operation of other small businesses.

      (e) REAL ESTATE. Elk has not engaged, and does not intend to engage, in the purchase and sale of real estate. However, Elk may elect to purchase and sell real estate in order to protect any of its prior investments which it considers at risk.

      (f) COMMODITIES CONTRACTS. Elk has not engaged, and does not intend to engage, in the purchase and sale of commodities or commodities contracts.

      (g) LOANS. Elk has made, and will continue to make, loans to Small Business Concerns in accordance with the provisions of the 1958 Act and the SBA Regulations.

      (h) WRITING OPTIONS. Elk has not engaged, and does not intend to engage, in the writing of options.

      (i) SHORT SALES. Elk has not engaged, and does not intend to engage, in short sales of securities.

      (j) PURCHASING SECURITIES ON MARGIN. Elk has not engaged, and does not intend to engage, in the purchase of securities on margin.

      (k) FUTURES CONTRACTS. Elk has not engaged, and does not intend to engage, in the purchase or sale of futures contracts.

      (l) RESTRICTED SECURITIES. Elk may invest up to 100% of its assets in restricted securities.

      (m) TYPES OF INVESTMENTS. Although Elk was organized primarily to provide long term loan funds to Small Business Concerns, Elk's certificate of incorporation provides Elk with the authority to invest in the equity capital of Small Business Concerns. Accordingly, Elk may make equity investments in Small Business Concerns if determined by its Board of Directors to be in the best interests of Elk.

      (n) MAXIMUM INVESTMENT. Elk will not lend or otherwise invest more than the lesser of (i) 10% of its total assets or (ii) 30% of its paid-in capital attributable to its Common Stock with respect to any one Small Business Concern.

      (o) PERCENTAGE OF VOTING SECURITIES. The percentage of voting securities of any one Small Business Concern which Elk may acquire may not exceed 49% of the outstanding voting equities of such Small Business Concern.

      (p) MANAGEMENT CONTROL. Elk does not intend to invest in any company for the purpose of exercising control of management. However, Elk may elect to acquire control in order to protect any of its prior investments which it considers at risk.

      (q) INVESTMENT COMPANIES. Elk has not invested, and does not intend to invest, in the securities of other investment companies.

      (r) PORTFOLIO TURNOVER. Elk intends to make changes in its portfolio when, in the judgment of its Board of Directors, such changes will be in the best interest of our stockholders in light of the then existing business and financial conditions. We do not anticipate that Elk's loan portfolio will realize an annual turnover in excess of 50%, although there can be no assurance with respect thereto.

AMERITRANS INVESTMENT POLICIES

      Ameritrans' only fundamental policies, that is, policies that cannot be changed without the approval of the holders of a majority of Ameritrans' outstanding voting securities, as defined under the 1940 Act, are the restrictions described below. A "majority of Ameritrans' outstanding voting securities" as defined under the 1940 Act means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares. The other policies and investment restrictions referred to in this Prospectus, including Ameritrans' investment objectives, are not fundamental policies of Ameritrans and may be changed by Ameritrans' Board of Directors without stockholder approval. Unless otherwise noted, whenever an investment policy or limitation states a maximum percentage of Ameritrans' assets that may be invested in any security or other asset, or sets forth a policy regarding quality standards, such standard or percentage limitation will be determined immediately after and as a result of Ameritrans' acquisition of such security or other asset. Accordingly, any subsequent change in values, assets, or other circumstances will not be considered when determining whether the investment complies with Ameritrans' investment policies and limitations. Ameritrans' fundamental policies are as follows:

      (a) Ameritrans will at all times conduct its business so as to retain its status as a BDC under the 1940 Act. In order to retain that status, Ameritrans may not acquire any assets (other than non-investment assets necessary and appropriate to its operations as a BDC) if, after giving effect to such acquisition, the value of its "Qualifying Assets," amount to less than 70% of the value of its total assets. See "Regulation."

      (b) Ameritrans may borrow funds and issue "senior securities" to the maximum extent permitted under the 1940 Act. As a BDC, Ameritrans may issue senior securities if, immediately after such issuance, the senior securities will have an asset coverage of at least 200%. Under the 1940 Act, subordinated debentures issued to or guaranteed by the SBA, the preferred stock issued to the SBA by Elk and Elk's bank borrowings may be considered senior securities issued by Ameritrans requiring asset coverage of 200%; however, pursuant to an Exemptive Order issued by the SEC on December 7, 1999, such debentures, preferred stock issued to the SBA and bank borrowings are exempt from the asset coverage requirements of the 1940 Act.

      (c) Ameritrans will not (i) underwrite securities issued by others (except to the extent that it may be considered an "underwriter" within the meaning of the Securities Act in the disposition of restricted securities), (ii) engage in short sales of securities, (iii) purchase securities on margin (except to the extent that it may purchase securities with borrowed money), (iv) write or buy put or call options, or (v) engage in the purchase or sale of commodities or commodity contracts, including futures contracts (except where necessary in working out distressed loan or investment situations). Ameritrans and Elk may purchase interest rate caps and swaps covering up to 100% of their variable rate debt. In addition, Ameritrans may sponsor the securitization of loan portfolios.

      (d) Ameritrans and Elk may originate loans and loans with equity features. To the extent permitted under the 1940 Act and the regulations promulgated thereunder, Ameritrans may also make loans as permitted (i) under its existing stock option plans, (ii) under plans providing for options for disinterested directors that might be adopted by Ameritrans in the future, and (iii) to officers and directors for the purchase of Ameritrans Common Stock.

      (e) Ameritrans will hold all of the outstanding common stock of Elk and Elk Capital and may organize additional subsidiaries in the future. Ameritrans may acquire restricted securities of small businesses.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information concerning the directors and executive officers of the Company:

NAME                                       ADDRESS                                     POSITION
----                                       -------                                     --------
Gary C. Granoff(1)(2)        c/o Ameritrans Capital Corporation            President and Chairman of Board of
                             747 Third Avenue, 4th Floor                   Directors
                             New York, New York 10017

Ellen M. Walker(1)(2)        c/o Ameritrans Capital Corporation            Executive Vice President and Director
                             747 Third Avenue, 4th Floor
                             New York, New York 10017

Lee A. Forlenza(1)(2)        c/o Ameritrans Capital Corporation            Senior Vice President and Director
                             747 Third Avenue, 4th Floor
                             New York, New York 10017

Margaret Chance(2)           c/o Ameritrans Capital Corporation            Vice President and Secretary
                             747 Third Avenue, 4th Floor
                             New York, New York 10017

Silvia Mullens(2)            c/o Ameritrans Capital Corporation            Vice President
                             747 Third Avenue, 4th Floor
                             New York, New York 10017

Steven Etra(2)               55-25 58th Street                             Vice President and Director
                             Maspeth, New York

Paul Creditor                747 Third Avenue, Ste. 4C, New York,          Director
                             New York

Allen Kaplan                 c/o Team Systems, 30-17 40th Avenue,          Director
                             Long Island City, New York

NAME                                       ADDRESS                                     POSITION
----                                       -------                                     --------
John Laird                   481 Canoe Hill Road                           Director
                             New Canaan, Connecticut

Howard Sommer                c/o New York Community Investment Co.,        Director
                             LLC, 110 Williams Street, 32nd Floor,
                             New York, NY

Wesley Finch                 c/o The Finch Group                           Director
                             1801 Clint Moore Road, Suite 210
                             Boca Raton, Florida 33487-2752

-----------

(1) Ellen M. Walker, Gary C. Granoff and Lee A. Forlenza are officers and shareholders in the law firm of Granoff, Walker & Forlenza, P.C.

(2) Mr. Gary C. Granoff, Ms. Ellen M. Walker, Mr. Lee A. Forlenza, Mr. Steven Etra, Ms. Margaret Chance and Ms. Silvia Mullens are each "interested persons" with respect to the Company, as such term is defined in the 1940 Act.

COMMITTEES OF THE BOARD AND MEETING ATTENDANCE

      Ameritrans has a standing Audit Committee, a standing Compensation Committee and a 1999 Employee Plan Committee.

      The Audit Committee is presently comprised of Paul Creditor, John Laird and Howard Sommer. The function of the Audit Committee is to review our internal accounting control procedures, review our consolidated financial statements, and review with the independent public accountants the results of their audit. The Audit Committee held two meetings during fiscal 2002 and, to date, has held five meetings during fiscal 2003.

      The Compensation Committee reviews the Company's employment and compensation agreements with its employees. The committee is comprised of Allen Kaplan, John Laird, and Wesley Finch. The Compensation Committee was formed in August, 2001 and has held two formal meetings.

      The 1999 Employee Plan Committee administers the Company's 1999 Employee stock option plan. The 1999 Employee Plan Committee is comprised of Allen Kaplan and John Laird.

      The Board of Directors held three formal meetings during fiscal 2002. Six of the Board's directors attended each of the meetings of the Board, and three directors missed one meeting each. The Board has held three meetings during fiscal 2003.

EXECUTIVE COMPENSATION

      The following table sets forth all remuneration for services rendered to the Company to (i) each of the executive officers and (ii) all executive officers as a group during the fiscal year ended June 30, 2002. No non-employee director received compensation in excess of $60,000 during that period.

NAME AND PRINCIPAL POSITION                               CASH COMPENSATION(1)             SEP BENEFIT(2)
---------------------------                               --------------------             --------------
Gary C. Granoff, President                                     $  258,250(3)                 $ 25,500
Ellen M. Walker, Executive Vice President
    and General Counsel                                        $  115,800                    $ 17,370
Lee A. Forlenza, Senior Vice President                         $   51,500                    $  7,725
Steven Etra, Vice President                                    $   31,000                    $      0
Silvia Mullens, Vice President                                 $  100,522                    $ 15,078
Margaret Chance, Vice President and Secretary                  $   88,207                    $ 13,231
All executive officers as a group (6 persons)                  $  645,279                    $ 78,904

---------

(1) Officers' salaries constitute a major portion of Elk's total "management fee compensation," which must be approved by the SBA. The SBA has approved total officer and employee compensation of $648,000 for Elk. This amount includes officers' salaries, other salaries and employee benefits.

(2)   Simplified Employee Pension Plan.

(3)   Does not include $35,000 of reimbursable expenses.

      No stock options were granted to any named executive officer during the fiscal year ended June 30, 2002.

      Ameritrans and Elk have a policy of paying their directors who are not employees fees of $750 for each meeting attended. Since July 1, 1996, non-employee directors have been paid annual fees of $2,000 per year in addition to the fees paid for each meeting attended. Fees and expenses paid to non-affiliated directors were, in the aggregate, $36,875 for the year ended June 30, 2000, $19,750 for the year ended June 30, 2001, and $29,750 for the year ended June 30, 2002.

EXECUTIVE COMPENSATION PROGRAM

      Annual compensation for Ameritrans' executives consists of two principal elements: cash compensation, consisting of salaries and bonuses, and stock options.

CASH COMPENSATION

      In setting the annual base salaries for Ameritrans' executives, the Board of Directors reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of Ameritrans, and adjusts such amounts to reflect individual performance. Many of these companies are specialty finance companies. Ameritrans also regularly compares the salary levels of its executive officers with other lending companies.

      Increases in annual base salary are based on a review and evaluation of the performance of the activity for which the executive has responsibility, the impact of that activity on Ameritrans and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside Ameritrans.

      Cash bonuses are tied directly to Ameritrans' financial performance and the contribution of the executive to such performance.

EMPLOYMENT AGREEMENTS

      We have entered into employment agreements with six of our employees. We are required to disclose the terms of the agreements for five of those individuals:

      Gary Granoff. We entered into an amended and restated employment agreement with Gary Granoff dated December 31, 2002, for a term of five (5) years commencing July 1, 2003, which replaces the employment agreement by and between the Company and Mr. Granoff dated July 1, 2001. The agreement automatically renews for a five (5) year term, unless either party gives notice of non-renewal as provided therein. The agreement provides that Mr. Granoff will be paid an annual salary of $296,500 commencing July 1, 2003, which increases each year the agreement is in effect. The agreement also provides that Mr. Granoff will be paid a yearly bonus, based on his and Ameritrans' performance, an amount of which is determined by the Board of Directors but which may not be less than $15,000 per year for the first five (5) years of the employment agreement. If renewed, any bonus will be given solely in the Board's discretion. The agreement also provides for compensation to Mr. Granoff if he is terminated prior to the expiration of his employment term, the amount of which varies depending upon the nature of his termination. If, for instance, Mr. Granoff is terminated without cause (as defined in the agreement) he is entitled to a lump-sum payment in an amount equal to (i) his salary, as in effect at the time of termination, through the date of termination and an amount equal to his salary multiplied by the number of years remaining under the agreement, and (ii) an amount equal to all of the consulting fees payable under the terms of Mr. Granoff's consulting agreement with Ameritrans, as discussed below. The employment agreement also provides for confidentiality and for non-competition, and non-solicitation during the term of the agreement and for one (1) year thereafter.

      In conjunction with the employment agreement we also entered into an amended and restated consulting agreement with Mr. Granoff, which replaces the consulting agreement by and between the Company and Mr. Granoff dated as of July 1, 2001. The consulting agreement does not become effective and does not commence unless and until the employment agreement is terminated due to (i) Mr. Granoff's voluntary resignation from the Company or (ii) a notice of non-renewal of the employment agreement from either the Company or the Consultant. Upon the effectiveness of the consulting agreement Mr. Granoff shall be paid as a consultant at a rate equal to 1/2 the monthly salary in effect at the time the employment agreement is terminated plus any bonus received, if any, for that employment year and other benefits. The agreement also provides for confidentiality and non-competition for the term of the agreement, and non-solicitation during the term of the agreement and for one (1) year thereafter.

      Ellen Walker. We entered into an employment agreement with Ellen Walker for a term of five (5) years dated as of October 1, 2001. The agreement automatically renews for another five (5) year term unless either party terminates prior to renewal. The agreement provides that Ms. Walker will be paid an annual salary, which presently is $118,976, and increases each year the agreement is in effect. The agreement also provides that Ms. Walker will be paid a yearly bonus, at the discretion of Ameritrans, based on her and the Company's performance. The agreement provides for compensation to Ms. Walker if she is terminated prior to the expiration of her employment term, the exact amount of which varies depending upon the nature of the termination. If, for instance, Ms. Walker terminates the employment agreement for good reason (as defined in the agreement) she is entitled to a lump-sum payment equal to the sum of her salary, as in effect at the time of termination, and an amount equal to her salary multiplied by the number of years remaining under the agreement or two-and-one half years, whichever is greater. The agreement also provides for confidentiality and for non-competition and non-solicitation during the term of the agreement and for one (1) year thereafter.

      Silvia Mullens. The agreement with Ms. Mullens is for a term of five years dated as of January 1, 2002. The agreement automatically renews for another five-year term unless either party terminates prior to renewal. The agreement provides that Ms. Mullens will be paid an annual salary of $95,400, which increases five percent (5%) each year the agreement is in effect. The agreement also provides that Ms. Mullens will be paid a yearly bonus, at the discretion of Ameritrans, based on her and the Company's performance. The agreement provides for compensation to Ms. Mullens if she is terminated prior to the expiration of her employment term, the exact amount of which varies depending upon the nature of the termination. If, for instance, Ms. Mullens terminates the employment agreement for good reason (as defined in the agreement), she is entitled to a lump-sum payment equal to the sum of her salary, as in effect at the time of termination, and an amount equal to her salary multiplied by the number of years remaining under the agreement or two-and-one-half (2 1/2) years, whichever is greater. The agreement also provides for confidentiality and for non-competition and non-solicitation during the term of the agreement and for one year thereafter.

      Lee Forlenza. We entered into an amended and restated employment agreement with Lee Forlenza dated December 31, 2002, for a five (5) year term commencing as of July 1, 2003, which replaces the employment agreement by and between the Company and Mr. Forlenza dated October 1, 2001. The agreement automatically renews for a five (5) year term, unless either party gives notice of non-renewal prior to the expiration of the initial term. The agreement provides that Mr. Forlenza will be paid an annual salary of $76,250 commencing July 1, 2003, and increases each year the agreement is in effect. The agreement also provides that Mr. Forlenza will be paid a yearly bonus based on his and the Company's performance, an amount of which is determined by the Board of Directors but which may not be less than $10,000 for the first five (5) years of the employment agreement, and an initial bonus of $7,500. If the employment agreement is renewed, any bonus after the initial term will be paid solely in the discretion of the Board. The agreement provides for compensation to Mr. Forlenza if he is terminated prior to the expiration of his employment term, the exact amount of which varies depending upon the nature of the termination. If Mr. Forlenza terminates the employment agreement for good reason (as defined in the agreement, he is entitled to a lump-sum payment equal to the sum of his salary, as in effect at the time of termination, and an amount equal to his salary multiplied by the number of years remaining under the agreement or two-and-one half years, whichever is greater. The agreement also provides for confidentiality and for non-competition, and for non-solicitation during the term of the agreement and for one (1) year thereafter.

      Margaret Chance. The agreement with Ms. Chance is for a term of five (5) years dated as of January 1, 2002. The agreement automatically renews for another five-year term unless either party terminates prior to renewal. The agreement provides that Ms. Chance will be paid an annual salary of $75,000, which increases four percent (4%) each year the agreement is in effect. The agreement also provides that Ms. Chance will be paid a yearly bonus, at the discretion of Ameritrans but which shall not be less than $8,500 per year, based on her and the Company's performance. The agreement provides for compensation to Ms. Chance if she is terminated prior to the expiration of her employment term, the exact amount of which varies depending upon the nature of the termination. If, for instance, Ms. Chance terminates the employment agreement for good reason (as defined in the agreement), she is entitled to a lump-sum payment equal to the sum of her salary, as in effect at the time of termination, and an amount equal to her salary multiplied by the number of years remaining under the agreement or two-and-one-half (2 1/2) years, whichever is greater. The agreement also provides for confidentiality and for non-competition and non-solicitation during the term of the agreement and for one year thereafter.

STOCK OPTION PLANS

      The descriptions of the 1999 Employee Plan and the Director Plan set forth below are qualified in their entirety by reference to the text of the plans.

1999 EMPLOYEE PLAN

      An employee stock option plan (the "1999 Employee Plan") was adopted by the Ameritrans Board of Directors, including a majority of the non-interested directors, and approved by a stockholder vote, in order to link the personal interests of key employees to our long-term financial success and the growth of stockholder value. The 1999 Employee Plan is substantially identical to, and the successor to, an employee stock option plan adopted by the Board of Directors of Elk and approved by its stockholders in September 1998 (the "1998 Elk Employee Plan"). The 1999 Employee Plan was amended by the Board of Directors on November 14, 2001, and approved by the shareholders at the Annual Meeting on January 18, 2002. The amendment increases the number of shares reserved under the Plan from 125,000 shares to 200,000 shares.

      The 1999 Employee Plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code for the purchase of an aggregate of 200,000 shares (subject to adjustment for stock splits and similar capital changes) of Common Stock to our employees. By adopting the 1999 Employee Plan, the Board believes that we will be better able to attract, motivate and retain as employees people upon whose judgment and special skills our success in large measure depends. As of December 31, 2001, options to purchase an aggregate of 100,000 shares of Common Stock had been granted to various officers. These options were originally granted under the Elk 1998 Employee Plan. Options for 70,000 shares are exercisable for 10 years from the date of grant at a price of $8.88 per share (the fair market value of the Common Stock on the date of grant), and options for 30,000 shares are exercisable for five (5) years from the date of grant at a price of $9.77 per share. Accordingly, 100,000 shares of Common Stock are presently available for future awards under the 1999 Employee Plan.

      The 1999 Employee Plan is administered by the 1999 Employee Plan Committee of the Board of Directors, which is comprised solely of non-employee directors (who are "outside directors" within the meaning of Section 152(m) of the Internal Revenue Code and "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act")). The committee can make such rules and regulations and establish such procedures for the administration of the 1999 Employee Plan as it deems appropriate.

      The exercise price of an incentive stock option must be at the fair market value of our Common Stock on the date of grant (110% of the fair market value for stockholders who, at the time the option is granted, own more than 10% of the total combined classes of stock of Ameritrans or any subsidiary). An employee may only receive incentive stock option tax treatment for options exercisable up to $100,000, based upon the fair market value at the time of grant, in any one year.

      No option may have a term of more than ten years (five years for 10% or greater stockholders). Options generally may be exercised only if the option holder remains continuously associated with us or a subsidiary from the date of grant to the date of exercise. However, options may be exercised upon termination of employment or upon death or disability of any employee within certain specified periods.

      The following is a general summary of the federal income tax consequences under current tax law of incentive stock options ("ISOs"). It does not purport to cover all of the special rules, including special rules relating to persons subject to the reporting requirements of Section 16 under the 1934 Act who do not hold the shares acquired upon the exercise of an option for at least six months after the date of grant of the option and special rules relating to the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

      An optionee will not recognize taxable income for federal income tax purposes upon the grant of an ISO.

      Upon the exercise of an ISO, the optionee will not recognize taxable income. If the optionee disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to him or her, the optionee will recognize long-term capital gain or loss, and we will not be entitled to a deduction. However, if the optionee disposes of such shares within the required holding period, all or a portion of the gain will be treated as ordinary income, and we will generally be entitled to deduct such amount.

      In addition to the federal income tax consequences described above, an optionee may be subject to the alternative minimum tax.

THE DIRECTOR PLAN

      A stock option plan for non-employee directors (the "Director Plan") was adopted by the Ameritrans Board of Directors and approved by a stockholder vote, in order to link the personal interests of non-employee directors to our long-term financial success and the growth of stockholder value. The Director Plan is substantially identical to, and the successor to, a non-employee director stock option plan adopted by the Board of Directors of Elk and approved by its stockholders in September 1998 (the "Elk Director Plan"). Ameritrans and Elk submitted an application for, and received on August 31, 1999, an exemptive order relating to these plans from the SEC. The Director Plan was amended by the Board of Directors on November 14, 2001 and approved by the shareholders at the Annual Meeting on January 18, 2002. The amendment is still subject to the approval of the Securities and Exchange Commission. The amendment (i) increases the number of shares reserved under the plan from 75,000 to 125,000 and (ii) authorizes the grant of an option to purchase up to 1,000 shares at the market value at the date of grant to each eligible director who is re-elected to the Board of Directors.

      The Director Plan provides for the automatic grant of options to directors who are not our employees, officers or interested persons (an "Eligible Director"). By adopting the Director Plan, the Board believes that we will be better able to attract, motivate and retain as directors people upon whose judgment and special skills our success in large measure depends. The total number of shares for which options may be granted from time to time under the Director Plan is 75,000 shares, which will be increased to 125,000 upon SEC approval of the amendment to the Director Plan. At present, there are 22,224 shares outstanding which have been granted to eligible directors.

      The Director Plan provides that an Eligible Director serving on our Board of Directors who has served as a director for at least one year will automatically receive the grant of an option to purchase the number of shares of Common Stock determined by dividing $50,000 by the fair market value of the Common Stock on the date of the first anniversary such director became a director.

      In addition, and as stated above, upon the approval of the SEC to the amendment to the Director Plan, each eligible director to the Board of Directors who is re-elected will be granted an option to purchase up to 1,000 shares at the market value at the date of grant. The options are exercisable commencing one year after the date of grant.

      The Director Plan is administered by a committee of directors who are not eligible to participate in the Directors Plan. Options become exercisable with respect to such shares granted on the date on which the option was granted, so long as the optionee remains an Eligible Director. No option may be exercised more than five years after the date on which it is granted. The number of shares available for options, the number of shares subject to outstanding options and their exercise prices will be adjusted for changes in outstanding shares such as stock splits and combinations of shares. Shares purchased upon exercise of options, in whole or in part, must be paid for in cash or by means of unrestricted shares of Common Stock or any combination thereof.

      The following is a general summary of the federal income tax consequences under current tax law of non-qualified stock options ("NQSOs"). It does not purport to cover all of the special rules, including special rules relating to persons subject to the reporting requirements of Section 16 under the 1934 Act who do not hold the shares acquired upon the exercise of an option for at least six months after the date of grant of the option and special rules relating to the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

      Upon the exercise of a NQSO, the optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and Elk will generally be entitled to a deduction for such amount at that time. If the optionee later sells shares acquired pursuant to the exercise of a NQSO, he or she will recognize long-term or short-term capital gain or loss, depending on the period for which the shares were held. Long-term capital gain is generally subject to more favorable tax treatment than ordinary income or short-term capital gains.

      If the option does not have a readily ascertainable fair market value, an optionee will not recognize taxable income for federal income tax purposes upon the grant of an NQSO.

      Options granted under the Director Plan will not be transferable other than by the laws of descent and during the optionee's life may be exercised only by the optionee. All rights to exercise options will terminate after the optionee ceases to be an Eligible Director. If the optionee dies before expiration of the option, his legal successors may have the right to exercise the option in whole or in part within one year of death.

      The Director Plan may be terminated at any time by the Board of Directors, and will terminate 10 years after the effective date of the Director Plan. The Board of Directors may not materially increase the number of shares authorized under the plan or materially increase the benefits accruing to participants under the plan without the approval of our stockholders.

      The exercise or conversion price of the options issued pursuant to the Director Plan shall be not less than current market value at the date of issuance, or if no such market value exists, the current net asset value of such voting securities.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth certain information as to (i) those persons who, to our knowledge, owned 5% or more of our outstanding common stock as of June 17, 2003, (ii) each of our directors and (iii) all of our officers and directors as a group. Except as set forth below, the address of each person listed below is the address of Ameritrans.

 Name                                      Number of            Percentage of        Number of      Percentage of
 ----                                      Shares of             outstanding         Shares of       Outstanding
                                         Common Stock              Common          Participating    Participating
                                         Beneficially        Stock Beneficially      Preferred     Preferred Stock
                                             Owned                  Owned           Stock Owned         Owned
                                             -----                  -----           -----------         -----
 *Gary C. Granoff                            346,025(1)              16.62%            7,000             2.3%

 *Ellen M. Walker                             57,374(2)               2.79%               **               **

 *Lee A. Forlenza                             53,418(3)               2.60%            1,000               **

 Steven Etra                                 133,617(4)               6.50%               **               **
 55-25 58th Street
 Maspeth, NY

 Paul Creditor                                 7,556(5)                  **               **               **
 747 Third Avenue, Suite 4C
 New York, NY

 Allen Kaplan                                 10,556(6)                  **               **               **
 c/o Executive Charge, Inc.
 1440 39th Street
 Brooklyn, NY

 John P. Laird                                 5,656(7)                  **               **               **
 481 Canoe Hill Road
 New Canaan, CT

 Howard F. Sommer                              5,556(8)                  **               **               **
 c/o New York Community Investment
 Co., LLC
 120 Broadway
 New York, NY

 Dan M. Granoff                              155,979(9)               7.66%               **               **
 Children's Hospital
 Oakland Research Institute
 747 52nd Street
 Oakland, CA

 Paul D. Granoff                             143,179(10)              7.03%               **               **
 c/o Rush-Copley Medical Center
 1900 Ogden Avenue
 Aurora, IL

 Infinity Capital Partners, L.P.             128,800                  6.32%               **               **
 767 Third Avenue, 16th Floor
 New York, New York 10017

 *Margaret Chance                              1,700                    **               **               **

 *Silvia M. Mullens                              293                    **              293               **

 Officers, Directors and 5%                1,049,709(11)             48.56%            7,000             2.3%
 Stockholders as a group
 (13 persons)

--------------

* Gary C. Granoff, Ellen M. Walker, Lee A. Forlenza, Steven Etra, Margaret Chance and Silvia Mullens are each "interested persons" with respect to Ameritrans and Elk, as such term is defined in the 1940 Act.

**    Less than 1%.

(1) Excludes 30,533 shares of Common Stock owned directly and indirectly by Mr. Granoff's wife, as well as 1,000 shares of Participating Preferred Stock and 1,000 Warrants directly owned by her as to which he disclaims beneficial ownership. Also excludes 500 shares of Participating Preferred Stock owned by Dapary Management Corp., a corporation controlled by Mr. Granoff, and 1,000 shares of Participating Preferred Stock owned by J&H Associates Ltd. Pts., a partnership whose general partner is GCG Associates Inc., a corporation controlled by Mr. Granoff. Includes 30,000 options for the purchase of 30,000 shares of Common Stock, which options are exercisable immediately and expire five years from the date of grant, and 1,800 Warrants, which are exercisable within 60 days into 1,800 shares of Common Stock and which expire April 1, 2007. Also includes 16,900 shares owned by The Granoff Family Foundation, a charitable foundation for which Mr. Granoff and his mother and brother are trustees. Also includes 261 shares held by GCG Associates Inc., a corporation controlled by Mr. Granoff. Also includes 77,584 shares of common stock, as well as 500 shares of Participating Preferred Stock and 500 Warrants owned by DAPARY Management Corp., a corporation controlled by Mr. Granoff. Also includes 12,000 shares of Common Stock, as well as 1,000 shares of Participating Preferred Stock and 1,000 Warrants owned by J & H Associates Ltd. Pts., a partnership whose general partner is GCG Associates Inc., a corporation controlled by Mr. Granoff.

(2) Includes (i) 200 shares held by Ms. Walker as custodian for her son; (ii) 22,800 shares held by various trusts of which Ms. Walker is a trustee and as to which she disclaims beneficial ownership (Mr. Granoff retains a reversionary interest in 21,000 of such shares), and (iii) 20,000 shares issuable upon the exercise of ten-year options issued under the 1999 Employee Plan. See "Stock Option Plans."

(3) Includes 700 Warrants, and 17,500 shares of Common Stock issuable upon the exercise of ten-year options issued to under the 1999 Employee Plan. See "Stock Option Plans."

(4) Includes (i) 27,000 shares held by Mr. Etra's wife; (ii) 1,500 shares held by Mr. Etra's son; (iii) 10,000 shares held by SRK Associates LLC, a limited liability company controlled by Mr. Etra, (iv) 10,000 shares held by Lance's Property Development Corp. Pension Plan, of which Mr. Etra is a trustee and (v) 17,500 shares issuable upon the exercise of ten-year options issued under the 1999 Employee Plan. See "Stock Option Plans."

(5) Includes 5,556 shares issuable upon exercise of ten year options issued under the Director Plan. See "Stock Options Plans."

(6) Includes 5,556 shares issuable upon exercise of ten year options issued under the Director Plan. See "Stock Options Plans."

(7) Includes 5,556 shares issuable upon exercise of ten year options issued under the Director Plan. See "Stock Option Plans."

(8) Includes 5,556 shares issuable upon exercise of ten-year options issued under the Director Plan. See "Stock Option Plans."

(9) Includes (i) 10,900 shares owned by a charitable foundation, of which Jeannette Granoff, Gary C. Granoff and Dr. Dan M. Granoff are the trustees, and (ii) 2,800 shares held in an IRA Rollover Account for the benefit of Dr. Granoff.

(10) Includes 40,049 shares held by Dr. Paul Granoff directly, 77,630 held by Granoff Family Partners Ltd., of which Dr. Granoff is a general partner, and 25,500 shares held by the Granoff Pediatric Associates Profit Sharing Plan. Excludes 14,127 shares held by Dr. Granoff's wife, of which shares he disclaims beneficial ownership.

(11) Includes 4,000 shares issuable upon the exercise of 4,000 Warrants, 100,000 shares issuable upon the exercise of 30,000 five-year and 70,000 ten-year options issued under the 1999 Employee Plan, and 22,224 shares issuable upon the exercise of ten-year options issued under the Director Plan. See "Stock Option Plans."

      Except pursuant to applicable community property laws or as described above, each person listed in the table above has sole voting and investment power, and is both the owner of record and the beneficial owner of his or her respective shares.

      Except as otherwise indicated above, the persons listed in the above table have voting and investment power with respect to their respective shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Elk pays legal fees, on a fixed or hourly basis, for loan closing services relating to loans other than New York taxi and radio car loan closings to Granoff, Walker & Forlenza, P.C. ("Granoff, Walker") whose stockholders are officers and directors of Elk and Ameritrans. Such services related to New York taxi and radio car loans are provided by the officers and employees of Elk. Elk paid Granoff, Walker $34,221 in fees during the nine months ended March 31, 2003. The Company paid $63,733, $28,865, and $63,688 for the years ended June 30, 2002, 2001, and 2000, respectively. Elk generally charges its borrowers loan origination fees to generate income to offset the legal fees paid by Elk for loan closing services.

      We also rent office space from Granoff, Walker and share certain office expenses with that firm. For the nine months ended March 31, 2003, we paid $45,355 in rent, $47,390 in shared overhead expense, and $16,683 of other reimbursable shared overhead expense. Rent expense amounted to $44,965 for the year ended June 30, 2002 and $39,600 for each of the years ended June 30, 2001, and 2000, respectively. Shared overhead costs and reimbursable shared overhead expenses for the years ended June 30, 2002, 2001, and 2000 amounted to $98,925, $91,301, and $88,186, respectively.

      During the fiscal year ended June 30, 1998, Granoff, Walker exercised an option in its lease, at our request, and rented an additional 1,800 square feet of office space contiguous with our offices at a below market rent (the "Additional Space"). Until we require the Additional Space, the law firm sublets the Additional Space to outside tenants under short-term arrangements. In the event all or a portion of the Additional Space is vacant, Elk's Board of Directors has agreed to reimburse the law firm for the additional rent due. The estimated maximum amount of rent for which we would be responsible is $58,000 per year, less any sublet rental income received from the outside tenants. During the year ended 2002, Elk paid the law firm approximately $7,000 on account of this agreement. In August, 2001, Ameritrans' Board of Directors approved the execution of a formal sublease with the law firm on financial terms and conditions consistent with the prior arrangement for the period July 1, 2001 through April 30, 2004.

CONFLICTS OF INTEREST POLICIES

      The Boards of Directors of Ameritrans and Elk have adopted policies governing potential conflicts of interest between the companies and their directors and officers. Together, these policies comprise our "Codes of Ethics" as required under the 1940 Act.

      These policies generally provide that no officer, director or employee of the respective company will make any loan which might be deemed to be appropriate for that company, unless and until such transaction is first approved by a majority of the directors of that company who are not "interested persons" of that company within the meaning of the 1940 Act and who have no financial or other material interest in the transaction. A loan would not be deemed to be appropriate for Elk if in any manner such loan (or investment) would in any way violate SBA Regulations in effect at the time of making such loan or investment. In reviewing any such transaction, the directors will examine, among other factors, whether the transaction would deprive the company of an opportunity or whether it would otherwise conflict with our best interests and those of our stockholders. A complete record of any such review and the results of the review will be maintained by the respective company as part of its permanent records.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Ameritrans Certificate of Incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recision.

      The Ameritrans by-laws provide that Ameritrans shall indemnify its officers and directors to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We have entered into indemnification agreements with our officers and directors containing provisions that may require Ameritrans, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

      Ameritrans has directors' and officers' liability insurance. This policy was previously held by Elk for the benefit of its officers and directors and was assumed by Ameritrans upon the completion of the Share Exchange.

                                   REGULATION

                        FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a general summary of the federal income tax principles applicable to Ameritrans, based on the currently existing provisions of the Internal Revenue Code and the regulations thereunder. This summary does not purport to be a complete description of the tax considerations applicable to Ameritrans or to the holders of its Common Stock, Participating Preferred Stock and Warrants. These principles, in general, also apply to Elk, but the sole direct stockholder of Elk is Ameritrans.

      Ameritrans has elected to be treated as a "regulated investment company" (a "RIC") under Section 851 of the Internal Revenue Code, and Elk has elected to be treated as an RIC since 1984. A regulated investment company may deduct, for federal income tax purposes, most dividends paid to stockholders, thereby avoiding federal income taxation at the corporate level on stockholder dividends. In addition, because Elk currently qualifies for treatment as an RIC, Ameritrans anticipates that the dividends it receives from Elk will not be subject to corporate taxation at the level of Elk.

TAXATION OF REGULATED INVESTMENT COMPANIES

      In order to qualify as an RIC for a given fiscal year, a company must generally meet each of the following conditions for that fiscal year:

            a) The company must be registered as an investment company under the 1940 Act at all times during the year.

            b) At least 90% of the company's gross income for the year must be derived from interest, gains on the sale or other disposition of stock or other securities, dividends and payment with respect to securities loans.

            c) At the close of each quarter, at least 50% of the value of the company's total assets must be represented by cash, cash items (including receivables), securities of other RICs and securities of other issuers, except that the investment in a single issuer of securities may not exceed 5% of the value of the RIC's assets, or 10% of the outstanding voting securities of the issuer.

            d) At the close of each quarter, and with the exception of government securities or securities of other RICs, no more than 25% of the value of an RIC's assets may be made up of investments in the securities of a single issuer or in the securities of two or more issuers controlled by the RIC and engaged in the same or a related trade or business. However, if a non-RIC entity controlled by the RIC subsequently sustains internally generated growth (as opposed to growth via acquisitions), the diversification requirement will not be violated even if the non-RIC subsidiary represents in excess of 25% of the RIC's assets.

            e) The company must distribute as dividends at least 90% of its investment company taxable income (as defined in Section 852 of the Internal Revenue Code), as well as 90% of the excess of its tax-exempt income over certain disallowed tax-exempt interest deductions. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles. An RIC is, however, generally subject to federal income tax at regular corporate rates on undistributed investment company taxable income.

      In order to avoid the imposition of a non-deductible 4% excise tax on its undistributed income, an RIC is required, under Section 4982 of the Internal Revenue Code, to distribute within each calendar year at least 98% of its ordinary income for such calendar year and 98% of its capital gain net income (reduced by the RIC's net ordinary loss for the calendar year, but not below its net capital gain) for the one-year period ending on October 31 of such calendar year, plus any remaining undistributed income and gain from prior years.

      The tax benefits available to a qualified RIC are prospective, commencing with the fiscal year in which all the conditions listed above are met, and would not permit Ameritrans to avoid income tax at the corporate level on income earned during prior taxable years. If Ameritrans fails to qualify as an RIC for a given fiscal year, Ameritrans will not be entitled to a federal income tax deduction for dividends distributed, and amounts distributed as stockholder dividends by Ameritrans will therefore be subject to federal income tax at both the corporate level and the individual level.

      Dividends distributed by Elk to Ameritrans will constitute ordinary income to Ameritrans to the extent derived from non-capital gain income of Elk, and will ordinarily constitute capital gain income to Ameritrans to the extent derived from long-term capital gains of Elk. However, since Ameritrans is also an RIC, Ameritrans will, in general, not be subject to a corporate level tax on its income to the extent that it makes distributions to its stockholders. If Elk does not qualify as an RIC for any reason in any fiscal year, it will not be entitled to a federal income tax deduction for dividends distributed, and will instead be liable to pay corporate level tax on its earnings. Further, if Elk does not qualify as an RIC, such failure will cause Ameritrans to fail to qualify for RIC status as well, as long as Elk stock held by Ameritrans represents more than 25% of Ameritrans' assets. In such a case, Ameritrans may be taxed on the dividends received from Elk, subject to the deduction for corporate dividends received. The deduction for dividends received by corporations depend on the percentage of recipients ownership of the corporation paying the dividend. Under Section 243 of the Internal Revenue Code a 70% deduction is allowed if the receiving corporation owns less than 20% of the stock, by vote and value, of the paying corporation, 80% if at least 20% and less than 80% is owned, and 100% if the ownership percentage is over 80% and the dividend is a "Qualifying Dividend" paid between member of the same Affiliated Group. Thus, if Elk fails to qualify as an RIC for any reason, its earnings may be taxed at three levels, to Elk, in part to Ameritrans, and finally, when they are distributed by Ameritrans, to our stockholders.

      As long as Ameritrans qualifies as an RIC, dividends distributed by Ameritrans to its stockholders out of current or accumulated earnings and profits constitute ordinary income to such stockholders to the extent derived from ordinary income and short-term capital gains of Ameritrans (such as interest from loans by Ameritrans or dividends received from Elk). Any long-term capital gain dividends distributed by Ameritrans would constitute capital gain income to Ameritrans stockholders. To the extent Ameritrans makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of the stockholder's stock by the amount of such distribution, but not below zero, with distributions in excess of the stockholder's basis taxable as capital gains if the stock is held as a capital asset.

TAXATION OF SBICS

      As a result of Elk's status as a licensed SBIC under the 1958 Act, Elk and its stockholders qualify for the following tax benefits:

      (i) Under Section 243 of the Internal Revenue Code, Elk may deduct 100% of the dividends received by it from domestic corporations in which it has made equity investments, regardless of whether such corporations are subsidiaries of Elk (in contrast to the generally applicable 70% deduction under the Code). Because Elk generally makes long-term loans rather than equity investments, this potential benefit is not likely to be of practical significance to Elk or its stockholder.

      (ii) Under Section 1243 of the Internal Revenue Code, losses sustained on Elk's investments in the convertible debentures, or stock derived from convertible debentures, of Small Business Concerns are treated as ordinary losses rather than capital losses to Elk. Because Elk does not presently intend to purchase convertible debentures, however, this potential benefit is not likely to be of practical significance to Elk or its stockholder.

STATE AND OTHER TAXES

      The foregoing discussion relates only to federal income tax matters. Ameritrans and Elk are also subject to state and local taxation. The state, local and foreign tax treatment may not conform to the federal tax treatment discussed above. Stockholders should consult with their own tax advisors with respect to the state and local tax considerations pertaining to Ameritrans and Elk.

THE INVESTMENT COMPANY ACT OF 1940

      Ameritrans and Elk are closed-end, non-diversified management investment companies that have elected to be treated as BDCs and, as such, are subject to regulation under the 1940 Act. The 1940 Act contains prohibitions and restrictions relating to transactions between investment companies and their affiliates, principal underwriters and affiliates of those affiliates or underwriters. In addition, the 1940 Act provides that a BDC may not change the nature of its business so as to cease to be, or to withdraw its election as, a BDC unless so authorized by the vote of a "majority of its outstanding voting securities," as defined under the 1940 Act.

      BDCs are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock (collectively, "senior securities," as defined under the 1940 Act) senior to the shares of Common Stock offered hereby if their asset coverage of such indebtedness and all senior securities is at least 200% immediately after each such issuance. Subordinated SBA debentures, preferred stock guaranteed by or issued to the SBA by Elk, and Elk bank borrowings are not subject to this asset coverage test. In addition, while senior securities are outstanding, provision must be made to prohibit the declaration of any dividend or other distribution to stockholders (except stock dividends) or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the declaration of the dividend or distribution or repurchase. The Exemptive Order issued by the SEC grants certain relief from the asset coverage ratios applicable to BDCs.

      Under the 1940 Act, a BDC may not acquire any asset other than Qualifying Assets unless, at the time the acquisition is made, certain Qualifying Assets represent at least 70% of the value of the company's total assets. The principal categories of Qualifying Assets relevant to our proposed business are the following:

      (1) Securities purchased in transactions not involving a public offering from the issuer of such securities, which issuer is an eligible portfolio company. An "eligible portfolio company" is defined in the 1940 Act as any issuer which:

            (a) is organized under the laws of, and has its principal place of business in, the United States;

            (b) is not an investment company other than an SBIC wholly-owned by the BDC; and

            (c) satisfies one or more of the following requirements:

                  (i) the issuer does not have a class of securities with respect to which a broker or dealer may extend margin credit; or

                  (ii) the issuer is controlled by a BDC and the BDC has an affiliated person serving as a director of issuer;

                  (iii) the issuer has total assets of not more than $4,000,000 and capital and surplus (stockholders' equity less retained earnings) of not less than $2,000,000, or such other amounts as the SEC may establish by rule or regulation; or

                  (iv) the issuer meets such requirements as the SEC may establish from time to time by rule or regulation.

      (2) Securities for which there is no public market and which are purchased in transactions not involving a public offering from the issuer of such securities where the issuer is an eligible portfolio company which is controlled by the BDC.

      (3) Securities received in exchange for or distributed on or with respect to securities described in (1) or (2) above, or pursuant to the exercise of options, warrants or rights relating to such securities.

      (4) Cash, cash items, government securities, or high quality debt securities maturing in one year or less from the time of investment.

      In addition, a BDC must have been organized (and have its principal place of business) in the United States for the purpose of making investments in the types of securities described in (1) or (2) above. In order to count securities as Qualifying Assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must make available to the issuer of the securities significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available the required managerial assistance. We believe that the common stock of Elk held by Ameritrans are Qualifying Assets.

THE SMALL BUSINESS INVESTMENT ACT OF 1958

      Elk was formerly an SSBIC and, as explained in further detail below, was converted to an SBIC in February 1997 in accordance with an agreement with the SBA. The 1958 Act authorizes the organization of SBICs as vehicles for providing equity capital, long term financing and management assistance to Small Business Concerns. A Small Business Concern, as defined in the 1958 Act and the SBA Regulations, is a business that is independently owned and operated and which is not dominant in its field of operation. In addition, at the end of each fiscal year, at least 20% of the total amount of loans made since April 25, 1994 by each SBIC must be made to a subclass of Small Business Concerns that (i) have a net worth, together with any affiliates, of $6 million or less and average annual net income after U.S. federal income taxes for the preceding two (2) years of $2 million or less (average annual net income is computed without the benefit of any carryover loss), or (ii) satisfy alternative criteria under SBA Regulations that focus on the industry in which the business is engaged and the number of persons employed by the business or its gross revenues. SBA Regulations also prohibit an SBIC from providing funds to a Small Business Concern for certain purposes, such as relending and reinvestment.

      The 1958 Act authorized the organization of SSBICs to provide assistance to Disadvantaged Concerns, i.e., businesses that are at least 50% owned and managed by persons whose participation in the free enterprise system is hampered because of social or economic disadvantages. Certain 1996 amendment to the 1958 Act provided, among other things, that no further subsidized funding would be made available to SSBICs. Thereafter, pursuant to an agreement with the SBA, Elk was converted to an SBIC, subject to certain conditions imposed by the SBA. Under this agreement, Elk may now lend to persons who are not Disadvantaged Concerns. As of June 30, 2002, more than 90% of Elk's portfolio of loans and investments were to Disadvantaged Concerns.

      Under current SBA Regulations and subject to local usury laws, the maximum rate of interest that Elk may charge may not exceed the higher of (i) 19% or
(ii) a rate calculated with reference to Elk's weighted average cost of qualified borrowings, as determined under SBA Regulations or the SBA's current debenture interest rate. The current maximum rate of interest permitted on loans originated by Elk is 19%. At March 31, 2003, Elk's outstanding loans had a weighted average rate of interest of 11%. SBA Regulations also require that each loan originated by SBICs have a term of between five years and 20 years.

      The SBA restricts the ability of SBICs to repurchase their capital stock, to retire their subordinated SBA debentures and to lend money to their officers, directors and employees or invest in affiliates thereof. The SBA also prohibits, without prior SBA approval, a "change of control" or transfers which would result in any person (or group of persons acting in concert) owning 10% or more of any class of capital stock of an SBIC. A "change of control" is any event which would result in the transfer of the power, direct or indirect, to direct the management and policies of an SBIC, whether through ownership, contractual arrangements or otherwise.

      Under SBA Regulations, without prior SBA approval, loans by licensees with outstanding SBA leverage to any single Small Business Concern may not exceed 20% of an SBIC's Leverageable Capital. Under the terms of the SBA Agreement, however, Elk is authorized to make loans to Disadvantaged Concerns in amounts not exceeding 30% of its respective Leverageable Capital.

      SBICs must invest funds that are not being used to make loans in investments permitted under SBA Regulations. These permitted investments include direct obligations of, or obligations guaranteed as to principal and interest by, the government of the United States with a term of 15 months or less and deposits maturing in one year or less issued by an institution insured by the FDIC. The percentage of an SBIC's assets so invested will depend on, among other things, loan demand, timing of equity infusions and SBA funding and availability of funds under credit facilities.

      SBICs may purchase voting securities of Small Business Concerns in accordance with SBA Regulations. SBA Regulations prohibit SBICs from controlling a Small Business Concern except where necessary to protect an investment. SBA Regulations presume control when SBICs purchase (i) 50% or more of the voting securities of a Small Business Concern if the Small Business Concern has less than 50 stockholders or (ii) more than 20% (and in certain situations up to 25%) of the voting securities of a Small Business Concern if the Small Business Concern has 50 or more stockholders.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of Ameritrans consists of 5,000,000 shares, $.0001 par value, of Common Stock, of which 2,045,600 shares are issued and 2,035,600 are outstanding, and 1,000,000 shares of "blank check" preferred stock, of which 500,000 shares were designated as the Participating Preferred Stock and 500,000 remain as "blank check" preferred stock which have not been issued or are outstanding. As of July 9, 2003, there were 197 holders of record of the Ameritrans Common Stock, exclusive of shareholders holding stock in street name, three holders of record of the Participating Preferred Stock and three holders of record of the Warrants.

COMMON STOCK

      The holders of Common Stock are entitled to one (1) vote per share on all matters submitted to a vote of stockholders. Holders of Common Stock have neither cumulative voting rights (which means that the holders of a majority of the outstanding shares of Common Stock may elect all of our directors) nor any preemptive rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

      In order to qualify as a "regulated investment company" under the Internal Revenue Code, we are required to distribute as dividends to our stockholders, for each fiscal year, at least 90% of our taxable income and 90% of the excess of our tax-exempt income over certain disallowed deductions. In addition, in order to avoid a non-deductible 4% excise tax on any undistributed income, we are required to distribute as dividends, within each calendar year, at least 98% of our ordinary income for such calendar year and 98% of our capital gain net income for the one-year period ending on October 31 of such calendar year. See "Federal Income Tax Considerations." In the event of a liquidation, dissolution or winding up of Ameritrans, holders of Common Stock will be entitled to receive a ratable portion of the assets of Ameritrans remaining after provision for payment of creditors. All of the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

      Subject to the asset coverage requirements of the 1940 Act, Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders.

      The Board of Directors could issue series of the undesignated Preferred Stock to make more difficult or to discourage an outsider's attempt to obtain control of Ameritrans by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the Preferred Stock by the Board of Directors could have a negative effect on the rights of the holders of Common Stock. For example, holders of Preferred Stock may be entitled to receive dividends and distributions on liquidation before the holders of the Common Stock, and the Preferred Stock could have full or limited voting rights. As a result, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may cause the market price of the Common Stock to decline.

                  DESCRIPTION OF PARTICIPATING PREFERRED STOCK

      The following is a brief description of the terms of the Participating Preferred Stock. This description does not purport to be complete and is qualified by reference to the Certificate of Designations of the Participating Preferred Stock, the form of which is filed as an exhibit to this Registration Statement.

GENERAL

      Under the Certificate of Designations, Ameritrans initially will be authorized to issue up to 500,000 shares of Participating Preferred Stock. No fractional shares of Participating Preferred Stock will be issued. The Board of Directors reserves the right to issue additional shares of Participating Preferred Stock, from time to time, subject to the restrictions set forth in the Certificate of Designations and by law. The shares of Participating Preferred Stock will, upon issuance, be fully paid and nonassessable, and will have no preemptive, exchange, or conversion rights. Any shares of Participating Preferred Stock repurchased or redeemed by Ameritrans will be retired and will revert to authorized but unissued Preferred Stock undesignated as to series. The Board of Directors may, by resolution, designate any authorized but undesignated Preferred Stock from time to time by setting the preferences, rights, voting powers, restrictions, limitations, or terms of redemption. Ameritrans will not issue any class or series of stock senior to the shares of Participating Preferred Stock with respect to the payment of dividends or in distribution of assets upon liquidation, dissolution or winding up of the Company without the prior consent of at least a majority of the outstanding shares of Participating Preferred Stock voting separately as a class.

      Payments to the holders of Participating Preferred Stock of dividends or upon redemption or in liquidation will be subject to the prior payments of interest and repayment of principal then due on any other indebtedness of the Company.

DIVIDENDS

      Holders of shares of Participating Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of Ameritrans out of funds legally available therefor, cumulative cash dividends at the annual rate of 9 3/8% per share of the face value of $12.00. The dividends will be payable four times a year to the holders of record of the Participating Preferred Stock on March 31, June 30, September 30 and December 31 in each year (each a "Record Date"). The dividends are payable within 20 days after each Record Date (each a "Dividend Payment Date") with respect to the applicable Dividend Period (as defined below) (or portion thereof). Dividends on shares of Cumulative Preferred Stock shall accumulate from the date on which such shares of Cumulative Preferred Stock are originally issued (the "Date of Original Issue"). Each period beginning on and including a Record Date and ending on but excluding the next succeeding Record Date is referred herein as a "Dividend Period."

      No dividends will be declared or paid or set apart for payment on shares of Participating Preferred Stock for any Dividend Period or part thereof unless full cumulative dividends have been or contemporaneously are declared and paid on all outstanding shares of Participating Preferred Stock through the most recent Dividend Payment Dates thereof. If full cumulative dividends are not declared and paid on the Participating Preferred Stock, all dividends declared on the shares of Participating Preferred Stock will be paid pro rata to the holders of the outstanding shares of Participating Preferred Stock. Holders of shares of Participating Preferred Stock will not be entitled to any dividends, whether payable in cash, property, or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment that may be in arrears.

      For so long as any shares of Participating Preferred Stock are outstanding, Ameritrans will not declare, pay, or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants, or rights to subscribe for or purchase share of, Common Stock or other stock, if any, ranking junior to the Participating Preferred Stock as to dividends or upon liquidation) in respect of the Common Stock or any other stock of Ameritrans ranking junior to or on a parity with the Participating Preferred Stock as to dividends or upon liquidation, or call for redemption, redeem, purchase, or otherwise acquire for consideration any shares of its Common Stock or any other junior stock (except by conversion into or exchange for stock of Ameritrans ranking junior to or on a parity with the Participating Preferred Stock as to dividends and upon liquidation), unless, in each case, (i) Ameritrans will maintain an asset coverage of 200%, and (ii) full cumulative dividends on shares of Participating Preferred Stock due on or prior to the date of any such action have been declared and paid.

PARTICIPATION IN PROCEEDS FROM THE SALE OF THE COMPANY

      The holders of the Participating Preferred Stock will be entitled to a portion of the proceeds from the sale of the Company pursuant to any consolidation or merger of the Company which results in one hundred percent (100%) of the capital stock of the surviving or resulting entity being held by persons and/or entities other than the persons and/or entities that held the capital stock of the Company immediately prior to such consolidation or merger. In such consolidation or merger, in preference to any payment made to holders of the common stock or any other stock ranking junior to the Participating Preferred Stock, the holders of Participating Preferred Stock shall be entitled to receive a portion of the consideration received upon such merger or consolidation equal to the $12.00 face value plus any accrued and unpaid dividends and any Redemption Premium (as defined below) per share of Participating Preferred Stock. If Ameritrans is sold for an amount in excess of 120% of the per common share net asset value as determined in the good faith judgement of the board of directors, subject to applicable law at the time of the sale (the "Excess Value"), then the value received by the holders of the Participating Preferred Stock will be increased by adding, pro rata, to the amount such holders are entitled to receive pursuant to the preceding sentence that percentage of the Excess Value that is equal to the percentage of the Company's total capital (net assets) that is represented by the Participating Preferred Stock (based on the aggregate face value of the then outstanding shares of Participating Preferred Stock).

OPTIONAL REDEMPTION

      The shares of Participating Preferred Stock, subject to certain limitations, shall be redeemable in whole or in part from time to time solely at the option of Ameritrans during the first year from the date of the April 2002 Unit Offering at a premium (the "Redemption Premium") of 10% above the face value of $12.00 per share, during the second year at a Redemption Premium of 8% above the face value of $12.00 per share, during the third year at a Redemption Premium of 6% above the face value of $12.00 per share, during the fourth year at a Redemption Premium of 4% above the face value of $12.00 per share, and during the fifth year at a Redemption Premium of 2% above the face value of $12.00 per share. Thereafter, the Participating Preferred Stock shall be redeemable at the option of Ameritrans in whole or in part from time to time at the face value of $12.00 per share.

      Redemption Procedures. A Notice of Redemption will be given to the holders of record of Participating Preferred Stock selected for redemption not less than 30 or more than 60 days prior to the date fixed for the redemption. Each Notice of Redemption will state (i) the redemption date, (ii) the number of shares of Participating Preferred Stock to be redeemed, (iii) the CUSIP number(s) of such shares, (iv) the redemption price, (v) the place or places where such shares are to be redeemed, (vi) that dividends on the shares to be redeemed will cease to accrue on such redemption date, and (vii) the provisions of the Certificate of Designations under which the redemption is being made, including the amount of premium in excess of the $12.00 face value of the holders are entitled to receive, if any. No defect in the Notice of Redemption or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

LIQUIDATION RIGHTS

      Upon a liquidation, dissolution, or winding up of the affairs of the Company (whether voluntary or involuntary), holders of shares of Participating Preferred Stock then outstanding will be entitled to receive out of the assets of Ameritrans available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment of assets is made to holders of the Common Stock or any other class of stock of the Company ranking junior to the Participating Preferred Stock as to liquidation payments, a liquidation distribution in the amount of $12.00 per share, plus an amount equal to all accrued and unpaid dividends thereon up to and including the date fixed for such distribution or payment (whether or not earned or declared by the Company, but excluding interest thereon) plus the Redemption Premium, if any (collectively the "Liquidation Preference"), and such holders will be entitled to no further right or claim to any of the remaining assets of the Company. If, upon any liquidation, dissolution, or winding up of the affairs of the Company whether voluntary or involuntary, the assets of the Company available for distribution among the holders of all outstanding shares of Participating Preferred Stock and any other outstanding capital stock of the Company ranking on a parity with the Participating Preferred Stock as to payment upon liquidation will be insufficient to permit the payment in full to such holders of Participating Preferred Stock of the Liquidation Preference and the amounts due upon liquidation with respect to such other capital stock of the Company ranking on parity with the Participating Preferred Stock as to payment upon liquidation, then such available assets will be distributed among the holders of Participating Preferred Stock and such other capital stock ratably in proportion to the respective preferential amounts to which they are entitled. Unless and until the Liquidation Preference has been paid in full to the holders of Participating Preferred Stock, no dividends or other distributions will be made to holders of the Common Stock or any other stock of the Company ranking junior to the Participating Preferred Stock as to liquidation.

VOTING RIGHTS

      Except as otherwise stated in the Certificate of Designations and as otherwise required by applicable law, holders of shares of Participating Preferred Stock will be entitled to one vote per share on each matter submitted to a vote of stockholders and will vote together as a single class with holders of shares of Common Stock and of any other Preferred Stock entitled to vote with the Common Stock of the Company then outstanding. The holders of shares of Participating Preferred Stock shall not be entitled to vote as a class in any matter except as otherwise provided for in the Certificate of Designations, as required by the 1940 Act or otherwise required by law.

      In connection with the election of the Company's directors, holders of shares of Participating Preferred Stock and any other Preferred Stock entitled to vote for the election of directors, voting together as a separate class, will be entitled at all times to elect two of Ameritrans' directors, and the remaining directors will be elected by holders of shares of Common Stock and holders of shares of Participating Preferred Stock and any other Preferred Stock entitled to vote for the election of directors, voting together as a single class. At the Company's most recent annual meeting of shareholders, held February 25, 2003, John Laird and Howard Sommer, both of whom are disinterested directors, were elected by the holders of the Participating Preferred Stock to serve as the director representatives for the holders of the Participating Preferred Stock for a term of one year and until their successors are chosen and qualified.

      In addition, if at any time dividends on outstanding shares of Participating Preferred Stock and/or any other Preferred Stock are unpaid in an amount equal to at least two full years' dividends thereon, or if at any time the holders of any shares of Preferred Stock are entitled, together with the holders of shares of Participating Preferred Stock, to elect a majority of the directors of the Company under the 1940 Act, then the number of directors constituting the Board of Directors automatically will be increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Participating Preferred Stock and any other Preferred Stock as described above, would constitute a majority of the Board of Directors as so increased by such smallest number. Such additional directors will be elected at a special meeting of stockholders which will be called and held as soon as practicable after the automatic increase in the number of directors, and at all subsequent meetings at which directors are to be elected, the holders of shares of Participating Preferred Stock and any other Preferred Stock, voting together as a separate class, will be entitled to elect the smallest number of additional directors that, together with the two directors which such holders in any event will be entitled to elect, constitutes a majority of the total number of directors of the Company as so increased. The terms of office of the persons who are directors at the time of that election will continue until their successors are duly elected. If Ameritrans thereafter pays, or declares and sets apart for payment in full, all dividends payable on all outstanding shares of Participating Preferred Stock and any other Preferred Stock for all past dividend periods, or if the holders of the Participating Preferred Stock and the Preferred Stock entitled to vote for the election of such additional directors are no longer entitled to vote to elect a majority of the directors under the 1940 Act, the additional voting rights of the holders of shares of Participating Preferred Stock and any other Preferred Stock as described above will cease, and the terms of office of all of the additional directors elected by the holders of shares of Participating Preferred Stock and any other Preferred Stock (but not of the directors with respect to whose election the holders of shares of Common Stock were entitled to vote or the two directors the holders of shares of Participating Preferred Stock and any other Preferred Stock have the right to elect in any event) will terminate immediately and automatically and the number of directors shall automatically be reduced to the number that existed prior to the automatic increase described above.

      So long as the shares of Participating Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the shares of Participating Preferred Stock outstanding at the time, and all other series of Preferred Stock entitled to vote thereon, voting together as one class, amend, alter, or repeal the provisions of the Certificate of Incorporation, (directly or indirectly or by operation of law (including by merger, consolidation or otherwise)), so as to adversely affect any of the rights set forth in the Certificate of Incorporation or the Certificate of Designations of holders of the shares of Participating Preferred Stock. So long as the shares of Participating Preferred Stock are outstanding, the Company will not without the affirmative vote of the holders of a majority of the shares of Participating Preferred Stock voting separately as a single class, issue shares of any class or series of stock ranking senior to the Participating Preferred Stock with respect to the payment of dividends or in distribution of assets upon liquidation, dissolution or winding up of the Company. The affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of the shares of the Participating Preferred Stock and any other Preferred Stock, voting together as a separate class, will be required to approve any plan of reorganization (as defined in the 1940 Act) adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, any action to change the subclassification from a closed-end investment company to an open-end investment company and changes in the Company's investment objectives or changes in the investment company restrictions described as fundamental policies under "Investment Objectives and Policies," each to the extent shareholder authorization is required. The class vote of holders of shares of the shares of Participating Preferred Stock and any other Preferred Stock described above will be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Participating Preferred Stock and any other Preferred Stock, voting together as a single class, necessary to authorize the action in question under the Certificate of Incorporation, any Certificate of Designations or required by law.

      The foregoing voting provisions will not apply to any shares of Participating Preferred Stock if, at or prior to the time when the act with respect to which such vote otherwise would be required will be effected, such shares will have been (i) redeemed or (ii) called for redemption and sufficient consideration provided to the Dividend-Paying Agent to effect such redemption.

LIMITATION UNDER THE 1940 ACT ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF ADDITIONAL PREFERRED STOCK

      Under the 1940 Act to which the Company is subject, and in addition to the terms of the Certificate of Designations of the Participating Preferred Stock, so long as any shares of Participating Preferred Stock are outstanding, the Company may issue and sell one or more series of a class of senior securities of the Company representing indebtedness under the 1940 Act and/or otherwise create or incur indebtedness, provided that the Company will, immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, have an "asset coverage" for all senior securities of the Company representing indebtedness, as defined in the 1940 Act, of at least 200% of the amount of all indebtedness of the Company then outstanding and no such additional indebtedness will have any preference or priority over any other indebtedness of the Company upon the distribution of the assets of the Company or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Company then in effect, will not be considered to be indebtedness limited by the Certificate of Designations. In addition, pursuant to an order granted to Ameritrans and Elk in November 1999, certain bank and SBA indebtedness of Elk is excluded from the asset coverage requirements imposed on Ameritrans and Elk by the 1940 Act.

      Under the 1940 Act to which the Company is subject, and in addition to the terms of the Certificate of Designations of the Participating Preferred Stock, so long as any shares of Participating Preferred Stock are outstanding, the Company may issue and sell shares of one or more other series of Preferred Stock constituting a series of a class of senior securities of the Company representing stock under the 1940 Act in addition to the shares of Participating Preferred Stock, provided that (i) if the Company is using the proceeds (net of all offering expenses payable by the Company) of such additional Preferred Stock to purchase all or a portion of the shares of Participating Preferred Stock or to redeem or otherwise refinance all or a portion of the shares of Participating Preferred Stock, any other Preferred Stock, and/or any indebtedness of the Company then outstanding, then the Company will, immediately after giving effect to the issuance of such additional Preferred Stock and to its receipt and application of the proceeds thereof, have an "asset coverage" for all senior securities of the Company which are stock, as defined in the 1940 Act, of at least 200% of the shares of Participating Preferred Stock and all other Preferred Stock of the Company then outstanding or (ii) if the Company is using the proceeds (net of all offering expenses payable by the Company) of such additional Preferred Stock for any other purpose, then the Company will, immediately after giving effect to the issuance of such additional Preferred Stock and to its receipt and application of the proceeds thereof, have an "asset coverage" for all senior securities of the Company which are stock, as defined in the 1940 Act, of at least 200% of the shares of Participating Preferred Stock and all other Preferred Stock of the Company then outstanding, and, in the case of either (i) or (ii) above, (iii) no such additional Preferred Stock will have any preference or priority over any other Preferred Stock of the Company upon the distribution of the assets of the Company or in respect of the payments of dividends.

REPURCHASE OF PARTICIPATING PREFERRED STOCK

      Ameritrans is a closed-end investment company and, as such, holders of Participating Preferred Stock do not, and will not, have the right to cause the Company to redeem their shares of the Company. Ameritrans, however, may redeem shares of the Participating Preferred Stock when it is deemed advisable by the Board of Directors in compliance with the requirements of the Certificate of Designations of the Participating Preferred Stock, the 1940 Act and the rules and regulations thereunder and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

ASSET MAINTENANCE

      ASSET COVERAGE. The Company will be required under the Certificate of Designations to maintain at all times asset coverage of at least 200% (or such higher percentage as may be required under the 1940 Act) with respect to all outstanding senior securities of the Company which are stock, including the Participating Preferred Stock.

                                    WARRANTS

      Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.70, subject to certain adjustments, for five years from April, 2002. The Warrants may be exercised in whole or in part.

      The Warrants were issued under a warrant agreement ("Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The following is a general summary of certain provisions contained in the Warrant Agreement and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement, of which this Prospectus is a part.

      The Board of Directors of the Company has the right to amend the terms of the Warrant Agreement at its discretion to, among other things, extend the exercise period of the Warrants; provided, however, that no amendment adversely affecting the rights of holders of Warrants may be made without the approval of the holders of a majority of the affected Warrants, and provided, further, that no reduction in the number or change in the nature of the securities purchasable upon exercise of the Warrant, no increase in the exercise price, or the acceleration of the expiration date, may be made without the approval of each holder of a Warrant, unless such changes result from the effect on the anti-dilution provisions of the Warrant, as summarized below.

      Ameritrans has the right to redeem all the Warrants at a price of $0.10 per Warrant upon not less than 30 days' prior written notice; provided that before any redemption of Warrants can take place, the average closing price of Ameritrans' Common Stock as reported on NASDAQ shall have been $8.70 per share for 20 consecutive trading days ending within 30 days prior to the date on which notice of redemption is sent.

      In order for a holder to exercise his or her Warrants, and as required in the Warrant Agreement, there must be a current registration statement on file with the Securities and Exchange Commission ("SEC") and various state securities commissions to continue registration of the shares of Common Stock underlying such Warrants. The Company will be required to file additional post-effective amendments when events require such amendments. There can be no assurance that the registration statement can be kept current. If it is not kept current for any reason, the Warrants will not be exercisable and will be deprived of any value. The Company has agreed to use its best efforts to maintain a current registration statement to permit the issuance of the Common Stock upon exercise of the Warrants.

      Holders of the Warrants will be protected against dilution of the interest represented by the underlying shares of Common Stock upon the occurrence of certain events, including, but not limited to, stock dividends, stock-splits, reclassifications, and mergers. In the event of the complete liquidation and dissolution of the Company, the Warrants terminate. Holders of the Warrants will not have voting power and will not be entitled to dividends. In the event of liquidation, dissolution, or winding up of the Company, holders of the Warrants will not be entitled to participate in the Company's assets.

TRANSFER AGENT

      The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company, 17 Battery Park South - 8th Floor, New York, New York 10004.

WARRANT AGENT

      The warrant agent for the Warrants is Continental Stock Transfer & Trust Company.

BUSINESS COMBINATION PROVISIONS

      Delaware Corporation Law Section 203 is entitled "Business Combinations with Interested Stockholders." Subject to certain exceptions, Section 203 generally prohibits any Delaware corporation covered by Section 203 from engaging in any "business combination" with a person who is an "interested stockholder" for a period of three (3) years following the date such person became an interested stockholder, unless (i) the Board of Directors approved either the interested stockholder or business combination in question prior to the date such person became an interested stockholder, (ii) upon consummation of the transaction which resulted in such person becoming an interested stockholder, such interested stockholder owned at least 85% of the voting stock of the corporation, excluding (for purposes of determining the number of shares outstanding) stock held by persons who are both directors and officers of the corporation or by certain employee stock plans, or (iii) the business combination is approved by both the Board of Directors of the corporation and at a stockholders' meeting, by two-thirds of the outstanding voting stock not owned by such interested stockholder.

      Companies may choose not to be governed by Section 203, and the Ameritrans Certificate of Incorporation provides that Ameritrans shall not be governed by
Section 203.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time. In addition, several of our principal stockholders and entities affiliated with them hold a significant portion of our outstanding Common Stock, and a decision by one or more of these stockholders to sell their shares could adversely affect the market price of the Common Stock.

      As of the date of this Prospectus, we have outstanding 2,035,600 shares of Common Stock. Except for the shares currently owned or subsequently acquired by our affiliates, the outstanding shares will be freely tradeable without restriction under the Securities Act.

      The shares owned by our affiliates may be sold in accordance with the conditions of Rule 144 of the Securities Act. In general, under Rule 144, an affiliate would be entitled to sell in brokers' transactions or to market makers within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 20,356 shares, based on the number of shares outstanding after the Offering) or the average weekly trading volume of the Common Stock on the Nasdaq SmallCap Market during the four (4) calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company.

      We have authorized 200,000 shares of Common Stock under the 1999 Employee Plan, including 100,000 shares issuable upon the exercise of options that have been granted under the 1999 Employee Plan. A total of 100,000 shares of Common Stock remains for future grants under the 1999 Employee Plan. In addition, 75,000 shares of Common Stock have been authorized under the Director Plan, pursuant to which, options to purchase 22,224 shares have been granted and are presently outstanding. Upon the approval of the Director Plan amendment by the SEC, there will be 125,000 shares of Common Stock authorized under the Director Plan. We intend to file a registration statement under the Securities Act to register the shares reserved for issuance under the 1999 Employee Plan and the Director Plan. Shares issued upon exercise of outstanding stock options after the effective date of such registration statement generally will be tradeable without restriction under the Securities Act.

                              PLAN OF DISTRIBUTION

      We are registering the resale of the shares underlying the Warrants for the benefit of the holders of the Warrants and the shares underlying the Underwriters' Units and Underwriters' Warrants for the benefit of the holders of the Underwriters' Units and Underwriters' Warrants (the "Selling Securityholders"). Ameritrans will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of its counsel, blue sky fees and expenses. The Selling Securityholders' shares may be sold to purchasers from time to time directly by and subject to the discretion of the Selling Securityholders. The Selling Securityholders may, from time to time, offer their securities for sale through underwriters, broker-dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents.

      Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices; provided, however, that the price per share, less any underwriting commissions or discounts, must equal or exceed the net asset value (the "NAV") per share of Common Stock at the time of the sale.

      Any underwriters, brokers, dealers, or agents who participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

      In certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and is complied with. The sale of the Securityholders' shares may be effected from time to time in transactions, which may include block transactions, in the over-the-counter market; or in negotiated transactions; or in a combination of such methods of sale or otherwise.

      The Selling Securityholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and their associated rules and regulations, including Regulation M. These provisions may limit the timing of purchases and sale of shares of the Common Stock of Ameritrans by the Selling Securityholders. Ameritrans will make copies of this Prospectus available to the Selling Securityholders and has informed them of the need for delivery of copies of this Prospectus to purchases at or before the time of any sale of the shares.

                       OFFERING BY SELLING SECURITYHOLDERS

      This Prospectus relates to the resale of shares of our Common Stock underlying the Warrants and Underwriters' Units by the Selling Securityholders. The Selling Securityholders hold an aggregate of 300,000 Warrants, which are convertible into an aggregate of 300,000 shares of Common Stock and 30,000 Underwriters' Units, which were exercisable into 30,000 shares of Common Stock, and 30,000 Underwriters' Warrants, which are exercisable into 30,000 shares of Common Stock. The Warrants were publicly distributed pursuant to the Unit Offering and were listed on the NASDAQ SmallCap Market under the symbol "AMTCW." Presently, the majority of the Warrants are held in street name. The Underwriters' Units have not been exercised and are personally held by the underwriters or their permitted transferees.

      The table below sets forth the number of Warrants and the number of shares of Common Stock beneficially owned by Ameritrans' officers, directors, and affiliates.

                                     Number of Shares      Number of Shares of    Number of Shares of     Percentage of
                                      of Common Stock         Common Stock        Common Stock to Be       Common Stock
                                     To Be Beneficially       Underlying the    Beneficially Owned If   Outstanding If All
                                          Owned At          Warrants Registered     All Warrants Are        Warrants Are
Name                                   June 17, 2003            for Resale             Exercised             Exercised
----                                   -------------            ----------             ---------             ---------
Gary C. Granoff                           346,025                 3,300                 344,025                16.72%
c/o Ameritrans Capital Corporation
747 Third Avenue, 4th Floor
New York, New York 10017

Lee A. Forlenza                            53,418                   700                  53,418                 2.60%
c/o Ameritrans Capital Corporation
747 Third Avenue, 4th Floor
New York, New York 10017

Silvia Mullens                                586                   293                     586                     *
c/o Ameritrans Capital Corporation
747 Third Avenue, 4th Floor
New York, New York 10017

----------------

*     Less than 1%.

      There is no assurance that the Selling Securityholders will exercise their Warrants or will otherwise opt to sell any of the shares offered hereby. To the extent required, the specific shares to be sold, the names of the Selling Securityholders, other additional shares of Common Stock beneficially owned by the Selling Securityholders, the public offering price of the shares to be sold, the names of any agent, dealer, or underwriter employed by the Selling Securityholders in connection with such sale, and any applicable commission of discount with respect to a particular offer will be set forth in an accompanying prospectus supplement.

                                     EXPERTS

      The consolidated financial statements of Ameritrans Capital Corporation and subsidiaries for the years ended June 30, 2002, 2001, and 2000, included in this Prospectus have been audited by Marcum & Kliegman LLP, independent public accountants, as indicated in their report dated September 17, 2002, with respect thereto and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock will be passed upon for Ameritrans by Stursberg & Veith, New York, New York.

                             ADDITIONAL INFORMATION

      We have filed with the SEC a Registration Statement on Form N-2 under the Securities Act with respect to the shares being registered by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Ameritrans and the Common Stock, you should refer to the Registration Statement, including its exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete. In each instance, we refer you to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference to the complete document.

      As a BDC, we comply with the informational requirements of the 1934 Act, and, in accordance therewith, we are required to file reports, proxy statements, and other information with the SEC.

      You may inspect the Registration Statement, including all exhibits and schedules, filed with the SEC, as well as the reports, proxy statements, and other information we file under the 1934 Act, without charge, at the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 233 Broadway, New York, New York 10279, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain information on the operation of the Public Reference room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, and other information. The address of the SEC's web site is http://www.sec.gov. Copies of such material may also be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our Common Stock is listed on the Nasdaq SmallCap Market and our reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                 Page
                                                                                                 ----
INDEPENDENT AUDITORS' REPORT......................................................................F-2

CONSOLIDATED FINANCIAL STATEMENTS

         Balance Sheets at June 30, 2002 and 2001 and March 31, 2003 (unaudited) .............F-3 - 4
   Statements of Income for the years ended June 30, 2002, 2001 and 2000 and for the nine months ended March 31, 2003 and 2002 (unaudited)................................F-5 - 6
   Statements of Comprehensive Income for the years ended June 30, 2002, 2001 and 2000 and for the nine months ended March 31, 2003 and 2002 (unaudited)........................F-7
   Statements of Stockholders' Equity for the years ended June 30, 2002, 2001 and 2000 and for the nine months ended March 31, 2003 (unaudited)............................F-8 - 10
   Statements of Cash Flows for the years ended June 30, 2002, 2001 and 2000 and for the nine months ended March 31, 2003 and 2002 (unaudited)..........................F-11 - 12
         Schedule of Loans as of June 30, 2002...................................................F-13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................................................F-14 - 29

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Ameritrans Capital Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Ameritrans Capital Corporation and Subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years ended June 30, 2002, 2001 and 2000 and the schedule of loans as of June 30, 2002. These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and schedule referred to above present fairly, in all material respects, the financial position of Ameritrans Capital Corporation and Subsidiaries as of June 30, 2002 and 2001, and the results of their operations and their cash flows for the years ended June 30, 2002, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

As explained in Note 1, the consolidated financial statements include loans valued at $54,791,331 and $54,241,470 as of June 30, 2002 and 2001,
respectively, whose values have been estimated by the Board of Directors in the absence of readily ascertainable market values. We have reviewed the procedures used by the Board of Directors in arriving at their estimate of the value of such loans and have inspected underlying documentation and, in the circumstances, we believe the procedures are reasonable and the documentation is appropriate. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for such loans existed, and the differences could be material.

New York, NY
September 17, 2002


/s/ Marcum & Kliegman, LLP
--------------------------

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

              June 30, 2002 and 2001 and March 31, 2003 (unaudited)

                                                 ASSETS
                                                                   2002           2001   March 31, 2003
                                                                   ----           ----     (unaudited)
                                                                                          ------------
Loans receivable .........................................  $ 55,029,831   $ 54,559,970   $ 56,973,994
   Less:  unrealized depreciation on loans receivable ....      (238,500)      (318,500)      (238,500)
                                                            ------------   ------------   ------------

                                                              54,791,331     54,241,470     56,735,494

Cash and cash equivalents ................................       774,062        575,229        763,213
Accrued interest receivable, net of unrealized
   depreciation of $206,272, $-0-and $399,000 respectively     1,197,075        985,334      1,465,484
Assets acquired in satisfaction of loans .................     1,108,088        932,814        942,189
Receivables from debtors on sales of assets acquired
   in satisfaction of loan ...............................       367,271        421,823        431,258
Equity securities ........................................       443,327        436,914        964,563
Furniture, fixtures and leasehold improvements, net ......       107,757        101,902        168,333
Prepaid expenses and other assets ........................       219,305        289,383        487,652
                                                            ------------   ------------   ------------

TOTAL ASSETS .............................................  $ 59,008,216   $ 57,984,869   $ 61,958,186
                                                            ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

             June 30, 2002 and 2001 and March 31, 2003 (unaudited)


                                        LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                              March 31, 2003
                                                                                        2002           2001    (unaudited)
                                                                                        ----           ----   --------------
CURRENT LIABILITIES
  Debentures payable to SBA ...................................................  $  7,860,000   $  8,880,000   $  9,200,000
  Notes payable, bank .........................................................    33,720,000     35,550,000     35,780,000
  Accrued expenses and other liabilities ......................................       434,339        456,316        436,761
  Accrued interest payable ....................................................       258,358        291,427        127,229
  Dividends payable ...........................................................        68,438             --         84,375
                                                                                 ------------   ------------   ------------

  TOTAL LIABILITIES ...........................................................    42,341,135     45,177,743     45,628,365
                                                                                 ------------   ------------   ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock 500,000, 1,000,000, and 500,000 shares authorized,
    none outstanding, respectively ............................................            --             --             --
  9 3/8% Cumulative participating preferred stock $.01 par value, $12.00 face value, 500,000, -0-, and 500,000 shares authorized; 300,000, -0-, and
    300,000 shares issued and outstanding, respectively .......................     3,600,000             --      3,600,000
  Common stock, $.0001 par value: 5,000,000 shares authorized; 2,045,600,
    1,745,600, and 2,045,600 shares issued, 2,035,600, 1,745,600, and 2,035,600
    outstanding, respectively .................................................           205            175            205
  Additional paid in capital ..................................................    13,869,545     13,471,474     13,869,545
  Accumulated deficit .........................................................      (703,127)      (678,593)    (1,040,387)
  Accumulated other comprehensive (loss) income ...............................       (29,542)        14,070        (29,542)
                                                                                 ------------   ------------   ------------

TOTAL STOCKHOLDERS' EQUITY ....................................................    16,737,081     12,807,126     16,399,821
  Treasury stock, at cost, 10,000, -0-, and 10,000 shares of common
    stock, respectively .......................................................       (70,000)            --        (70,000)
                                                                                 ------------   ------------   ------------

NET STOCKHOLDERS' EQUITY ......................................................    16,667,081     12,807,126     16,329,821
                                                                                 ------------   ------------   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................................  $ 59,008,216   $ 57,984,869   $ 61,958,186
                                                                                 ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                For the Years Ended June 30, 2002, 2001 and 2000 and the Nine Months Ended March 31, 2003 and 2002 (unaudited)

                                                                                                     For the nine    For the nine
                                                                                                     months ended    months ended
                                                                                                    March 31, 2003  March 31, 2002
                                                              2002          2001           2000       (unaudited)     (unaudited)
                                                              ----          ----           ----       -----------     -----------
INVESTMENT INCOME
  Interest on loans receivable ........................   $ 5,984,678   $ 6,165,910    $ 6,177,218    $ 4,593,638     $ 4,433,111
  Fees and other income ...............................       285,041       273,882        425,179        151,149         204,328
                                                          -----------   -----------    -----------    -----------     -----------

  TOTAL INVESTMENT INCOME .............................     6,269,719     6,439,792      6,602,397      4,744,787       4,637,439
                                                          -----------   -----------    -----------    -----------     -----------

OPERATING EXPENSES
  Interest ............................................     2,632,918     3,392,202      3,345,526      1,622,264       2,025,435
  Salaries and employee benefits ......................       769,633       627,013        594,804        654,103         554,741
  Legal fees ..........................................       232,494       187,183        395,366        235,415         183,263
  Miscellaneous administrative expenses ...............     1,087,822     1,006,543        883,915        954,472         706,440
  Loss on assets acquired in satisfaction of loans, net        78,907       122,912         61,546         72,464          64,660
  Directors' fees .....................................        29,750        19,750         36,875         27,250          19,075
  Foreclosure expenses ................................            --            --             --        281,838              --
  Write off and depreciation of interest and
    loans receivable ..................................       393,145       225,235        617,846        412,884         215,931
                                                          -----------   -----------    -----------    -----------     -----------

  TOTAL OPERATING EXPENSES ............................     5,224,669     5,580,838      5,935,878      4,260,690       3,769,545
                                                          -----------   -----------    -----------    -----------     -----------

  OPERATING INCOME ....................................     1,045,050       858,954        666,519        484,097         867,894
                                                          -----------   -----------    -----------    -----------     -----------

OTHER INCOME (EXPENSE)
  Net gain from rental activities .....................         2,700        15,000          7,233             --              --
  Gain on sale of securities ..........................            --       121,637        231,703             --              --
  Recapitalization costs ..............................            --            --       (423,045)            --              --
  Terminated offering costs ...........................            --            --       (256,087)            --              --
  Terminated merger costs .............................            --      (413,186)            --             --              --
                                                          -----------   -----------    -----------    -----------     -----------

  TOTAL OTHER INCOME (EXPENSE) ........................         2,700      (276,549)      (440,196)            --              --
                                                          -----------   -----------    -----------    -----------     -----------

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF INCOME-Continued

                For the Years Ended June 30, 2002, 2001 and 2000 and the Nine months ended March 31, 2003 and 2002 (unaudited)

                                                                                    For the nine       For the nine
                                                                                    months ended       months ended
                                                                                   March 31, 2003     March 31, 2002
                                          2002           2001          2000          (unaudited)        (unaudited)
                                          ----           ----          ----          -----------        -----------
INCOME BEFORE INCOME TAXES ........     1,047,750        582,405       226,323           484,097            867,894

INCOME TAXES ......................         8,854          7,896        13,571            15,926              7,596
                                      -----------    -----------   -----------       -----------        -----------

  NET INCOME ......................     1,038,896        574,509       212,752           468,171            860,298
                                      ===========    ===========   ===========       ===========        ===========

DIVIDENDS ON PREFERRED STOCK ......       (68,438)            --            --          (253,125)                --
                                      ===========    ===========   ===========       ===========        ===========

NET INCOME AVAILABLE
  TO COMMON STOCKHOLDERS ..........   $   970,458    $   574,509   $   212,752       $   215,046        $   860,298
                                      ===========    ===========   ===========       ===========        ===========

Weighted Average Shares Outstanding
  Basic ...........................     1,800,614      1,745,600     1,745,600         2,035,600          1,745,600
                                      ===========    ===========   ===========       ===========        ===========

  Diluted .........................     1,800,614      1,745,600     1,750,600         2,035,600          1,745,600
                                      ===========    ===========   ===========       ===========        ===========

Net Income Per Common share
  Basic ...........................   $      0.54    $      0.33   $      0.12       $      0.11        $      0.49
                                      ===========    ===========   ===========       ===========        ===========

  Diluted .........................   $      0.54    $      0.33   $      0.12       $      0.11        $      0.49
                                      ===========    ===========   ===========       ===========        ===========

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                For the Years Ended June 30, 2002, 2001 and 2000 and the Nine Months Ended March 31, 2003 and 2002 (unaudited)

                                                                                           For the nine    For the nine
                                                                                           months ended    months ended
                                                                                          March 31, 2003  March 31, 2002
                                                   2002           2001           2000       (unaudited)     (unaudited)
                                                   ----           ----           ----       -----------     -----------
NET INCOME ..................................  $  1,038,896   $    574,509   $    212,752   $    468,171    $    860,298

OTHER COMPREHENSIVE INCOME
  Unrealized (loss) gain on equity
   securities arising during the period .....       (43,612)        (4,852)        84,283             --              --
  Reclassification adjustment for gains
   included in net income ...................            --       (118,512)      (208,602)            --              --
                                               ------------   ------------   ------------   ------------    ------------

  TOTAL COMPREHENSIVE INCOME ................  $    995,284   $    451,145   $     88,433   $    468,171    $    860,298
                                               ============   ============   ============   ============    ============

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years Ended June 30, 2002, 2001 and 2000 and the Nine Months Ended March
                              31, 2003 (unaudited)

                                                 Shares of       Common        Shares of       Preferred
                                                  Common          Stock        Preferred         Stock       Additional
                                                   Stock       $0.0001 Par       Stock         $0.01 Par       Paid-In
                                                Outstanding       Value       Outstanding        Value         Capital
                                                -----------       -----       -----------        -----         -------
BALANCE - July 1, 1999 ......................      1,745,600  $         175             --   $          --  $  13,214,558

  Transfer of restricted capital ............             --             --             --              --        256,916
  Dividends paid on common stock ............             --             --             --              --             --
  Net Income ................................             --             --             --              --             --
  Unrealized gain on equity
    securities arising during the period ....             --             --             --              --             --
  Reclassification adjustment for
    gains included in net income ............             --             --             --              --             --
                                               -------------  -------------  -------------   -------------  -------------

BALANCE - June 30, 2000 .....................      1,745,600            175             --              --     13,471,474
                                               -------------  -------------  -------------   -------------  -------------


                                                                               Retained       Accumulated
                                                                               Earnings          Other
                                                 Treasury      Restricted    (Accumulated    Comprehensive
                                                   Stock         Capital       Deficit)      Income (loss)      Total
                                                   -----         -------       --------      -------------      -----
BALANCE - July 1, 1999 ......................             --  $     256,916          4,815   $     261,753  $  13,738,217

  Transfer of restricted capital ............             --       (256,916)            --              --             --
  Dividends paid on common stock ............             --             --       (942,624)             --       (942,624)
  Net Income ................................             --             --        212,752              --        212,752
  Unrealized gain on equity securities
    arising during the period ...............             --             --             --          84,283         84,283
  Reclassification adjustment for
    gains included in net income ............             --             --             --        (208,602)      (208,602)
                                               -------------  -------------  -------------   -------------  -------------

BALANCE - June 30, 2000 .....................             --             --       (725,057)        137,434     12,884,026
                                               -------------  -------------  -------------   -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY-Continued

For the Years Ended June 30, 2002, 2001 and 2000 and the Nine Months Ended March
                              31, 2003 (unaudited)

                                                Shares of        Common      Shares of     Preferred
                                                  Common         Stock       Preferred       Stock       Additional
                                                  Stock       $0.0001 Par      Stock       $0.01 Par      Paid-In
                                               Outstanding       Value      Outstanding      Value        Capital
                                               -----------       -----      -----------      -----        -------
  (Balance forward)
BALANCE - June 30, 2000 .....................     1,745,600            175            --            --    13,471,474
                                               ------------   ------------  ------------  ------------  ------------

  Dividends declared on common stock ........            --             --            --            --            --
  Net income ................................            --             --            --            --            --
  Unrealized gain on equity securities
    arising during the period ...............            --             --            --            --            --
  Reclassification adjustments of
    intercompany amount paid to parent ......            --             --            --            --            --
  Reclassification adjustment for gains
    included in net income ..................            --             --            --            --            --
                                               ------------   ------------  ------------  ------------  ------------

BALANCE - June 30, 2001 .....................     1,745,600            175            --            --    13,471,474

  Dividends declared on common stock ........            --             --            --            --            --
  Dividends declared on preferred stock .....            --             --            --            --            --
  Net income ................................            --             --            --            --            --
  Unrealized loss on equity securities
    arising during the period ...............            --             --            --            --            --
  Net proceeds from stock offering ..........       300,000             30       300,000     3,600,000       395,571
  Issuance of warrants ......................            --             --            --            --         2,500
  Reacquisition of common stock .............       (10,000)            --            --            --            --
                                               ------------   ------------  ------------  ------------  ------------

BALANCE - June 30, 2002 .....................     2,035,600            205       300,000  $  3,600,000  $ 13,869,545

  Dividends declared on common stock ........            --             --            --            --            --
  Dividends declared on preferred stock .....            --             --            --            --            --
  Net income (unaudited) ....................            --             --            --            --            --
                                               ------------   ------------  ------------  ------------  ------------

BALANCE - March 31, 2003 (unaudited) ........     2,035,600            205       300,000  $  3,600,000  $ 13,869,545
                                               ============   ============  ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY-Continued

   For the Years Ended June 30, 2002, 2001 and 2000 and the Six Months Ended
                         December 31, 2002 (unaudited)

                                                                              Retained     Accumulated
                                                                              Earnings        Other
                                                 Treasury      Restricted   (Accumulated   Comprehensive
                                                  Stock         Capital       Deficit)     Income (loss)     Total
                                                  -----         -------       --------     -------------     -----
  (Balance forward)
BALANCE - June 30, 2000 .....................            --             --      (725,057)       137,434     12,884,026
                                               ------------   ------------  ------------   ------------   ------------

  Dividends declared on common stock ........            --             --      (528,045)            --       (528,045)
  Net income ................................            --             --       574,509             --        574,508
  Unrealized gain on equity securities
    arising during the period ...............            --             --            --         (4,852)        (4,852)
  Reclassification adjustments of
    intercompany amount paid to parent ......            --             --            --             --             --
  Reclassification adjustment for gains
    included in net income ..................            --             --            --       (118,512)      (118,512)
                                               ------------   ------------  ------------   ------------   ------------

BALANCE - June 30, 2001 .....................            --             --      (678,593)        14,070     12,807,126

  Dividends declared on common stock ........            --             --      (994,991)            --       (994,991)
  Dividends declared on preferred stock .....            --             --       (68,438)            --        (68,438)
  Net income ................................            --             --     1,038,896             --      1,038,896
  Unrealized loss on equity securities
    arising during the period ...............            --             --            --        (43,612)       (43,612)
  Net proceeds from stock offering ..........            --             --            --             --      3,995,601
  Issuance of warrants ......................            --             --            --             --          2,500
  Reacquisition of common stock .............       (70,000)            --            --             --        (70,000)
                                               ------------   ------------  ------------   ------------   ------------

BALANCE - June 30, 2002 .....................       (70,000)            --      (703,127)       (29,542)    16,667,081

  Dividends declared on common stock ........            --             --      (552,306)            --       (552,306)
  Dividends declared on preferred stock .....            --             --      (253,125)            --       (253,125)
  Net income (unaudited) ....................            --             --       468,171             --        468,171
                                               ------------   ------------  ------------   ------------   ------------

BALANCE - March 31, 2003 (unaudited) ........  $    (70,000)  $         --  $ (1,040,387)  $    (29,542)  $ 16,329,821
                                               ============   ============  ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                For the Years Ended June 30, 2002, 2001 and 2000 and the Nine Months Ended March 31, 2003 and 2002 (unaudited)


                                                                                                       For the Nine    For the Nine
                                                                                                       Months Ended    Months Ended
                                                                                                      March 31, 2003  March 31, 2002
                                                              2002           2001           2000        (unaudited)    (unaudited)
                                                              ----           ----           ----        -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .............................................   $ 1,038,896    $   574,509    $   212,752    $   468,171    $   860,298
                                                           -----------    -----------    -----------    -----------    -----------
Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
  Depreciation and amortization ........................        68,633         65,739         74,714         23,187         49,084
  Gain on sale of equity securities ....................            --       (121,637)      (231,703)            --             --
Changes in operating assets and liabilities:
  Changes in unrealized depreciation on loans receivable       (80,000)       (61,500)            --             --             --
  Accrued interest receivable ..........................      (211,741)       (56,569)      (214,139)      (268,409)      (351,845)
  Prepaid expenses and other assets ....................        33,469        153,882            522       (268,347)      (812,840)
  Accrued expenses and other liabilities ...............       (21,977)        90,988        141,870          2,422        (82,558)
  Accrued interest payable .............................       (33,069)       (73,843)        10,352       (131,129)       (96,429)
                                                           -----------    -----------    -----------    -----------    -----------
    TOTAL ADJUSTMENTS ..................................      (244,685)        (2,940)      (218,384)      (642,276)    (1,294,588)
                                                           -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY
    (USED IN) OPERATING ACTIVITIES .....................       794,211        571,569         (5,632)      (174,105)      (434,290)
                                                           -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net change in loans receivable, assets acquired in
  satisfaction of loans and receivables from debtors on
  sales of assets acquired in satisfaction of loans ....      (660,583)     2,245,032     (6,013,277)    (1,842,256)       704,063
  Net sales (purchases) of equity securities ...........       (50,025)       193,333        364,796       (521,226)       (50,025)
  Acquisition of furniture, fixtures and
    leasehold improvements .............................       (37,879)       (33,167)       (54,838)       (83,763)       (20,960)
                                                           -----------    -----------    -----------    -----------    -----------
  NET CASH (USED IN) PROVIDED BY
    INVESTING ACTIVITIES ...............................      (748,487)     2,405,198     (5,703,319)    (2,447,245)       633,078
                                                           -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from unit stock offering ................     3,998,101             --             --             --             --
  (Repayment of) proceeds from notes payable, banks, net    (1,830,000)    (2,250,000)     6,800,000      2,060,000        750,000
  Proceeds from debentures payable to SBA ..............                                                   5,050,00
  Payments of debentures payable to SBA ................    (1,020,000)            --             --     (3,710,000)            --
  Dividends paid .......................................      (994,991)      (528,045)    (1,256,832)      (789,499)      (785,520)
                                                           -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES .................................       153,110     (2,778,045)     5,543,168      2,610,501        (35,520)
                                                           -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS .................................       198,834        198,722       (165,783)       (10,849)       163,268

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                For the Years Ended June 30, 2002, 2001 and 2000 and the Nine Months Ended March 31, 2003 and 2002 (unaudited)

                                                                                                     For the Nine    For the Nine
                                                                                                     Months Ended    Months Ended
                                                                                                    March 31, 2003  March 31, 2002
                                                              2002          2001           2000       (unaudited)     (unaudited)
                                                              ----          ----           ----       -----------     -----------
CASH AND CASH EQUIVALENTS - Beginning .................       575,228       376,507        542,290        774,062         575,229
                                                          -----------   -----------    -----------    -----------     -----------

CASH AND CASH EQUIVALENTS - Ending ....................   $   774,062   $   575,229    $   376,507    $   763,213     $   738,497
                                                          ===========   ===========    ===========    ===========     ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the periods:
  Interest ............................................   $ 2,665,987   $ 3,548,409    $ 3,357,555    $ 1,753,393     $ 2,121,863
  Taxes ...............................................   $     8,551   $     1,822    $     9,864    $    15,926     $     7,596

  Non-cash investing and financing activities:

  Conversion of loans to assets acquired
  in satisfaction of loans ............................   $  (366,210)  $  (344,949)   $        --    $        --     $        --

  Unrealized (loss) gains on equity
    securities arising during the period ..............   $   (43,612)  $    (4,852)   $    84,283    $        --     $        --
  Reclassification adjustment for gains
    included in net income ............................   $        --   $  (118,512)   $  (208,602)   $        --     $        --

  Transfer of restricted capital ......................   $        --   $        --    $   256,916    $        --     $        --

  Declaration of preferred stock cash dividend ........   $    68,438   $        --    $        --    $    84,375     $        --

  Declaration of common stock cash dividend ...........   $        --   $        --    $   314,208    $        --     $   209,472

  Reacquisition of common stock (See Note 8) ..........   $    70,000   $        --    $        --    $        --     $        --

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                                SCHEDULE OF LOANS

                                  June 30, 2002

                                                       Number of    Interest    Maturity Dates       Balance
  Type of Loan                                           Loans        Rates       (In Months)      Outstanding
  ------------                                           -----        -----       -----------      -----------
New York City:
   Taxi medallion....................................     80           7 - 16%        2 - 180      $13,899,244
   Radio car service.................................     18          11 - 15%         3 - 48          140,319
Chicago:
   Taxi medallion....................................    437          11 - 16%        1 - 120       23,109,314
Boston:
   Taxi medallion....................................     13         9.5 - 11%         1 - 46        1,229,791
Miami:
   Taxi medallion....................................     75        10.5 - 16%       21 - 113        2,629,349
Other loans:
   Restaurant........................................      5          10 - 15%       30 - 120          555,577
   Car Wash/Auto Center..............................      6           8 - 15%        29 - 57          718,157
   Dry Cleaner.......................................     12        10.5 - 18%        24 - 96        1,153,153
   Laundromat........................................     35         7.5 - 18%        29 - 76        6,435,635
   Laundry Equipment Dealer..........................      1              9.5%             40          172,160
   Financial Services................................      1               14%            108          252,781
   Black Car Service (real property).................      2        10.5 - 11%             48          412,524
   Auto Sales........................................      5          11 - 13%        12 - 96          571,515
   Movie Theater.....................................      1               16%            108          169,478
   Retirement home...................................      3      13.5 - 14.5%       84 - 120          440,141
   Commercial construction...........................      3          13 - 16%        48 - 63          676,139
   Telecommunications................................      1               12%             42          154,866
   Leather Goods.....................................      1               16%             53          190,000
   Beverage distributor..............................      1             14.5%            163          194,488
   Marina............................................      1             14.5%             45          192,007
   Construction supplies.............................      1               13%             43          125,000
   Plumbing & heating supplies.......................      1               14%            106          143,559
   Recycling.........................................      1             14.5%             48          150,000
   Real Estate.......................................      1             13.5%             54          138,236
   Florist...........................................      1             7.25%            118          395,508
   Food Market.......................................      2          12 - 16%       82 - 120          198,890
   Debt Collection...................................      1             17.5%             35          500,000
   Housing renovator.................................      1            15.00%             12           82,000
                                                                                                   -----------

Total Loans Receivable...............................                                               55,029,831

Less: Unrealized depreciation on loans receivable ...                                                 (238,500)
                                                                                                   -----------

Loans Receivable, net............................                                                  $54,791,331
                                                                                                   ===========

   The accompanying notes are an integral part of these financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Summary of Significant Accounting Policies

      Organization and Principal Business Activity

      Ameritrans Capital Corporation ("Ameritrans"), a Delaware corporation, acquired all of the outstanding shares of Elk Associates Funding Corporation ("Elk") on December 16, 1999 in a share for share exchange. Prior to the acquisition, Elk had been operating independently and Ameritrans had no operations. The historical financial statements prior to December 16, 1999 were those of Elk. In the accompanying financial statements, the capital structure and earnings per share of Elk has been retroactively restated to reflect the share exchange as if it occurred at the beginning of the periods presented.

      Elk, a New York corporation, is licensed by the Small Business Administration ("SBA") to operate as a Small Business Investment Company ("SBIC") under the Small Business Investment Act of 1958, as amended. Elk has also registered as an investment company under the Investment Company Act of 1940 to make business loans.

      Ameritrans is a specialty finance company that through its subsidiary, Elk, makes loans to taxi owners, to finance the acquisition and operation of the medallion taxi businesses and related assets, and to other small businesses in the New York City, Chicago, Miami, and Boston markets.

      Basis of Consolidation

      The consolidated financial statements include the accounts of Ameritrans, Elk and EAF Holding Corporation ("EAF"), a wholly owned subsidiary of Elk, collectively referred to as the "Company." All significant inter-company transactions have been eliminated in consolidation.

      EAF was formed in June 1992 and began operations in December 1993. The purpose of EAF is to own and operate certain real estate assets acquired in satisfaction of loans by Elk.

      Ameritrans organized another subsidiary on June 8, 1998, Elk Capital Corporation ("Elk Capital"), which will engage in similar lending and investment activities. Since inception, Elk Capital has had no operations and activities.

      Loan Valuations

      The Company's loans are recorded at fair value. Since no ready market exists for these loans, the fair value is determined in good faith by the Board of Directors. In determining the fair value, the Company and Board of Directors considers factors such as the financial condition of the borrower, the adequacy of the collateral, individual credit risks, historical loss experience and the relationships between current and projected market rates and portfolio rates of interest and maturities. To date, the fair value of the loans has been determined to approximate cost less unrealized depreciation and no loans have been recorded above cost.

      The unrealized depreciation has generally been caused by specific events related to credit risk. Loans are placed on nonaccrual status once they become 180 days past due as to principal or interest. In addition, loans that are not fully collateralized and in the process of collection are placed on nonaccrual status when, in the judgment of management, the ultimate collectability of interest and principal is doubtful.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Summary of Significant Accounting Policies, continued

      Cash and Cash Equivalents

      For the purposes of the statement of cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

      The Company has cash balances in banks in excess of the maximum amount insured by the FDIC as of June 30, 2002 and 2001.

      Income Taxes

      Ameritrans and Elk have elected to be taxed as a Regulated Investment Company under the Internal Revenue Code. A Regulated Investment Company will generally not be taxed at the corporate level to the extent its income is distributed to its stockholders. In order to be taxed as a Regulated Investment Company, the Company must pay at least 90 percent of its net investment company taxable income to its stockholders as well as meet other requirements under the Code. In order to preserve this election for fiscal 2002, the Company intends to make the required distributions to its stockholders in accordance with applicable tax rules.

      Depreciation and Amortization

      Depreciation and amortization of furniture, fixtures and leasehold improvements is computed on the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives.

      Net Income per Share

      During the year ended June 30, 1998, the Company adopted the provision of SFAS No. 128, "Earnings per Share." SFAS No. 128 eliminates the presentation of primary and fully dilutive earnings per share ("EPS") and requires presentation of basic and diluted EPS. Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding for the period. Common stock equivalents have been excluded from the weighted-average shares for 2002, 2001 and 2000 as inclusion is anti-dilutive.

      Loan Costs

      Loan costs are included in prepaid expenses and other assets. Amortization of loan costs is computed on the straight-line method over ten (10) years. At June 30, 2002 and 2001, loan costs and commitment fees amounted to $163,812 and $80,421, respectively, net of accumulated amortization of $200,169 and $163,560, respectively. Amortization expense for the years ended June 30, 2002 and 2001 and 2000 was $36,609, $24,455 and $24,455
      respectively.

      Assets Acquired in Satisfaction of Loans

      Assets acquired in satisfaction of loans are carried at estimated fair value less selling costs. Losses incurred at the time of foreclosure are charged to the unrealized depreciation on loans receivable. Subsequent reductions in estimated net realizable value are recorded as losses on assets acquired in satisfaction of loans.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Summary of Significant Accounting Policies, continued

      Use of Estimates in the Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are particularly susceptible to change relate to the determination of the fair value of loans receivable and the fair value of financial instruments.

      Comprehensive Income

      During the year ended June 30, 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

      Stock-Based Compensation

      In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. SFAS 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS 123 requires compensation expenses to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for its stock based compensation plans in accordance with the provisions of APB 25.

      Business Segment

      During the year ended June 30, 1999, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which supersedes SFAS No. 14, "Financial Reporting for Segments of A Business Enterprise." SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has determined that under SFAS No. 131, it operates in one segment of financing services. The Company's customers and operations are within the United States.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Summary of Significant Accounting Policies, continued

      Accounting for Derivatives and Hedging Activities

      The Company adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" on July 1, 2000. SFAS No. 133 requires that all derivative instruments be reported on the balance sheet at their fair values. For derivative instruments designed as cash flow hedges, the effective portion of any hedge is reported in accumulated other comprehensive income (loss) until it is recorded in earnings during the same period in which the hedged item affects earnings. The ineffective portion of all hedges is recognized in current period earnings. Changes in the fair values of derivative instruments that are not designated as hedges are recorded in current period earnings.

      The adoption of SFAS 133 did not have a material impact on the financial statements of the Company.

      New Accounting Pronouncements

      The Financial Accounting Standards Board ("FASB") has issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," in August 2001. Statement No. 144 changes the accounting for long-lived assets to be held and used by eliminating the requirement to allocate goodwill to long-lived assets to be tested for impairment, by providing a probability weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of possible future cash flows and by establishing a primary-asset approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for long-lived assets to be held and used. Statement No. 144 changes the accounting for long-lived assets to be disposed of other than by sale by requiring that the depreciable life of a long-lived asset to be abandoned be revised to reflect a shortened useful life and by requiring that an impairment loss to be recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to owners in spin-off if the carrying amount of the asset exceeds its fair value.

      Statement No. 144 changes the accounting for long-lived assets to be disposed of by sale by requiring that discounted operations no longer be recognized on a net realizable value basis (but at the lower of carrying amount or fair value less costs to sell), by eliminating the recognition of future operating losses of discounted components before they occur and by broadening the presentation of discontinued operations in the income statement to include a component of any entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally, and for financial reporting purposes, from the rest of the entity. The effective date for Statement No. 144 was for fiscal years beginning after December 15, 2001. The adoption of Statement No. 144 did not have a material impact on the financial statements of the Company.

      In December 1999, the Securities and Exchange Commission ("SEC") staff released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in the financial statements. SAB No. 101 was adopted by the Company during the fourth quarter of fiscal 2001, and did not have a material impact on the Company's financial statements.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Summary of Significant Accounting Policies, continued

      New Accounting Pronouncements, continued

      In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The adoption of SFAS No. 141 did not have a material impact on the financial statements of the Company.

      In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets", SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill. The adoption of SFAS No. 142 did not have a material impact on the financial statements of the Company.

      In July 2001, the staff of SEC released SAB 102, "Selected Loan Loss Allowance Methodology and Documentation Issues" ("SAB 102"), to provide guidance on the development, documentation and application of a systematic methodology as required by Financial Reporting Release No. 28 for determining allowances for loan and lease losses in accordance with generally accepted accounting principles. The adoption of SAB 102 did not have a material impact on the financial statements of the Company.

      On April 30, 2002 the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect and eliminates an inconsistency between the accounting for sale- leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The adoption of SFAS No. 145 did not have a material impact on the financial statements of the Company.

      SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), provides guidance on the recognition and measurement of liabilities for cost associated with exit or disposal activities. The adoption of SFAS No. 146 did not have a material impact on the financial statements of the Company.

      On December 31, 2002, the FASB issued SFAS No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS 148 amends SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," to provide an alternative method of transition to SFAS 123's fair value method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123 and APB opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the statement does not amend SFAS 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS 123 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS 123 or the intrinsic value method of APB opinion No.
      25. The Company will continue to account for

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      stock-based compensation according to APB opinion No. 25. The adoption of SFAS 148 did not have an impact on net income or pro forma net income applying the fair value method as the Company did not have stock-based compensation for the years ended June 30, 2002 and 2001 and for the nine months ended March 31, 2003 (unaudited). Proforma net income and proforma net income per share applying the fair value method for the year ended June 30, 2000 is summarized in the following table:

                                                         June 30, 2000
                                                         -------------

      Net income, available to common stockholders,
       as reported                                          $ 212,752

      Deduct: Total stock-based employee compensation
      expense determined under fair value-based method
      for all awards                                          (83,784)
                                                            ---------

      Pro-forma net income                                  $ 128,968

      Basic and diluted net income per
       share as reported                                    $    0.12
                                                            =========

      Basic and diluted pro forma net
       income per share                                     $    0.07
                                                            =========

      The fair value of the options at the date of grant was estimated using the Black-Scholes fair value based method with the following weighted average assumptions for the year ended June 30, 2000:

                                                June 30, 2000
                                                -------------

            Average life                              5 years

            Risk-free rate                     5.23% - 6.18%

            Dividend yield                              7.5%

            Volatility factor                           0.72

      The weighted average fair value of the options at the date of grant using the fair value based method during 2000 was estimated at $2.51

      In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of the obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warrants. The requirements did not have a significant impact on the Company's Consolidated Financial Statements.

      In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the equity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. The provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN 46 to have a significant impact on its results of operations and financial conditions.

      In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 except for the provisions that were cleared by the FASB in prior pronouncements. The Company expects that the adoption of SFAS No. 149 will not have a significant impact on its financial statements

      On May 15, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments.

      * Mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

      * Instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; includes put options and forward purchase contracts.

      * Obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

      SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company expects that the adoption of SFAS No. 150 will not have a significant impact on its financial statements.

NOTE 2 - Assets Acquired in Satisfaction of Loans

      Receivables from debtors on sales of assets acquired in satisfaction of loans represent loans to borrowers arising out of the sales of defaulted assets. Pursuant to SBA regulations, these loans are presented separately in the accompanying consolidated balance sheets.

      Assets acquired in satisfaction of loans consist of the following for the years ended June 30, 2002 and 2001:

                                                                         Assigned
                                                                       Mortgage and
                             Real Estate    Radio Cars       Artwork        Note        Equipment       Total
                             -----------    ----------       -------        ----        ---------       -----
BALANCE, July 1, 2000 ....   $   190,935    $    21,241    $    38,250   $   358,680   $        --   $   609,106
     Additions ...........       287,500             --             --        57,449            --       344,949
     Sales ...............            --        (21,241)            --            --            --       (21,241)
                             -----------    -----------    -----------   -----------   -----------   -----------

BALANCE, June 30, 2001 ...       478,435             --         38,250       416,129            --       932,814
     Additions ...........            --             --             --       240,310       125,899       360,209
     Sales ...............      (190,935)            --             --            --            --      (190,935)
                             -----------    -----------    -----------   -----------   -----------   -----------

BALANCE, June 30, 2002 ...   $   287,500    $        --    $    38,250   $   656,439   $   125,899   $ 1,108,088
                             ===========    ===========    ===========   ===========   ===========   ===========

NOTE 3 - Loans Receivable

      All loans on nonaccrual status have been classified as nonperforming. The Company recognizes interest income on a cash basis on these loans if the principal is fully secured. However, where there is doubt regarding the ultimate collectability of the loan principal, cash receipts, whether designated as principal or interest, are applied to reduce the carrying value of the loan. The Company has loans totaling approximately $4,637,000 and $2,973,000 at June 30, 2002 and 2001 respectively, which are still accruing interest but are not performing according to the terms of the contract. At June 30, 2002 and 2001 approximately $1,333,000 and $2,973,000, respectively, of these loans were fully collateralized as to principal and interest. At June 30, 2002 and 2001

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      approximately $3,304,000 and $-0- were partially collateralized as to principal and interest. Interest receivable at June 30, 2002 and 2001 totaled approximately $487,000 and $38,000 respectively, for such loans.

      The following table sets forth certain information concerning nonperforming loans as of June 30, 2002 and 2001:

                                                               2002         2001
                                                               ----         ----

      Nonperforming loans with unrealized depreciation ..   $       --   $  409,067

      Nonperforming loans without unrealized depreciation    5,009,250    2,774,238
                                                            ----------   ----------

          Total Nonperforming Loans .....................   $5,009,250   $3,183,305
                                                            ==========   ==========

      Unrealized depreciation for nonperforming loans ...   $       --   $   80,000
                                                            ==========   ==========

      Average balance of nonperforming loans ............   $4,096,277   $2,273,154
                                                            ==========   ==========

      Changes in the unrealized depreciation on interest receivable and loans receivable are summarized as follows:

                                          Unrealized
                                       depreciation on       Unrealized
                                           interest       depreciation on
                                          receivable      loans receivable
                                          ----------      ----------------

           BALANCE, July 1, 2000 ...        $     --           $380,000
              Decreases, net .......              --            (61,500)
                                            --------           --------

           BALANCE, June 30, 2001 ..              --            318,500
              Increase, net ........         206,272                 --
              Decreases, net .......              --            (80,000)
                                            --------           --------

           BALANCE, June 30, 2002 ..        $206,272           $238,500
                                            ========           ========

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - Equity Securities

      Equity securities consist of the following as of June 30, 2002 and 2001:

                                           Chicago        Miami        Dry            Tele-
                                           Taxicab       Taxicab     Cleaner     communications     Cosmetics
                                          Medallions   Medallions    Company     and Technology      Company      Total
                                          ----------   ----------    -------     --------------      -------      -----
      BALANCE, July 1, 2000 ............  $  173,283   $   144,115  $   14,000     $  300,576               --  $  631,974

      Purchase of securities ...........          --            --          --         63,224               --      63,224
         Sale of securities ............    (109,317)      (25,603)         --             --               --    (134,920)
         Unrealized loss on equity
           securities arising during the
           period ......................      (4,852)           --          --             --               --      (4,852)
         Reclassification adjustment
           for gains included
           in net income ...............          --      (118,512)         --             --               --    (118,512)
                                          ----------   -----------  ----------     ----------       ----------  ----------

      BALANCE, June 30, 2001 ...........      59,114            --      14,000        363,800               --     436,914
                                          ----------   -----------  ----------     ----------       ----------  ----------

         Purchase of securities ........          --            --          --             --           50,025      50,025
         Unrealized loss on equity
           securities arising during the
           period ......................        (274)           --          --        (11,655)         (31,683)    (43,612)
                                          ----------   -----------  ----------     ----------       ----------  ----------

      BALANCE, June 30, 2002 ...........  $   58,840   $        --  $   14,000     $  352,145       $   18,342  $  443,327
                                          ==========   ===========  ==========     ==========       ==========  ==========

      At June 30, 2002, the fair value of the Chicago taxicab medallions, telecommunications company and cosmetics company were decreased resulting in unrealized loss. At June 30, 2001 the fair value of Chicago taxicab medallions also decreased which resulted in an unrealized loss. The Company uses the specific identification method to calculate gains and losses on the sales of equity securities.

NOTE 5 - Debentures Payable to SBA

      At March 31, 2003 (unaudited), June 30, 2002 and 2001, debentures payable to the SBA consist of subordinated debentures with interest payable semiannually, as follows:

                                                       March 31, 2003
                                                         (unaudited)      June 30, 2002    June 30, 2001
                                 Current Effective        Principal         Principal        Principal
Issue Date          Due Date       Interest Rate           Amount            Amount           Amount
----------          --------       -------------           ------            ------           ------
September 1993     September 2003      6.12(1)          $1,500,000         $1,500,000        $1,500,000
September 1993     September 2003      6.12              2,220,000          2,220,000         2,220,000
September 1994     September 2004      8.20(4)                              2,690,000         2,690,000
December 1995      December 2005       6.54(3)                                                1,020,000
June 1996          June 2006           7.71                                 1,020,000         1,020,000
March 1997         March 2007          7.38(2)             430,000            430,000           430,000
July 2002          September 2012      4.67(5)           2,050,000
December 2002      March 2013          4.63(5)           3,000,000
                                                        ----------         ----------        ----------
                                                        $9,200,000         $7,860,000        $8,880,000
                                                        ==========         ==========        ==========

(1)   Interest rate was 3.12% from inception through September 1998.

(2) The Company is also required to pay an additional annual user fee of 1% on this debenture.

(3)   The loan was prepaid in full during June 30, 2002.

(4)   See Note 16.

(5) The Company is also required to pay an additional annual user fee of .87% on this debenture (unaudited).

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Under the terms of the subordinated debentures, the Company may not repurchase or retire any of its capital stock or make any distributions to its stockholders other than dividends out of retained earnings (as computed in accordance with SBA regulations) without the prior written approval of the SBA.

      SBA Commitment

      During January 2002 the Company and the SBA entered into an agreement whereby the SBA committed to reserve debentures in the amount of $12,000,000 to be issued by the Company on or prior to September 30, 2006. A 2.5% leverage fee will be deducted pro rata as the commitment proceeds are drawn down, of which a $120,000 non-refundable fee has been paid by the Company.

      SBA Debenture

      During September 2002, a debenture payable to SBA in the amount of $2,690,000 with an 8.2% interest rate, expiring September 2004 was prepaid along with all accrued interest.

      During July 2002, a new debenture payable to SBA was drawn from the reserved pool of $12,000,000 in the amount of $2,050,000 with an interim interest rate of 2.351%. The fixed rate of 4.67% was determined on the pooling date of September 25, 2002. In addition to the fixed rate, there is an additional annual SBA user fee of 0.87% per annum that will also be charged making the rate 5.54% before applicable amortization of points and fees.

      During December 2002, another new debenture payable to SBA was drawn from the reserve pool of $12,000,000 in the amount of $3,000,000 (unaudited) with an interim interest rate of 1.927%. The fixed rate of 4.628% was determined on the pooling date of March 26, 2003. In addition to the fixed interest rate, there is an additional annual SBA user fee of 0.87% per annum that will also be charged, making the rate 5.498% before applicable amortization of points and fees.

NOTE 6 - Notes Payable to Banks

      At March 31, 2003 (unaudited), June 30, 2002 and 2001, the Company had loan agreements with three (3) banks for lines of credit aggregating $40,000,000. At March 31, 2003 (unaudited), June 30, 2002 and 2001, the
      Company had $35,780,000 (unaudited), $33,720,000, and $35,550,000, respectively, outstanding under these lines. The loans, which mature through November 2003 (unaudited), bear interest based on the Company's choice of the lower of either the reserve adjusted LIBOR rate plus 150 basis points or the banks' prime rates minus 1/2% plus certain fees (unaudited). Upon maturity, the Company anticipates extending the lines of credit for another year, as has been the practice in previous years. Pursuant to the terms of the agreements the Company is required to comply with certain terms, covenants and conditions. The Company pledged its loans receivable and other assets as collateral for the above lines of credit.

NOTE 7 - Preferred Stock

      Ameritrans had 1,000,000 shares of "blank check" preferred shares authorized of which 500,000 shares were designated as 9 3/8% cumulative participating preferred stock $.01 par value, $12.00 face value. Therefore, as of June 30, 2002 there are 500,000 shares of "blank check" preferred shares authorized of which none are issued and outstanding.

      Pursuant to the April 24, 2002 stock offering (See Note 9) Ameritrans has 500,000 shares of 9 3/8% cumulative participating preferred stock $.01 par value, $12.00 face value of which 300,000 shares are issued and outstanding as of June 30, 2002. These preferred shares are redeemable at the option of the Company at the face value plus a range of 10% to -0-% of face value through April 2007.

NOTE 8 - Common Stock

      Ameritrans has 5,000,000 authorized common shares, $0.0001 par value, of which 1,745,600 shares were issued and outstanding after the shares exchange with Elk (see Note 1) as of June 30, 2001.

      Pursuant to the April 24, 2002 stock offering (See Note 9) Ameritrans issued an additional 300,000 shares of common stock.

      Pursuant to a foreclosure agreement with a borrower, Elk obtained 10,000 shares of Ameritrans common stock, which had previously been pledged by the borrower as collateral. At June 30, 2002 these shares are recorded as treasury stock at cost, which was the approximate market value of the shares at the foreclosure date.

NOTE 9 - Stock Offering

      On April 24, 2002, the Company completed a public offering of 300,000 units, each unit consisting of one share of Common Stock, one share of 9 3/8% cumulative participating preferred stock, face value $12.00, and one redeemable Warrant exercisable into one share of Common Stock. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.70, subject to adjustment, until April 2007. The Warrants may be redeemed by the Company under certain conditions. The gross proceeds from the sale was $5,700,000 less costs and commissions of $1,704,399 resulting in net proceeds of $3,995,601. The underwriter had the option to increase this offering by 45,000 units to cover over-allotments through June 2, 2002. This over-allotment option was not exercised. The underwriter earned the right in exchange for $2,500 to purchase up to 30,000 units, each unit consisting of one share of Common Stock, one share of 9 3/8%

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Stock Offering, continued

      participating preferred stock (face value $12.00) and one warrant to purchase one share of common stock at an exercise price of $8.40. These units are exercisable over a five year period commencing April 18, 2003 at an exercise price of $21.45 per unit.

NOTE 10 - Income Taxes

      The provision for income tax expense for the years ended June 30, 2002, 2001 and 2000 consists of the following:

                                    2002    2001     2000
                                    ----    ----     ----
      Federal ...................  $1,067  $2,562  $   986
      State and City ............   7,787   5,334   12,585
                                   ------  ------  -------

                                   $8,854  $7,896  $13,571
                                   ======  ======  =======

      The above provision represents income taxes incurred on undistributed income for the respective years.

NOTE 11 - Related Party Transactions

      The Company paid $63,733, $28,865 and $63,688 to a related law firm for the years June 30, 2002, 2001 and 2000, respectively, for the services provided. The Company generally charges its borrowers loan origination fees to generate income to offset expenses incurred by the Company for legal fees paid by the Company for loan closing services.

      During the years ended June 30, 2001 and 2000, the Company rented office space on a month-to-month basis from an affiliated entity without a formal lease agreement. On July 1, 2001 the Company entered into a sublease agreement with this affiliated entity with rental payments of $3,292 per month plus expense, which expires April 30, 2004. As made part of this agreement the affiliated entity, at the Company's request, rented an additional 1,800 square feet of office space contiguous with the Company's offices. Until the Company requires the additional space, the affiliated entity sublets the additional space to outside tenants. In the event all or a portion of the additional space is vacant, The Company has agreed to reimburse the affiliated entity for any additional rent due up to a maximum of $58,000 per year. During the year ended June 30, 2002 the Company paid the affiliated entity approximately $7,000 relating to this additional space. Rent expense amounted to $44,965, $39,600, and $39,600 for the years ended June 30, 2002, 2001 and 2000, respectively.

      The Company also shares overhead costs and reimburses this affiliated entity for office and salary expenses. As made part of the sublease agreement with the affiliated entity, overhead cost payments will be a minimum of $7,333 per month expiring April 30, 2004. Overhead costs and reimbursed office and salary expenses amounted to $98,925, $91,301 and $88,186 for the years ended June 30, 2002, 2001 and 2000, respectively.

NOTE 12 - Commitments and Contingencies

      Interest Rate Swap

      On January 10, 2000, the Company entered into a $5,000,000 interest rate Swap transaction with a bank which expired on October 8, 2001. On June 11, 2001, the Company entered into an additional interest rate Swap transaction with the same bank for $10,000,000 which expired on June 11, 2002. On June 11, 2001, the Company entered into another interest rate Swap transaction for $15,000,000 with this bank expiring June 11,2003. These Swap transactions were entered into to protect the Company from an upward movement in interest rates relating to outstanding bank debt (see
      Note 6 for terms and effective interest rates). These Swap transactions call for a fixed rate of 4.95%, 4.35% and 4.95%, respectively for the Company and if the floating one month LIBOR rate is below the fixed rate then the Company is obligated to pay the bank for the difference in rates. When the one-month LIBOR rate is above the fixed rate then the bank is obligated to pay the Company for the differences in rates. The effective fixed costs on the outstanding bank debt that was swapped including the 150 basis points was 6.45%, 5.85% and 6.45%, respectively.

      Loan Commitments

      At March 31, 2003 (unaudited) and June 30, 2002 and 2001, the Company had commitments to make loans totaling approximately $3,276,500 (unaudited), $1,515,297, and $547,500, respectively, at interest rates ranging from 6% to 17.5% (unaudited).

      Employment Agreements

      During November 2001, the Company entered into an employment agreement with an executive effective as of July 1, 2001, which was subsequently amended by an agreement dated December 31, 2002 (unaudited). The amended employment agreement provides for a minimum base salary of $255,000, which increases to $296,500 as of July 1, 2003, and thereafter increases yearly, plus an annual bonus. The amended employment agreement terminates on July 1, 2008 but will be automatically renewed for five (5) years unless either the Company or the executive gives notice of non-renewal. The amended employment agreement also provides for confidentiality and for non-competition, and non-solicitation during the term of the agreement and for one (1) year thereafter.

      During November 2001, the Company also entered into a consulting agreement dated July 1, 2001 with the executive discussed above, which was subsequently amended by an agreement dated December 31, 2002 (unaudited). The amended consulting agreement does not become effective and does not commence unless and until the employment agreement is terminated due to
      (i) the executive's voluntary resignation from the Company or (ii) a notice of non-renewal of the employment agreement from either the Company or the executive. Upon the effectiveness of the amended consulting agreement, the consultant shall be paid at a rate equal to 1/2 the monthly salary in effect at the time the employment agreement is terminated plus any bonus received for that employment year and other benefits. The agreement also provides for confidentiality and non-competition for the term of the agreement, and non-solicitation during the term of the agreement and for one (1) year thereafter.

      Additionally, during November 2001, the Company entered into employment agreements with five (5) other executives. The Company subsequently amended two of the employment agreements by agreements dated December 31, 2002 (unaudited). The two amended employment agreements are for an initial term which expires on July 1, 2008 but which shall be automatically renewed for five (5) years unless either the Company or the executive gives notice of non-renewal. The remaining three employment agreements, two of which are dated january 1, 2002 and the third as of October 1, 2001, are for terms of five (5) years but are also automatically renewed for five (5) years unless either the Company or the executive gives notice of non-renewal. The five employment agreements provide for minimum salaries of, in the aggregate, $372,800 (unaudited) per annum, which increases to $415,000 (unaudited) per annum as of July 1, 2003, and thereafter increases yearly, plus annual bonuses. The agreements provided for confidentiality and for non-competition for the terms of the agreements, and non-solicitation during the term of the agreements and for one (1) year thereafter.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - Defined Contribution Plan

      On April 15, 1996, the Company adopted a simplified employee pension plan covering all eligible employees of the Company. Contributions to the plan are at the discretion of the Board of Directors. During the years ended June 30, 2002, 2001 and 2000, contributions amounted to $79,484, $77,289 and $72,463, respectively.

NOTE 14 - Stock Option Plans

      Employee Incentive Stock Option Plan

      During September 1998, Elk adopted an employee incentive stock option plan, an aggregate of 125,000 shares of Common Stock were authorized for issuance under the plan. Subsequently Ameritrans adopted an employee stock option plan which is substantially identical to and successor to the Elk plan. During January 2002, the plan was amended to increase the shares of Common Stock authorized for issuance to an aggregate of 200,000 shares. The plan provides that options may be granted to attract and retain key employees of the Company. Options granted under the plan are exercisable for periods ranging from five to ten years.

      Employee Incentive Stock Option Plan, continued

      In addition, the option price will be at least market value or at least 110% of market value of the Common Stock on the grant date for employees and stockholders who own more than 5% of the Common Stock, respectively. In January 1999, the Company granted 100,000 options to certain key employees at an exercise price ranging from $8.875 to $9.7625 per share. There were no options granted during the years ended June 30, 2002 or 2001.

      Non-Employee Directors Stock Option Plan

      On August 31, 1999, the SEC approved a Non-Employee Directors Stock Option Plan with an aggregate of 75,000 options authorized for issuance. During January 2002, the Board of Directors and stockholders approved an amendment to the plan to increase the aggregate of options authorized for issuance to 125,000 and to provide for the automatic grants of options upon re-election of eligible directors. This amendment to the plan is subject to SEC approval. The plan provides that options may be granted to attract and retain qualified persons to serve as directors of the Company. Options granted under this plan are exercisable twelve months from the date of grant and expire five years from the date of grant. In addition, the option price will not be less than the market value of the Common Stock on the grant date. On August 31, 1999, the Company granted 22,224 options to four directors at an exercise price of $9.00 per share. During the year ended June 30, 2002, 11,112 of these options were subsequently terminated. In January 2000, the Company granted an additional 11,112 options to two directors at an exercise price of $9.00 per share. There were no additional options granted for the years ended June 30, 2002 or 2001.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - Stock Option Plans, continued

      Activities under these Employee and Non-Employee plans are as follows:

                                                                                      Weighted Average
                                         Number of            Weighted Average         Remaining Life
                                          Options              Exercise Price            Contractual
                                          -------              --------------            -----------
      BALANCE - July 1, 2000              133,336                   $9.11                     6.3
      BALANCE - June 30, 2001             133,336                   $9.11                     5.3
      Options forfeited                   (11,112)                  $9.00                      --
                                          -------                   -----                     ---
      BALANCE - June 30, 2002             122,224                   $9.12                     4.3
                                          =======                   =====                     ===
      Exercisable - June 30, 2002         122,224                   $9.12                     4.3
                                          =======                   =====                     ===

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - Other Matters

      Terminated Merger Costs

      On January 31, 2001 the proposed agreement and plan of merger (the "Merger Agreement") between the Company and Medallion Financial Corp. was terminated by the Company because the parties were unable to reach mutually agreeable terms for an extension of the closing date. Merger costs incurred by the Company in the amount of $413,186 have been recorded as an expense for the year ended June 30, 2001.

      Terminating Offering Costs

      Based on the proposed merger with Medallion Financial Corp., the Company had at that time determined not to pursue and therefore expensed as of May 4, 2000, deferred offering costs incurred by the Company in relation to a proposed public offering in the amount of $256,087 for the year ended June 30, 2000.

      Recapitalization Costs

      In connection with the share for share exchange between Elk and Ameritrans on December 16, 1999 (see Note 1), recapitalization costs incurred by the Company in the amount of $423,045 have been recorded as an expense for the year ended June 30, 2000.

      Fair Value of Financial Instruments

      The following disclosures represent the Company's best estimate of the fair value of financial instruments, determined on a basis consistent with requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments."

      The estimated fair values of the Company's financial instruments are derived using estimation techniques based on various subjective factors including discount rates. Such estimates may not necessarily be indicative of the net realizable or liquidation values of these instruments. Fair values typically fluctuate in response to changes in market or credit conditions. Additionally, valuations are presented as of a specific point in time and may not be relevant in relation to the future earnings potential of the Company. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company will realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      Loans Receivable - Loans receivable are recorded at their estimated fair value.

      Equity Securities - The Company's equity securities consist of investments in corporations who own and operate Chicago taxicab medallions (13%), a dry cleaner (3%), a cosmetic company (4%), and a Telecommunications Company (80%) (see Note 4).

      Debentures Payable to Small Business Administration - The fair value of debentures as of June 30, 2002 and 2001 were approximately $7,542,924 and $8,780,791, respectively, and were estimated by discounting the expected future cash flows using the current rate at which the SBA has extended similar debentures to the Company (see Note 5).

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - Other Matters, continued

      The fair value of financial instruments that are short-term or reprice frequently and have a history of negligible credit losses is considered to approximate their carrying value. Those instruments include balances recorded in the following captions:

                      ASSETS                                LIABILITIES
      --------------------------------------------------------------------------

      Cash                                           Notes payable, banks
      Accrued interest receivable                    Accrued interest payable
      Assets acquired in satisfaction of loans
      Receivables from debtors on sales of
         assets acquired in satisfaction of loans

NOTE 16 - Subsequent Events

                               Quarterly Dividend

      On September 26, 2002 Company's Board of Directors declared a dividend of $0.06 per share of Common Stock for the fourth quarter of 2002, and an estimated dividend for the first quarter of 2003 of $0.11 per share of Common Stock or an aggregate of $347,752. The dividend was paid on October 16, 2002 to stockholders of record on October 7, 2002.

      The Company's Board of Directors declared a dividend of $0.28125 per share or $84,375 on September 20, 2002 on the Participating Preferred Stock for the period July 1, 2002 through September 30, 2002, which was paid on October 7, 2002 to all holders of the Participating Preferred stock of record as of September 30, 2002.

      On January 10, 2003, the Company's Board of Directors declared a dividend of $0.10 per share of Common Stock, or an aggregate of $204,560 (unaudited), for the period October 1, 2002 through December 31, 2002. The dividend was paid on January 28, 2003 to stockholders of record as of January 20, 2003.

      The Company's Board of Directors declared a dividend of $0.28125 per share, or an aggregate of $84,375 (unaudited) on December 23, 2002 on the Company's Participating Preferred Stock for the period October 1, 2002 through December 31, 2002. The dividend was paid on January 28, 2003 to all holders of the Participating Preferred Stock of record as of December 31, 2002.

      The Company's Board of Directors declared a dividend of $0.28125 per share, or an aggregate of $84,375 (unaudited), on March 21, 2003 on the Company's Participating Preferred Stock for the period January 1, 2003 through March 31, 2003. The dividend was paid on April 10, 2003 to all holders of the Participating Preferred Stock of record as of March 31, 2003.

      The Company's Board of Directors declared a dividend of $0.28125 per share, or an aggregate of $84,375 (unaudited), on June 12, 2003 on the Company's Participating Preferred stock for the period April 1, 2003 through June 30, 2003. The dividend is payable on July 15, 2003 to all holders of the Participating Preferred Stock of record as of June 30, 2003.

      The Company's Board of Directors did not declare a dividend on the Common Stock for the period January 1, 2003 through March 31, 2003 in view of the Company's reported loss for the quarter.

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - Quarterly Financial Data (Unaudited)

      For the Year Ended June 30, 2001

                                              First Quarter    Second Quarter    Third Quarter    Fourth Quarter
                                              -------------    --------------    -------------    --------------
         Investment income.................    $1,624,328        $1,598,210       $1,729,567        $1,487,687
         Operating income..................        89,842           307,464          323,115           138,533
         Income before taxes...............        89,842           319,594           19,435           153,534

                         AMERITRANS CAPITAL CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - Quarterly Financial Data (Unaudited), continued

      For the Year Ended June 30, 2001, continued

                                              First Quarter    Second Quarter    Third Quarter    Fourth Quarter
                                              -------------    --------------    -------------    --------------
         Net Income........................        87,751           314,245           16,783            155,730
         Net income per common share
             Basic.........................          0.05              0.18              .01                .09
             Diluted.......................          0.05              0.18              .01                .09

      For the Year Ended June 30, 2002

                                              First Quarter    Second Quarter    Third Quarter    Fourth Quarter
                                              -------------    --------------    -------------    --------------
         Investment income.................    $1,525,331        $1,473,801       $1,638,307         $1,632,280
         Operating income..................       321,422           323,075          220,697            179,856
         Income before taxes...............       322,622           323,075          222,197            179,856
         Net income........................       321,552           323,075          215,671            178,598
         Net income per common share
             Basic.........................          0.18              0.19             0.12               0.05
             Diluted.......................          0.18              0.19             0.12               0.05

NOTE 18 - Unaudited Financial Statements

      The consolidated balance sheet of Ameritrans Capital Corporation as of March 31, 2003, the related statements of income, and cash flows for the nine months ended March 31, 2003 and 2002 have been prepared by the Company, without audit pursuant to the rules and regulations of the Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management the accompanying interim consolidated financial statements include all adjustments (consisting of normal, recurring adjustments) necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the nine months ended March 31, 2003 are not necessarily indicative of the results of operations for the full year or any other interim period.

                         AMERITRANS CAPITAL CORPORATION
                           747 THIRD AVENUE, 4TH FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 355-2449

                       STATEMENT OF ADDITIONAL INFORMATION

                                  June 24, 2003

      This Statement of Additional Information (the "SAI") relates to Ameritrans Capital Corporation ("Ameritrans") and is not a prospectus. The Prospectus, dated June 24, 2003 (the "Prospectus"), sets forth concisely certain information about Ameritrans that investors should know before investing, and it should be read and retained for further reference. Copies of the Prospectus and additional copies of the SAI may be obtained without charge by writing or telephoning Ameritrans at the address and telephone number set forth above.

      The Prospectus and this SAI may omit certain of the information contained in the registration statement filed with the Securities and Exchange Commission ("SEC"), Washington, D.C. The registration statement may be obtained from the SEC upon payment of the fee prescribed, or inspected at the SEC's office at no charge.

      Neither the SEC nor any securities commission has approved or disapproved these securities or determined if the Prospectus is truthful or complete. Any representations to the contrary is a criminal offense.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

INVESTMENT OBJECTIVES AND POLICIES......................................SAI-2

MANAGEMENT..............................................................SAI-5

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS..............................SAI-9

FEDERAL INCOME TAX CONSIDERATIONS......................................SAI-11


                                     SAI-1

                       INVESTMENT OBJECTIVES AND POLICIES

ELK INVESTMENT POLICIES

      The investment policies described below are the fundamental policies of Elk. Under the 1940 Act, these policies may be changed only by the vote of the lesser of (i) a majority of Elk's outstanding Common Stock, or (ii) 67% of the number of shares of Common Stock present in person or by proxy at a stockholder meeting at which at least 50% of the outstanding shares of Common Stock are present. Because Ameritrans is the only stockholder of Elk, we have agreed with the SEC that Elk's fundamental investment policies will be changed only by the vote of the Ameritrans stockholders.

      (a) ISSUANCE OF SENIOR SECURITIES. Elk may issue subordinated debentures to the SBA in the maximum amounts permissible under the 1958 Act and the applicable regulations. Elk currently does not have any preferred stock authorized.

      (b) BORROWING OF MONEY. Elk has the power to borrow funds from banks, trust companies, other financial institutions, the SBA or any successor agency and/or other private or governmental sources, if determined by Elk's Board of Directors to be in its best interests.

      (c) UNDERWRITING. Elk has not engaged, and does not intend to engage, in the business of underwriting the securities of other issuers.

      (d) CONCENTRATION OF INVESTMENTS. Elk may not concentrate 25% or more of its total assets in securities of issuers in any industry group except the taxi industry. Elk will make at least 25% of its investments for financing the purchase or continued ownership of taxi medallions, taxis and related assets. The balance of its investments includes, and Elk intends to continue to finance, the acquisition and/or operation of other small businesses.

      (e) REAL ESTATE. Elk has not engaged, and does not intend to engage, in the purchase and sale of real estate. However, Elk may elect to purchase and sell real estate in order to protect any of its prior investments which it considers at risk.

      (f) COMMODITIES CONTRACTS. Elk has not engaged, and does not intend to engage, in the purchase and sale of commodities or commodities contracts.

      (g) LOANS. Elk has made, and will continue to make, loans to Small Business Concerns in accordance with the provisions of the 1958 Act and the SBA Regulations.

      (h) WRITING OPTIONS. Elk has not engaged, and does not intend to engage, in the writing of options.

      (i) SHORT SALES. Elk has not engaged, and does not intend to engage, in short sales of securities.

      (j) PURCHASING SECURITIES ON MARGIN. Elk has not engaged, and does not intend to engage, in the purchase of securities on margin.

      (k) FUTURES CONTRACTS. Elk has not engaged, and does not intend to engage, in the purchase or sale of futures contracts.

      (l) RESTRICTED SECURITIES. Elk may invest up to 100% of its assets in restricted securities.

      (m) TYPES OF INVESTMENTS. Although Elk was organized primarily to provide long term loan funds to Small Business Concerns, Elk's certificate of incorporation provides Elk with the authority to invest in the equity capital of Small Business Concerns. Accordingly, Elk may make equity investments in Small Business Concerns if determined by its Board of Directors to be in the best interests of Elk.

      (n) MAXIMUM INVESTMENT. Elk will not lend or otherwise invest more than the lesser of (i) 10% of its total assets or (ii) 30% of its paid-in capital attributable to its Common Stock with respect to any one Small Business Concern.

      (o) PERCENTAGE OF VOTING SECURITIES. The percentage of voting securities of any one Small Business Concern which Elk may acquire may not exceed 49% of the outstanding voting equities of such Small Business Concern.

      (p) MANAGEMENT CONTROL. Elk does not intend to invest in any company for the purpose of exercising control of management. However, Elk may elect to acquire control in order to protect any of its prior investments which it considers at risk.

      (q) INVESTMENT COMPANIES. Elk has not invested, and does not intend to invest, in the securities of other investment companies.

      (r) PORTFOLIO TURNOVER. Elk intends to make changes in its portfolio when, in the judgment of its Board of Directors, such changes will be in the best interest of our stockholders in light of the then existing business and financial conditions. We do not anticipate that Elk's loan portfolio will realize an annual turnover in excess of 50%, although there can be no assurance with respect thereto.

AMERITRANS INVESTMENT POLICIES

      Ameritrans' only fundamental policies, that is, policies that cannot be changed without the approval of the holders of a majority of Ameritrans' outstanding voting securities, as defined under the 1940 Act, are the restrictions described below. A "majority of Ameritrans' outstanding voting securities"


                                     SAI-2
as defined under the 1940 Act means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares. The other policies and investment restrictions referred to in this Prospectus, including Ameritrans' investment objectives, are not fundamental policies of Ameritrans and may be changed by Ameritrans' Board of Directors without stockholder approval. Unless otherwise noted, whenever an investment policy or limitation states a maximum percentage of Ameritrans' assets that may be invested in any security or other asset, or sets forth a policy regarding quality standards, such standard or percentage limitation will be determined immediately after and as a result of Ameritrans' acquisition of such security or other asset. Accordingly, any subsequent change in values, assets, or other circumstances will not be considered when determining whether the investment complies with Ameritrans' investment policies and limitations. Ameritrans' fundamental policies are as follows:

      (a) Ameritrans will at all times conduct its business so as to retain its status as a BDC under the 1940 Act. In order to retain that status, Ameritrans may not acquire any assets (other than non-investment assets necessary and appropriate to its operations as a BDC) if, after giving effect to such acquisition, the value of its "Qualifying Assets," amount to less than 70% of the value of its total assets. See "Regulation."

      (b) Ameritrans may borrow funds and issue "senior securities" to the maximum extent permitted under the 1940 Act. As a BDC, Ameritrans may issue senior securities if, immediately after such issuance, the senior securities will have an asset coverage of at least 200%. Under the 1940 Act, subordinated debentures issued to or guaranteed by the SBA, the preferred stock issued to the SBA by Elk and Elk's bank borrowings may be considered senior securities issued by Ameritrans requiring asset coverage of 200%; however, pursuant to an Exemptive Order issued by the SEC on December 7, 1999, such debentures, preferred stock issued to the SBA and bank borrowings are exempt from the asset coverage requirements of the 1940 Act.

      (c) Ameritrans will not (i) underwrite securities issued by others (except to the extent that it may be considered an "underwriter" within the meaning of the Securities Act in the disposition of restricted securities), (ii) engage in short sales of securities, (iii) purchase securities on margin (except to the extent that it may purchase securities with borrowed money), (iv) write or buy put or call options, or (v) engage in the purchase or sale of commodities or commodity contracts, including futures contracts (except where necessary in working out distressed loan or investment situations). Ameritrans and Elk may purchase interest rate caps and swaps covering up to 100% of their variable rate debt. In addition, Ameritrans may sponsor the securitization of loan portfolios.

      (d) Ameritrans and Elk may originate loans and loans with equity features. To the extent permitted under the 1940 Act and the regulations promulgated thereunder, Ameritrans may also make loans as permitted (i) under its existing stock option plans, (ii) under plans providing for options for disinterested directors that might be adopted by Ameritrans in the future, and (iii) to officers and directors for the purchase of Ameritrans Common Stock.

      (e) Ameritrans will hold all of the outstanding common stock of Elk and Elk Capital and may organize additional subsidiaries in the future. Ameritrans may acquire restricted securities of small businesses.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information concerning the directors and executive officers of the Company:

NAME                                           ADDRESS                                     POSITION
----                                           -------                                     --------
Gary C. Granoff(1)(2)        c/o Ameritrans Capital Corporation            President and Chairman of Board of
                             747 Third Avenue, 4th Floor                   Directors
                             New York, New York 10017

Ellen M. Walker(1)(2)        c/o Ameritrans Capital Corporation            Executive Vice President and Director
                             747 Third Avenue, 4th Floor
                             New York, New York 10017

Lee A. Forlenza(1)(2)        c/o Ameritrans Capital Corporation            Senior Vice President and Director
                             747 Third Avenue, 4th Floor
                             New York, New York 10017

Margaret Chance(2)           c/o Ameritrans Capital Corporation            Vice President and Secretary
                             747 Third Avenue, 4th Floor
                             New York, New York 10017

Silvia Mullens(2)            c/o Ameritrans Capital Corporation            Vice President
                             747 Third Avenue, 4th Floor
                             New York, New York 10017

Steven Etra(2)               55-25 58th Street                             Vice President and Director
                             Maspeth, New York

Paul Creditor                747 Third Avenue, Ste. 4C, New York, New      Director
                             York


                                     SAI-3

NAME                                           ADDRESS                     POSITION
----                                           -------                     --------
Allen Kaplan                 c/o Team Systems, 30-17 40th Avenue, Long     Director
                             Island City, New York

John Laird                   481 Canoe Hill Road                           Director
                             New Canaan, Connecticut

Howard Sommer                c/o New York Community Investment Co., LLC,   Director
                             110 Williams Street, 32nd Floor, New York,
                             NY

Wesley Finch                 c/o The Finch Group                           Director
                             1801 Clint Moore Road, Suite 210
                             Boca Raton, Florida 33487-2752

----------

(1) Ellen M. Walker, Gary C. Granoff and Lee A. Forlenza are officers and shareholders in the law firm of Granoff, Walker & Forlenza, P.C.

(2) Mr. Gary C. Granoff, Ms. Ellen M. Walker, Mr. Lee A. Forlenza, Mr. Steven Etra, Ms. Margaret Chance and Ms. Silvia Mullens are each "interested persons" with respect to the Company, as such term is defined in the 1940 Act.

COMMITTEES OF THE BOARD AND MEETING ATTENDANCE

      Ameritrans has a standing Audit Committee, a standing Compensation Committee and a 1999 Employee Plan Committee.

      The Audit Committee is presently comprised of Paul Creditor, John Laird and Howard Sommer. The function of the Audit Committee is to review our internal accounting control procedures, review our consolidated financial statements, and review with the independent public accountants the results of their audit. The Audit Committee held two meetings during fiscal 2002 and, to date, has held five meetings during fiscal 2003.

      The Compensation Committee reviews the Company's employment and compensation agreements with its employees. The committee is comprised of Allen Kaplan, John Laird, and Wesley Finch. The Compensation Committee was formed in August, 2001 and has held two formal meetings.

      The 1999 Employee Plan Committee administers the Company's 1999 Employee stock option plan. The 1999 Employee Plan Committee is comprised of Allen Kaplan and John Laird.

      The Board of Directors held three formal meetings during fiscal 2002. Six of the Board's directors attended each of the meetings of the Board, and three directors missed one meeting each. The Board has held three meetings during fiscal 2003.

EXECUTIVE COMPENSATION

      The following table sets forth all remuneration for services rendered to the Company to (i) each of the executive officers and (ii) all executive officers as a group during the fiscal year ended June 30, 2002. No non-employee director received compensation in excess of $60,000 during that period.

NAME AND PRINCIPAL POSITION                               CASH COMPENSATION(1)             SEP BENEFIT(2)
---------------------------                               --------------------             --------------
Gary C. Granoff, President                                   $      258,250(3)              $     25,500
Ellen M. Walker, Executive Vice President
    and General Counsel                                      $      115,800                 $     17,370
Lee A. Forlenza, Senior Vice President                       $       51,500                 $      7,725
Steven Etra, Vice President                                  $       31,000                 $          0
Silvia Mullens, Vice President                               $      100,522                 $     15,078
Margaret Chance, Vice President and Secretary                $       88,207                 $     13,231
All executive officers as a group (6 persons)                $      645,279                 $     78,904

---------

(1) Officers' salaries constitute a major portion of Elk's total "management fee compensation," which must be approved by the SBA. The SBA has approved total officer and employee compensation of $648,000 for Elk. This amount includes officers' salaries, other salaries and employee benefits.

(2)   Simplified Employee Pension Plan.

(3)   Does not include $35,000 of reimbursable expenses.

      No stock options were granted to any named executive officer during the fiscal year ended June 30, 2002.


                                     SAI-4

      Ameritrans and Elk have a policy of paying their directors who are not employees fees of $750 for each meeting attended. Since July 1, 1996, non-employee directors have been paid annual fees of $2,000 per year in addition to the fees paid for each meeting attended. Fees and expenses paid to non-affiliated directors were, in the aggregate, $36,875 for the year ended June 30, 2000, $19,750 for the year ended June 30, 2001, and $29,750 for the year ended June 30, 2002.

EXECUTIVE COMPENSATION PROGRAM

      Annual compensation for Ameritrans' executives consists of two principal elements: cash compensation, consisting of salaries and bonuses, and stock options.

CASH COMPENSATION

      In setting the annual base salaries for Ameritrans' executives, the Board of Directors reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of Ameritrans, and adjusts such amounts to reflect individual performance. Many of these companies are specialty finance companies. Ameritrans also regularly compares the salary levels of its executive officers with other lending companies.

      Increases in annual base salary are based on a review and evaluation of the performance of the activity for which the executive has responsibility, the impact of that activity on Ameritrans and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside Ameritrans.

      Cash bonuses are tied directly to Ameritrans' financial performance and the contribution of the executive to such performance.

EMPLOYMENT AGREEMENTS

      We have entered into employment agreements with six of our employees. We are required to disclose the terms of the agreements for five of those individuals:

      Gary Granoff. We entered into an amended and restated employment agreement with Gary Granoff dated December 31, 2002, for a term of five (5) years commencing July 1, 2003, which replaces the employment agreement by and between the Company and Mr. Granoff dated July 1, 2001. The agreement automatically renews for a five (5) year term, unless either party gives notice of non-renewal as provided therein. The agreement provides that Mr. Granoff will be paid an annual salary of $296,500 commencing July 1, 2003, which increases each year the agreement is in effect. The agreement also provides that Mr. Granoff will be paid a yearly bonus, based on his and Ameritrans' performance, an amount of which is determined by the Board of Directors but which may not be less than $15,000 per year for the first five (5) years of the employment agreement. If renewed, any bonus will be given solely in the Board's discretion. The agreement also provides for compensation to Mr. Granoff if he is terminated prior to the expiration of his employment term, the amount of which varies depending upon the nature of his termination. If, for instance, Mr. Granoff is terminated without cause (as defined in the agreement) he is entitled to a lump-sum payment in an amount equal to (i) his salary, as in effect at the time of termination, through the date of termination and an amount equal to his salary multiplied by the number of years remaining under the agreement, and (ii) an amount equal to all of the consulting fees payable under the terms of Mr. Granoff's consulting agreement with Ameritrans, as discussed below. The employment agreement also provides for confidentiality and for non-competition, and non-solicitation during the term of the agreement and for one (1) year thereafter.

      In conjunction with the employment agreement we also entered into an amended and restated consulting agreement with Mr. Granoff, which replaces the consulting agreement by and between the Company and Mr. Granoff dated as of July 1, 2001. The consulting agreement does not become effective and does not commence unless and until the employment agreement is terminated due to (i) Mr. Granoff's voluntary resignation from the Company or (ii) a notice of non-renewal of the employment agreement from either the Company or the Consultant. Upon the effectiveness of the consulting agreement Mr. Granoff shall be paid as a consultant at a rate equal to 1/2 the monthly salary in effect at the time the employment agreement is terminated plus any bonus received, if any, for that employment year and other benefits. The agreement also provides for confidentiality and non-competition for the term of the agreement, and non-solicitation during the term of the agreement and for one (1) year thereafter.

      Ellen Walker. We entered into an employment agreement with Ellen Walker for a term of five (5) years dated as of October 1, 2001. The agreement automatically renews for another five (5) year term unless either party terminates prior to renewal. The agreement provides that Ms. Walker will be paid an annual salary, which presently is $118,976, and increases each year the agreement is in effect. The agreement also provides that Ms. Walker will be paid a yearly bonus, at the discretion of Ameritrans, based on her and the Company's performance. The agreement provides for compensation to Ms. Walker if she is terminated prior to the expiration of her employment term, the exact amount of which varies depending upon the nature of the termination. If, for instance, Ms. Walker terminates the employment agreement for good reason (as defined in the agreement) she is entitled to a lump-sum payment equal to the sum of her salary, as in effect at the time of termination, and an amount equal to her salary multiplied by the number of years remaining under the agreement or two-and-one half years, whichever is greater. The agreement also provides for confidentiality and for non-competition and non-solicitation during the term of the agreement and for one (1) year thereafter.

      Silvia Mullens. The agreement with Ms. Mullens is for a term of five years dated as of January 1, 2002. The agreement automatically renews for another five-year term unless either party terminates prior to renewal. The agreement provides that Ms. Mullens will be paid an annual salary of $95,400, which increases five percent (5%) each year the agreement is in effect. The agreement also provides that Ms. Mullens will be paid a yearly bonus, at the discretion of Ameritrans, based on her and the Company's performance. The agreement provides for compensation to Ms. Mullens if she is terminated prior to the expiration of her employment term, the exact amount of which varies depending upon the nature of the termination. If, for instance, Ms. Mullens terminates the employment agreement for good reason (as defined in the agreement), she is entitled to a lump-sum payment equal to the sum of her salary, as in effect at the time of termination, and an amount equal to her salary multiplied by the number of years remaining under the agreement


                                     SAI-5
or two-and-one-half (2 1/2) years, whichever is greater. The agreement also provides for confidentiality and for non-competition and non-solicitation during the term of the agreement and for one year thereafter.

      Lee Forlenza. We entered into an amended and restated employment agreement with Lee Forlenza dated December 31, 2002, for a five (5) year term commencing as of July 1, 2003, which replaces the employment agreement by and between the Company and Mr. Forlenza dated October 1, 2001. The agreement automatically renews for a five (5) year term, unless either party gives notice of non-renewal prior to the expiration of the initial term. The agreement provides that Mr. Forlenza will be paid an annual salary of $76,250 commencing July 1, 2003, and increases each year the agreement is in effect. The agreement also provides that Mr. Forlenza will be paid a yearly bonus based on his and the Company's performance, an amount of which is determined by the Board of Directors but which may not be less than $10,000 for the first five (5) years of the employment agreement, and an initial bonus of $7,500. If the employment agreement is renewed, any bonus after the initial term will be paid solely in the discretion of the Board. The agreement provides for compensation to Mr. Forlenza if he is terminated prior to the expiration of his employment term, the exact amount of which varies depending upon the nature of the termination. If Mr. Forlenza terminates the employment agreement for good reason (as defined in the agreement, he is entitled to a lump-sum payment equal to the sum of his salary, as in effect at the time of termination, and an amount equal to his salary multiplied by the number of years remaining under the agreement or two-and-one half years, whichever is greater. The agreement also provides for confidentiality and for non-competition, and for non-solicitation during the term of the agreement and for one (1) year thereafter.

      Margaret Chance. The agreement with Ms. Chance is for a term of five (5) years dated as of January 1, 2002. The agreement automatically renews for another five-year term unless either party terminates prior to renewal. The agreement provides that Ms. Chance will be paid an annual salary of $75,000, which increases four percent (4%) each year the agreement is in effect. The agreement also provides that Ms. Chance will be paid a yearly bonus, at the discretion of Ameritrans but which shall not be less than $8,500 per year, based on her and the Company's performance. The agreement provides for compensation to Ms. Chance if she is terminated prior to the expiration of her employment term, the exact amount of which varies depending upon the nature of the termination. If, for instance, Ms. Chance terminates the employment agreement for good reason (as defined in the agreement), she is entitled to a lump-sum payment equal to the sum of her salary, as in effect at the time of termination, and an amount equal to her salary multiplied by the number of years remaining under the agreement or two-and-one-half (2 1/2) years, whichever is greater. The agreement also provides for confidentiality and for non-competition and non-solicitation during the term of the agreement and for one year thereafter.

                   CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information as to (i) those persons who, to our knowledge, owned 5% or more of our outstanding common stock as of June 17, 2003, (ii) each of our directors and (iii) all of our officers and directors as a group. Except as set forth below, the address of each person listed below is the address of Ameritrans.

                                                     Percentage of           Number of           Percentage of
                                 Number of            outstanding            Shares of            Outstanding
                                 Shares of              Common            Participating         Participating
                               Common Stock        Stock Beneficially        Preferred          Preferred Stock
Name                        Beneficially Owned           Owned              Stock Owned              Owned
----                        ------------------           -----              -----------              -----
*Gary C. Granoff                346,025(1)               16.62%                7,000                   2.3%

*Ellen M. Walker                 57,374(2)                2.79%                   **                    **

*Lee A. Forlenza                 52,718(3)                2.60%                1,000                    **

Steven Etra                     133,617(4)                6.50%                   **                    **
55-25 58th Street
Maspeth, NY

Paul Creditor                     7,556(5)                  **                    **                    **
747 Third Avenue,
Suite 4C
New York, NY

Allen Kaplan                     10,556(6)                  **                    **                    **
c/o Executive Charge,
Inc.
1440 39th Street
Brooklyn, NY

John P. Laird                     5,656(7)                  **                    **                    **
481 Canoe Hill Road
New Canaan, CT


                                     SAI-6

                                                        Percentage of           Number of           Percentage of
                                 Number of               outstanding            Shares of            Outstanding
                                 Shares of                 Common            Participating         Participating
                               Common Stock           Stock Beneficially        Preferred          Preferred Stock
Name                        Beneficially Owned              Owned              Stock Owned              Owned
----                        ------------------              -----              -----------              -----
Howard F. Sommer                     5,556                     **                    **                    **
c/o New York Community
Investment Co., LLC
120 Broadway
New York, NY

Dan M. Granoff                     155,979(8)                7.66%                   **                    **
Children's Hospital
Oakland Research
Institute
747 52nd Street
Oakland, CA

Paul D. Granoff                    143,179(9)                7.03%                   **                    **
c/o Rush-Copley
Medical Center
1900 Ogden Avenue
Aurora, IL

Infinity Capital                   128,800                   5.20%                   **                    **
Partners, L.P.
767 Third Avenue, 16th
Floor
New York, New York
10017

*Margaret Chance                     1,700                     **                    **                    **

*Silvia M. Mullens                     293                     **                   293                    **

Officers, Directors              1,049,709(10)              48.56%                7,000                   2.3%
and 5% Stockholders as
a group (13 persons)

---------------

* Gary C. Granoff, Ellen M. Walker, Lee A. Forlenza, Steven Etra, Margaret Chance and Silvia Mullens are each "interested persons" with respect to Ameritrans and Elk, as such term is defined in the 1940 Act.

**    Less than 1%.

(1) Excludes 30,533 shares of Common Stock owned directly and indirectly by Mr. Granoff's wife, as well as 1,000 shares of Participating Preferred Stock and 1,000 Warrants directly owned by her as to which he disclaims beneficial ownership. Also excludes 500 shares of Participating Preferred Stock owned by Dapary Management Corp., a corporation controlled by Mr. Granoff, and 1,000 shares of Participating Preferred Stock owned by J&H Associates Ltd. Pts., a partnership whose general partner is GCG Associates Inc., a corporation controlled by Mr. Granoff. Includes 30,000 options for the purchase of 30,000 shares of Common Stock, which options are exercisable immediately and expire five years from the date of grant, and 1,800 Warrants, which are exercisable within 60 days into 1,800 shares of Common Stock and which expire April 1, 2007. Also includes 16,900 shares owned by The Granoff Family Foundation, a charitable foundation for which Mr. Granoff and his mother and brother are trustees. Also includes 261 shares held by GCG Associates Inc., a corporation controlled by Mr. Granoff. Also includes 77,584 shares of common stock, as well as 500 shares of Participating Preferred Stock and 500 Warrants owned by DAPARY Management Corp., a corporation controlled by Mr. Granoff. Also includes 12,000 shares of Common Stock, as well as 1,000 shares of Participating Preferred Stock and 1,000 Warrants


                                     SAI-7
      owned by J & H Associates Ltd. Pts., a partnership whose general partner is GCG Associates Inc., a corporation controlled by Mr. Granoff.

(2) Includes (i) 200 shares held by Ms. Walker as custodian for her son; (ii) 22,800 shares held by various trusts of which Ms. Walker is a trustee and as to which she disclaims beneficial ownership (Mr. Granoff retains a reversionary interest in 21,000 of such shares), and (iii) 20,000 shares issuable upon the exercise of ten-year options issued under the 1999 Employee Plan. See "Stock Option Plans."

(3) Includes 700 Warrants, and 17,500 shares of Common Stock issuable upon the exercise of ten-year options issued to under the 1999 Employee Plan. See "Stock Option Plans."

(4) Includes (i) 27,000 shares held by Mr. Etra's wife; (ii) 1,500 shares held by Mr. Etra's son; (iii) 10,000 shares held by SRK Associates LLC, a limited liability company controlled by Mr. Etra, (iv) 10,000 shares held by Lance's Property Development Corp. Pension Plan, of which Mr. Etra is a trustee and (v) 17,500 shares issuable upon the exercise of ten-year options issued under the 1999 Employee Plan. See "Stock Option Plans."

(5) Includes 5,556 shares issuable upon exercise of ten year options issued under the Director Plan. See "Stock Options Plans."

(6) Includes 5,556 shares issuable upon exercise of ten year options issued under the Director Plan. See "Stock Options Plans."

(7) Includes 5,556 shares issuable upon exercise of ten year options issued under the Director Plan. See "Stock Option Plans."

(8) Includes 5,556 shares issuable upon exercise of ten-year options issued under the Director Plan. See "Stock Option Plans."

(9) Includes (i) 10,900 shares owned by a charitable foundation, of which Jeannette Granoff, Gary C. Granoff and Dr. Dan M. Granoff are the trustees, and (ii) 2,800 shares held in an IRA Rollover Account for the benefit of Dr. Granoff.

(10) Includes 40,049 shares held by Dr. Paul Granoff directly, 77,630 held by Granoff Family Partners Ltd., of which Dr. Granoff is a general partner, and 25,500 shares held by the Granoff Pediatric Associates Profit Sharing Plan. Excludes 14,127 shares held by Dr. Granoff's wife, of which shares he disclaims beneficial ownership.

(11) Includes 4,000 shares issuable upon the exercise of 4,000 Warrants, 100,000 shares issuable upon the exercise of 30,000 five-year and 70,000 ten-year options issued under the 1999 Employee Plan, and 22,224 shares issuable upon the exercise of ten-year options issued under the Director Plan. See "Stock Option Plans."

      Except pursuant to applicable community property laws or as described above, each person listed in the table above has sole voting and investment power, and is both the owner of record and the beneficial owner of his or her respective shares.

      Except as otherwise indicated above, the persons listed in the above table have voting and investment power with respect to their respective shares.

                        FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a general summary of the federal income tax principles applicable to Ameritrans, based on the currently existing provisions of the Internal Revenue Code and the regulations thereunder. This summary does not purport to be a complete description of the tax considerations applicable to Ameritrans or to the holders of its Common


                                     SAI-8

Stock, Participating Preferred Stock and Warrants. These principles, in general, also apply to Elk, but the sole direct stockholder of Elk is Ameritrans.

      Ameritrans has elected to be treated as a "regulated investment company" (a "RIC") under Section 851 of the Internal Revenue Code, and Elk has elected to be treated as an RIC since 1984. A regulated investment company may deduct, for federal income tax purposes, most dividends paid to stockholders, thereby avoiding federal income taxation at the corporate level on stockholder dividends. In addition, because Elk currently qualifies for treatment as an RIC, Ameritrans anticipates that the dividends it receives from Elk will not be subject to corporate taxation at the level of Elk.

TAXATION OF REGULATED INVESTMENT COMPANIES

      In order to qualify as an RIC for a given fiscal year, a company must generally meet each of the following conditions for that fiscal year:

            a) The company must be registered as an investment company under the 1940 Act at all times during the year.

            b) At least 90% of the company's gross income for the year must be derived from interest, gains on the sale or other disposition of stock or other securities, dividends and payment with respect to securities loans.

            c) At the close of each quarter, at least 50% of the value of the company's total assets must be represented by cash, cash items (including receivables), securities of other RICs and securities of other issuers, except that the investment in a single issuer of securities may not exceed 5% of the value of the RIC's assets, or 10% of the outstanding voting securities of the issuer.

            d) At the close of each quarter, and with the exception of government securities or securities of other RICs, no more than 25% of the value of an RIC's assets may be made up of investments in the securities of a single issuer or in the securities of two or more issuers controlled by the RIC and engaged in the same or a related trade or business. However, if a non-RIC entity controlled by the RIC subsequently sustains internally generated growth (as opposed to growth via acquisitions), the diversification requirement will not be violated even if the non-RIC subsidiary represents in excess of 25% of the RIC's assets.

            e) The company must distribute as dividends at least 90% of its investment company taxable income (as defined in Section 852 of the Internal Revenue Code), as well as 90% of the excess of its tax-exempt income over certain disallowed tax-exempt interest deductions. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles. An RIC is, however, generally subject to federal income tax at regular corporate rates on undistributed investment company taxable income.

      In order to avoid the imposition of a non-deductible 4% excise tax on its undistributed income, an RIC is required, under Section 4982 of the Internal Revenue Code, to distribute within each calendar year at least 98% of its ordinary income for such calendar year and 98% of its capital gain net income (reduced by the RIC's net ordinary loss for the calendar year, but not below its net capital gain) for the one-year period ending on October 31 of such calendar year, plus any remaining undistributed income and gain from prior years.

      The tax benefits available to a qualified RIC are prospective, commencing with the fiscal year in which all the conditions listed above are met, and would not permit Ameritrans to avoid income tax at the corporate level on income earned during prior taxable years. If Ameritrans fails to qualify as an RIC for a given fiscal year, Ameritrans will not be entitled to a federal income tax deduction for dividends distributed, and amounts distributed as stockholder dividends by Ameritrans will therefore be subject to federal income tax at both the corporate level and the individual level.


                                     SAI-9

      Dividends distributed by Elk to Ameritrans will constitute ordinary income to Ameritrans to the extent derived from non-capital gain income of Elk, and will ordinarily constitute capital gain income to Ameritrans to the extent derived from long-term capital gains of Elk. However, since Ameritrans is also an RIC, Ameritrans will, in general, not be subject to a corporate level tax on its income to the extent that it makes distributions to its stockholders. If Elk does not qualify as an RIC for any reason in any fiscal year, it will not be entitled to a federal income tax deduction for dividends distributed, and will instead be liable to pay corporate level tax on its earnings. Further, if Elk does not qualify as an RIC, such failure will cause Ameritrans to fail to qualify for RIC status as well, as long as Elk stock held by Ameritrans represents more than 25% of Ameritrans' assets. In such a case, Ameritrans may be taxed on the dividends received from Elk, subject to the deduction for corporate dividends received. The deduction for dividends received by corporations depend on the percentage of recipients ownership of the corporation paying the dividend. Under Section 243 of the Internal Revenue Code a 70% deduction is allowed if the receiving corporation owns less than 20% of the stock, by vote and value, of the paying corporation, 80% if at least 20% and less than 80% is owned, and 100% if the ownership percentage is over 80% and the dividend is a "Qualifying Dividend" paid between member of the same Affiliated Group. Thus, if Elk fails to qualify as an RIC for any reason, its earnings may be taxed at three levels, to Elk, in part to Ameritrans, and finally, when they are distributed by Ameritrans, to our stockholders.

      As long as Ameritrans qualifies as an RIC, dividends distributed by Ameritrans to its stockholders out of current or accumulated earnings and profits constitute ordinary income to such stockholders to the extent derived from ordinary income and short-term capital gains of Ameritrans (such as interest from loans by Ameritrans or dividends received from Elk). Any long-term capital gain dividends distributed by Ameritrans would constitute capital gain income to Ameritrans stockholders. To the extent Ameritrans makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of the stockholder's stock by the amount of such distribution, but not below zero, with distributions in excess of the stockholder's basis taxable as capital gains if the stock is held as a capital asset.

TAXATION OF SBICS

      As a result of Elk's status as a licensed SBIC under the 1958 Act, Elk and its stockholders qualify for the following tax benefits:

      (i) Under Section 243 of the Internal Revenue Code, Elk may deduct 100% of the dividends received by it from domestic corporations in which it has made equity investments, regardless of whether such corporations are subsidiaries of Elk (in contrast to the generally applicable 70% deduction under the Code). Because Elk generally makes long-term loans rather than equity investments, this potential benefit is not likely to be of practical significance to Elk or its stockholder.

      (ii) Under Section 1243 of the Internal Revenue Code, losses sustained on Elk's investments in the convertible debentures, or stock derived from convertible debentures, of Small Business Concerns are treated as ordinary losses rather than capital losses to Elk. Because Elk does not presently intend to purchase convertible debentures, however, this potential benefit is not likely to be of practical significance to Elk or its stockholder.

STATE AND OTHER TAXES

      The foregoing discussion relates only to federal income tax matters. Ameritrans and Elk are also subject to state and local taxation. The state, local and foreign tax treatment may not conform to the federal tax treatment discussed above. Stockholders should consult with their own tax advisors with respect to the state and local tax considerations pertaining to Ameritrans and Elk.


                                     SAI-10

                           PART C -- OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS.

1.    Financial Statements.

      The following financial statements are included in the Prospectus on the identified pages.

                                                                                  PAGE
                                                                                  ----
REPORT OF MARCUM & KLIEGMAN LLP,
     INDEPENDENT AUDITORS' REPORT ...........................................      F-2

Consolidated Balance Sheets as of June 30, 2001, June 30, 2000 and
     March 31, 2003 (unaudited) .............................................    F-3,4

Consolidated Statements of Income for the Years Ended June 30, 2002, June 30,
     2001 and June 30, 2000 and for the Nine Months Ended
     March 31, 2003 and 2002 (unaudited) ....................................      F-5

Consolidated Statements of Comprehensive Income for the years ended June 30,
     2002, 2001 and 2000 and for the Nine Months Ended
     March 31, 2003 and 2002 (unaudited) ....................................      F-6

Consolidated Statements of Stockholders' Equity for the Years Ended June 30,
     2002, June 30, 2001 and June 30, 2000 and for the Nine Months
     Ended March 31, 2003 (unaudited) .......................................      F-7

Consolidated Statements of Cash Flows for the Years Ended June 30, 2002, June
     30, 2001 and June 30, 2000, and for the Nine Months Ended
     March 31, 2003 and 2002 (unaudited) ....................................      F-8

Schedule of Loans at June 30, 2002 ..........................................      F-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..................................  F-10-23

2.    Exhibits

      a.    Certificate of Incorporation(1)

      b.    By-laws(1)

      d.1 Certificate for shares of Participating Preferred Stock, was previously filed.

      d.2   Certificate for Warrants, was previously filed.

      d.3 Certificate of Designations for the Participating Preferred Stock, was previously filed.

      d.4   Warrant Agreement.

      d.5   Underwriters' Unit Purchase Option, was previously filed.

      d.6   Certificate for the Units, was previously filed.

      d.7   Certificate for shares of Common Stock, was previously filed.

      f.1 Form of subordinated debentures issued to the U.S. Small Business Administration ("SBA") by Elk Associates Funding Corporation ("Elk") -- Debenture issued March 26, 1997--principal amount -- $430,000; Maturity Date -- March 1, 2007; Stated Interest Rate -- 7.38%, was previously filed.

      The following debentures are omitted pursuant to Rule 483:

      a. Debenture issued September 22, 1993 -- principal amount -- $1,500,000; Maturity Date -- September 1, 2003; Stated Interest Rate -- 6.12%.

      b. Debenture issued September 22, 1993 -- principal amount -- $2,220,000; Maturity Date -- September 1, 2003; Stated Interest Rate -- 6.12%.

      c. Debenture issued September 28, 1994 -- principal amount -- $2,690,000; Maturity Date -- September 1, 2004; Stated Interest Rate -- 8.20%.

      d. Debenture issued December 14, 1995 -- principal amount -- $1,020,000; Maturity Date -- December 1, 2005; Stated Interest Rate -- 6.54%.

      e. Debenture issued June 26, 1996 -- principal amount -- $1,020,000; Maturity Date -- June 1, 2006; Stated Interest Rate --7.71%.

      f.2 Security Agreement between Elk and the SBA, dated September 9, 1993, was previously filed.

      f.3 Custodian Agreement, Intercreditor Agreement and amendments thereto -- See Exhibits j.1, k.2, k.3, and k.4, below.

      h.1   Underwriting Agreement dated April 18, 2002, was previously filed.

      h.2   Agreement among Underwriters dated April 18, 2003.

      h.3 Selected Dealer Agreement dated April 18, 2002, was previously filed.

      i.1   1999 Employee Stock Option Plan(2)

      i.2   Non-Employee Director Stock Option Plan, was previously filed.

      j.1 Custodian Agreement among Elk; Bank Leumi Trust Company of New York ("Leumi"), Israel Discount Bank of New York ("IDB"), Bank Hapoalim B.M. ("Hapoalim") and Extebank; the SBA, and IDB as Custodian; dated September 9, 1993 (the "Custodian Agreement"), was previously filed.

      k.1   Agreements between Elk and the SBA.

            a.    Agreement dated September 9, 1993, was previously filed.

            b.    Agreement dated February 7, 1997, was previously filed.

      k.2 Intercreditor Agreement among Elk, Leumi, IDB, Hapoalim, Extebank and the SBA, dated September 9,1993 (the "Intercreditor Agreement"), was previously filed.

      k.3   Amendments to the Custodian and Intercreditor Agreements.

            a. Amendment removing Hapoalim and Extebank and adding European American Bank ("EAB"), dated September 28, 1994, was previously filed.

            b.    Form of Amendment adding bank:

                  i. Amendment adding United Mizrahi Bank and Trust Company ("UMB"), dated June ___, 1995, was previously filed.

                  ii. Amendment adding Sterling National Bank and Trust Company of New York ("Sterling"), dated April ____, 1996 -- omitted pursuant to Rule 483.

      k.4 Bank Intercreditor Agreement among Elk, Leumi, IDB, Hapoalim and Extebank, dated September 9,1993 (the "Bank Intercreditor Agreement"), was previously filed.

      k.5   Amendments to the Bank Intercreditor Agreement.

            a. Amendment removing Hapoalim and Extebank and adding European American Bank ("EAB"), dated September 28, 1994, was previously filed.

            b.    Form of Amendment adding bank:

                  i. Amendment adding UMB, dated June ___, 1995, was previously filed.

                  ii. Amendment adding Sterling, dated April ___, 1996 -- omitted pursuant to Rule 483.

      k.6 Letter Agreement renewing line of credit for Elk with IDB Bank dated April 30, 2003.(4)

      k.7 Promissory Note dated March 3, 2003 between Elk and Bank Leumi and Letter Agreement dated March 11, 2003 between aforementioned parties.(4)

      k.8 Master Note dated October 4, 1999 between Ameritrans and European American Bank.(3)

      k.9 Form of indemnity agreement between Ameritrans and each of its directors and officers.(1)

      k.10 Amended and Restated Employment Agreement dated as of December 31, 2002 between Ameritrans and Gary Granoff.(5)

      k.11 Amended and Restated Consulting Agreement dated as of December 31, 2002 between Ameritrans and Gary Granoff.(5)

      k.12 Amended and Restated Employment Agreement dated as of December 31, 2002 between Ameritrans and Lee Forlenza.(5)

      k.13 Employment Agreement dated as of October 1, 2001 between Ameritrans and Ellen Walker.(7)

      k.14 Employment Agreement dated as of January 1, 2002 between Ameritrans and Silvia Mullens.(6)

      k.15 Employment Agreement dated as of January 1, 2002 between Ameritrans and Margaret Chance.(6)

      k.16 Line of Credit Agreement dated January 3, 2002 between Elk Associates Funding Corporation and Citibank, N.A. was previously filed.

      l.    Opinion and consent of Stursberg & Veith.*

      n.1   Consent of Marcum & Kliegman LLP.

      r. Power of attorney authorizing Gary C. Granoff to execute and file Registration Statement and amendments -- see signature page of Registration Statement.

--------------
*     To be filed by amendment.

(1) Incorporated by reference from the Registrant's Registration Statement on Form N-14 (File No. 333-63951), initially filed September 22, 1998.

(2) Incorporated by reference from the first amendment to the Registrant's Registration Statement on Form N-14 (File No. 333-63951), filed October 20, 1999.

(3) Incorporated by reference from the Registrant's 10-Q (File No. 811-08847) filed February 14, 2001.

(4) Incorporated by reference from the Registrant's 10-Q (File No. 811-08847) filed May 15, 2003.

(5) Incorporated by reference from the Registrant's 10-Q (File No. 811-08847) filed February 14, 2003.

(6) Incorporated by reference from the Registrant's 10-Q (File No. 811-08847) filed February 14, 2002.

(7) Incorporated by reference from the Registrant's 10-Q (File No. 811-08847) filed November 14, 2001.

ITEM 25. MARKETING ARRANGEMENTS

      See Section 3 of the Underwriting Agreement, which is attached as Exhibit
h.1. hereto, and Section ____ of the Agreement Among Underwriters, which is attached as Exhibit h.2. hereof.

      In connection with the Offering, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Stock at a level that might otherwise prevail in the open market. Such stabilizing, if commenced, may be discontinued at any time.

ITEM 26. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated expenses to be incurred in connection with the Offering:

      Blue Sky fees and expenses............................           $  2,500
      Accounting fees and expenses..........................             50,000
      Legal fees and expenses...............................            110,000
      Printing and engraving fees...........................             10,000
      Miscellaneous fees and expenses.......................             15,000
                                                                       --------
                Total.......................................           $187,500

ITEM 27. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

      Elk Associates Funding Corporation, a New York corporation, is 100% owned by the Registrant.

      Elk Capital Corporation, a New York corporation, is 100% owned by the Registrant.

      EAF Holding Corporation, a New York corporation, is 100% owned by Elk Associates Funding Corporation.

ITEM 28. NUMBER OF HOLDERS OF SECURITIES

                                                              NUMBER OF
      NAME OF CLASS                                         RECORD HOLDERS
      Common Stock, par value $.0001 per share...........        197
      Preferred Stock, par value $.01 per share..........         3
      Warrants...........................................         3

ITEM 29. INDEMNIFICATION.

      The Certificate of Incorporation of Ameritrans Capital Corporation ("Ameritrans") includes a provision (the "Liability Provision"), authorized under Section 102(b)(7) of the Delaware General Corporation Law, which eliminates, to the extent permitted by the Delaware General Corporation Law and the Investment Company Act of 1940 (the "1940 Act"), the personal liability of a director to Ameritrans or its stockholders for monetary damages resulting from the breach of his fiduciary duty as a director. Under the Delaware General Corporation Law, this provision may not be construed to eliminate or limit a director's liability for any of the following: breaches of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

payment of a dividend or approval of a stock repurchase which is unlawful under
Section 174 of the Delaware General Corporation Law; and transactions from which the director derives an improper personal benefit. In addition, under the 1940 Act, this provision may not be construed to protect a director against liability to the corporation or its stockholders for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

      The Liability Provision precludes actions for monetary damages against directors of Ameritrans only with respect to certain violations of a director's duty of care. Under the Delaware General Corporation Law, absent this provision, directors could be held liable for negligence in the performance of their duty of care. The Liability Provision absolves directors of Ameritrans of monetary liability to Ameritrans and its stockholders for negligence in exercising their business judgment. A stockholder can prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, gross negligence or reckless disregard of his duties, a failure to act in good faith, intentional misconduct or willful misfeasance, a knowing violation of the law, an unlawful dividend or stock repurchase, or an improper personal benefit. The Liability Provision does not affect the ability of Ameritrans or its stockholders to seek equitable remedies (such as an injunction or rescission) against a director for breach of his fiduciary duty and does not limit the liability of directors under other laws, such as the federal securities laws. The Liability Provision also does not limit the liability of officers or employees of Ameritrans or any director acting in his capacity as an officer or employee of Ameritrans.

      In addition, Ameritrans' By-Laws also includes a provision (the "Indemnification Provision") that requires Ameritrans to indemnify its directors and officers, to the maximum extent permitted by the Delaware General Corporation Law and by the 1940 Act, against liabilities and damages incurred in their capacity as directors or officers of Ameritrans. Under the Delaware General Corporation Law, a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings brought against him by virtue of his position as a director or officer to the extent he is successful, on the merits or otherwise, in such litigation or proceeding, (ii) may be indemnified by the corporation for the expenses, judgments, fines, and amounts paid in settlement of such litigation or proceedings (other than an action by or in the right of a corporation, which is hereinafter referred to as a "derivative action"), even if he is not successful, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe that his conduct was unlawful), (iii) may be indemnified by the corporation for expenses of a derivative action, even if he is not successful, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that indemnification may not be made in the case of a derivative action if the director or officer is adjudged to be liable to the corporation, unless a court determines that, despite such adjudication but in view of all the circumstances, he is entitled to indemnification of such expenses, only upon the determination, by (a) a majority of directors who are not a party to the action (even though less than a quorum), (b) by a committee of such directors designated by a majority of such disinterested directors, (c) under certain circumstances, independent legal counsel in a written opinion, or (d) the stockholders, that indemnification is proper because the applicable standard of conduct has been met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate. These provisions of the Delaware General Corporation Law, by their terms, are not exclusive of any other rights to which those seeking indemnification or advances of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

      The 1940 Act prohibits the inclusion in Ameritrans' Certificate of Incorporation or certain other organizational instruments of Ameritrans of a provision which purports to protect any director or officer of Ameritrans against liability to Ameritrans or its stockholders for willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. Accordingly, the Indemnification Provision specifically provides that indemnification shall only be made to the extent permitted by the 1940 Act.

      Ameritrans has entered into an indemnity agreement (the "Indemnity Agreement") with each of its directors and officers. The Indemnity Agreement clarifies or modifies the indemnification provisions of the Delaware General Corporation Law as follows: (i) the Indemnity Agreement establishes the presumption that the director or officer has met the applicable standard of conduct required for indemnification and provides that prompt indemnification shall be made unless a determination is made by a majority of Ameritrans disinterested directors, independent counsel, or a majority of Ameritrans' stockholders that the director or officer has not met the applicable standard of conduct; (ii) if the disinterested directors determine that the director or officer has not met the applicable standard of conduct, the Indemnity Agreement permits the director or officer to petition a court for an independent determination of whether such officer or director is entitled to indemnification under the Indemnity Agreement; (iii) the Indemnity Agreement provides that expenses shall be promptly advanced to a director or officer upon receipt of an undertaking by him to repay amounts so advanced if it is ultimately determined that indemnification of such expenses is not permissible, provided that either (a) such director or officer shall have provided appropriate security for such undertaking, (b) Ameritrans shall be insured against losses arising from any such advance payments, or (c) either a majority of the disinterested directors (even though less than a quorum), a committee of such directors designated by such disinterested directors, or independent legal counsel in a written opinion shall have determined, based upon a review of readily available facts, that there is reason to believe that such director or officer will be found entitled to indemnification; (iv) the Indemnity Agreement specifically provides that the indemnification provisions applicable to a derivative suit cover amounts paid in settlement; and (v) the Indemnity Agreement specifically permits partial indemnification to be made in the event that the director or officer is not entitled to full indemnification.

      Ameritrans may in the future elect to purchase directors' and officers' liability insurance, as is permitted by the Delaware General Corporation Law.

      Insofar as indemnification for liability arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions or, otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 30. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISOR.

      Not applicable.

ITEM 31. LOCATION OF ACCOUNTS AND RECORDS

      The Registrant maintains at its principal office physical possession of each account, book or other document required to be maintained by Section 31(a) of the 1940 Act, as applicable, pursuant to Section 64 of the 1940 Act.

ITEM 32. MANAGEMENT SERVICES

      Not applicable.

ITEM 33. UNDERTAKINGS.

      1. The Registrant hereby undertakes:

            (a) to suspend the Offering until the Prospectus is amended if (1) subsequent to the effective date of this Registration Statement, the net asset value declines more than ten percent from its net asset value as of the effective date of the registration statement or (2) the net asset value increases to an amount greater than its net proceeds as stated in the Prospectus.

            (b) that, for the purpose of determining any liability under the 1933 Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 497(h) under the 1933 Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

            (c) for the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            2. The undersigned registrant hereby undertakes:

            (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

      3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of the Certificate of Incorporation and By-Laws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication for such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement has been signed on its behalf by the undersigned thereunto duly authorized, in the City of New York and State of New York on the 24 day of June, 2003.

                                        AMERITRANS CAPITAL CORPORATION


                                        By: /s/ GARY C. GRANOFF
                                           -----------------------------------
                                           Gary C. Granoff, President

      As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Know all men by these presents, that each of the undersigned constitutes and appoints Gary C. Granoff as his true and lawful attorney-in-fact and agent, with full power of substitution, for him, and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement or any registration statement relating to the offering to which this registration statement relates that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and any post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in an and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature                                                     Title                                   Date
---------                                                     -----                                   ----
/s/ GARY C. GRANOFF                    President and Chairman of the Board of Directors,         June 24, 2003
----------------------------------     Financial and Accounting Officer
Gary C. Granoff


/s/ ELLEN M. WALKER                    Executive Vice President, General Counsel, and            June 24, 2003
----------------------------------     Director
Ellen M. Walker


/s/ LEE A. FORLENZA                    Senior Vice President and Director                        June 24, 2003
----------------------------------
Lee A. Forlenza


/s/ STEVEN ETRA                        Vice President and Director                               June 24, 2003
----------------------------------
Steven Etra


/s/ PAUL CREDITOR                      Director                                                  June 24, 2003
----------------------------------
Paul Creditor


/s/ ALLEN KAPLAN                       Director                                                  June 24, 2003
----------------------------------
Allen Kaplan


/s/ HOWARD F. SOMMER                   Director                                                  June 24, 2003
----------------------------------
Howard F. Sommer


/s/ JOHN R. LAIRD                      Director                                                  June 24, 2003
----------------------------------
John R. Laird


/s/ WESLEY FINCH                       Director                                                  June 24, 2003
----------------------------------
Wesley Finch

                                 EXHIBIT INDEX

 Exhibit
  Number       Exhibit
  ------       -------

      a.    Certificate of Incorporation(1)

      b.    By-laws(1)

      d.1 Certificate for shares of Participating Preferred Stock, was previously filed.

      d.2   Certificate for warrants, was previously filed.

      d.3 Certificate of Designations for the Participating Preferred Stock, was previously filed.

      d.4   Warrant Agreement.

      d.5   Underwriters' Unit Purchase Option, was previously filed.

      d.6   Certificate for the Units, was previously filed.

      d.7   Certificate for shares of common stock, was previously filed.

      f.1 Form of subordinated debentures issued to the U.S. Small Business Administration ("SBA") by Elk Associates Funding Corporation ("Elk") -- Debenture issued March 26, 1997--principal amount -- $430,000; Maturity Date -- March 1, 2007; Stated Interest Rate -- 7.38%, was previously filed.

      The following debentures are omitted pursuant to Rule 483:

      a. Debenture issued September 22, 1993 -- principal amount -- $1,500,000; Maturity Date -- September 1, 2003; Stated Interest Rate -- 6.12%.

      b. Debenture issued September 22, 1993 -- principal amount -- $2,220,000; Maturity Date -- September 1, 2003; Stated Interest Rate -- 6.12%.

      c. Debenture issued September 28, 1994 -- principal amount -- $2,690,000; Maturity Date -- September 1, 2004; Stated Interest Rate -- 8.20%.

      d. Debenture issued December 14, 1995 -- principal amount -- $1,020,000; Maturity Date -- December 1, 2005; Stated Interest Rate -- 6.54%.

      e. Debenture issued June 26, 1996 -- principal amount -- $1,020,000; Maturity Date -- June 1, 2006; Stated Interest Rate --7.71%.

      f.2 Security Agreement between Elk and the SBA, dated September 9, 1993, was previously filed.

      f.3 Custodian Agreement, Intercreditor Agreement and amendments thereto -- See Exhibits j.1, k.2, k.3, and k.4, below.

      h.1   Underwriting Agreement dated April 18, 2002, was previously filed.

      h.2   Agreement among Underwriters dated April 18, 2003.

      h.3 Selected Dealer Agreement dated April 18, 2003, was previously filed.

      i.1   1999 Employee Stock Option Plan(2)

      i.2   Non-Employee Director Stock Option Plan, was previously filed.

      j.1 Custodian Agreement among Elk; Bank Leumi Trust Company of New York ("Leumi"), Israel Discount Bank of New York ("IDB"), Bank Hapoalim B.M. ("Hapoalim") and Extebank; the SBA, and IDB as Custodian; dated September 9, 1993 (the "Custodian Agreement"), was previously filed.

      k.1   Agreements between Elk and the SBA.

            a.    Agreement dated September 9, 1993, was previously filed.

            b.    Agreement dated February 7, 1997, was previously filed.

      k.2 Intercreditor Agreement among Elk, Leumi, IDB, Hapoalim, Extebank and the SBA, dated September 9,1993 (the "Intercreditor Agreement"), was previously filed.

      k.3   Amendments to the Custodian and Intercreditor Agreements.

            a. Amendment removing Hapoalim and Extebank and adding European American Bank ("EAB"), dated September 28, 1994, was previously filed.

            b.    Form of Amendment adding bank:

                  i. Amendment adding United Mizrahi Bank and Trust Company ("UMB"), dated June ___, 1995, was previously filed.

                  ii. Amendment adding Sterling National Bank and Trust Company of New York ("Sterling"), dated April ____, 1996 -- omitted pursuant to Rule 483.

      k.4 Bank Intercreditor Agreement among Elk, Leumi, IDB, Hapoalim and Extebank, dated September 9,1993 (the "Bank Intercreditor Agreement"), was previously filed.

      k.5   Amendments to the Bank Intercreditor Agreement.

            a. Amendment removing Hapoalim and Extebank and adding European American Bank ("EAB"), dated September 28, 1994, was previously filed.

            b.    Form of Amendment adding bank:

                  i. Amendment adding UMB, dated June ___, 1995, was previously filed.

                  ii. Amendment adding Sterling, dated April ___, 1996 -- omitted pursuant to Rule 483.

      k.6 Letter Agreement renewing line of credit for Elk with IDB Bank dated April 30, 2003.(4)

      k.7 Promissory Note dated March 3, 2003 between Elk and Bank Leumi and Letter Agreement dated March 11, 2003 between aforementioned parties.(4)

      k.8 Master Note dated October 4, 1999 between Ameritrans and European American Bank.(3)

      k.9 Form of indemnity agreement between Ameritrans and each of its directors and officers.(1)

      k.10 Amended and Restated Employment Agreement dated as of December 31, 2002 between Ameritrans and Gary Granoff.(5)

      k.11 Amended and Restated Consulting Agreement dated as of December 31, 2002 between Ameritrans and Gary Granoff.(5)

      k.12 Amended and Restated Employment Agreement dated as of December 31, 2002 between Ameritrans and Lee Forlenza.

      k.13 Employment Agreement dated as of October 1, 2001 between Ameritrans and Ellen Walker.(7)

      k.14 Employment Agreement dated as of January 1, 2002 between Ameritrans and Silvia Mullens.(6)

      k.15 Employment Agreement dated as of January 1, 2002 between Ameritrans and Margaret Chance.(6)

      k.16 Line of Credit Agreement dated January 3, 2002 between Elk Associates Funding Corporation and Citibank, N.A. was previously filed.

      l.    Opinion and consent of Stursberg & Veith.*

      n.1   Consent of Marcum & Kliegman LLP.

      r. Power of attorney authorizing Gary C. Granoff to execute and file Registration Statement and amendments -- see signature page of Registration Statement.

--------------
*     To be filed by amendment.

(1) Incorporated by reference from the Registrant's Registration Statement on Form N-14 (File No. 333-63951), initially filed September 22, 1998.

(2) Incorporated by reference from the first amendment to the Registrant's Registration Statement on Form N-14 (File No. 333-63951), filed October 20, 1999.

(3) Incorporated by reference from the Registrant's 10-Q (File No. 811-08847) filed February 14, 2001.

(4) Incorporated by reference from the Registrant's 10-Q (File No. 811-08847) filed May 15, 2003.

(5) Incorporated by reference from the Registrant's 10-Q (File No. 811-08847) filed February 14, 2003.

(6) Incorporated by reference from the Registrant's 10-Q (File No. 811-08847) filed February 14, 2002.

(7) Incorporated by reference from the Registrant's 10-Q (File No. 811-08847) filed November 14, 2001.


                                      C-8